UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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Securities Exchange Act of 1934
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Etsy

Notice of 2023 Annual Meeting of Stockholders & Proxy Statement

Etsy’s Mission is to
Keep Commerce Human
Our mission to “Keep Commerce Human” is rooted in our belief that, although automation and commoditization are parts of modern life, human creativity cannot be automated, and human connection cannot be commoditized. We believe consumers are demanding more of the businesses they support and companies that build win-win solutions that are good for people, the planet, and profit will be best positioned to succeed. We are committed to growing sustainably by aligning our mission and business strategy to help create economic impact through entrepreneurship.

Leading with our Guiding Principles

We commit to our craft. Our work has the power to change lives. That’s why we strive to learn continuously and excel at what we do.	We embrace differences. Diverse teams are stronger, and inclusive cultures are more resilient. When we seek out different perspectives, we make better decisions and build better products.

We dig deeper. The best solutions to meaningful challenges are rarely easy or obvious. We stay curious, balance our intuition with insights, and decide with confidence.
We lead with optimism.
We believe in our mission, and we believe in each other. We see the world as it is, set ambitious goals, and inspire one another with generosity of spirit. Together, we reimagine what is possible.

We minimize waste. Time, resources, and energy are precious, so we focus only on what will have the greatest impact.

A Letter From Our Chair of the Board

“In 2022, Etsy maintained nearly all our gains from the enormous growth seen in the prior two years and delivered strong profitability in an uncertain time. We are proud to continue to create growth for our global sellers and engage our buyers, all while caring for our people, communities, and the planet.”

Dear Stockholders,
On behalf of the Etsy Board of Directors and the entire Etsy team, we are extremely proud of our team’s ability to dramatically improve the Etsy customer experience over the course of the year. Despite significant macroeconomic headwinds, we maintained the vast majority of our pandemic gains and delivered double digit revenue growth and excellent profitability for the year. We believe our strong and steady performance proves the relevancy of our “Right to Win” strategy, the focus and investment discipline of our teams, and the resiliency of our business model. Etsy truly stands for something different.
We believe the continued strength of our 2022 performance reflects that we have something truly special to offer the world – a unique ability to meet rapidly changing buyer needs in a way no one else can. Our core mission to “Keep Commerce Human'' is the foundation for all that we do. You can see it reflected in our business model, which helps drive economic empowerment for creative micro-entrepreneurs, as well as in our fully integrated financial and ESG reporting. We continue to lead by example to show that being a good corporate citizen and a successful business go hand in hand.
We also believe that Etsy’s performance is a result of the tremendous leadership of our Chief Executive Officer, Josh Silverman, and the performance-based culture he and his leadership team have created, which has driven strong levels of growth, profitability, and accountability for Etsy since he took the helm six years ago. As Etsy has grown and evolved, we have experienced some changes to our Executive Team, and we couldn’t be prouder that today’s leadership team is a combination of those who have been with Etsy for five years or more, some elevated through thoughtful talent development and succession planning, and world-class talent attracted to our track record of success and long-term growth potential. I’m also extremely proud of the way that we have nimbly transitioned proven executives to key roles that support our “House of Brands” strategy, and that our core Etsy talent retention and employee engagement scores continue to surpass our industry benchmark. We believe we have become an “employer of choice” given our performance, our culture and our strong track record of creating an equitable work environment. These proof points give me tremendous conviction that Etsy is built to last.
Following our 2022 Annual Meeting of Stockholders, as part of our off-season stockholder engagement efforts, Etsy’s leadership team reached out to engage with stockholders representing approximately 45% of our outstanding common stock on governance and executive compensation related matters, and held discussions with all of the stockholders who wanted to meet, representing approximately 30% of our outstanding shares of common stock. Feedback from these meetings continued to be extremely supportive of our plans originally put in place in 2021 to retain our CEO and align his compensation with the interests of our long-term stockholders. These discussions, and the thoughtful feedback from our stockholders, also helped inform the continued evolution of our executive compensation program and overall corporate governance, including more performance-based compensation and enhanced transparency on our risk oversight practices and other topics. We also have continued to receive positive feedback about our approaches and disclosures regarding human capital management, environmental initiatives, and other growth-driving impact strategies.
We continue to be mindful in our approach to governance. In this Proxy Statement, we describe Etsy’s corporate governance policies and practices that foster our Board’s oversight of our business strategies and initiatives. As we've shared previously, we believe that effective corporate governance does not call for a one-size-fits all approach. In early 2022, we adopted stock ownership guidelines for our directors and executive leadership, and in late 2022, we adopted proxy access bylaws. We carefully consider our governance practices and tailor them to our business to promote the long-term interest of Etsy's stockholders.
The Etsy Board will continue to work closely with Etsy leadership to ensure we meet our commitments to a broad range of stakeholders, including our employees, our buyers and sellers, our global communities, and you, our stockholders. We appreciate your investment in Etsy, and thank you for the trust you have placed in us.
Sincerely,
Fred Wilson,
Chair of the Board

2023 Proxy Statement	3

A Letter From Our Chief Executive Officer

“Our aspiration is to make Etsy a starting point for your e-commerce journey. In our quest to achieve this, we’ll remain hyper-focused on doing something different enough…that is better enough…and matters often enough to win sustained customer loyalty.”

Dear Stockholders,
We are incredibly proud of Etsy's 2022 performance. We delivered consolidated gross merchandise sales, or GMS, of $13.3 billion; just up slightly year-over-year on a currency neutral basis. GMS for the Etsy standalone marketplace was $11.8 billion, meaning that despite enormous geopolitical, reopening, and macroeconomic headwinds, we retained nearly all of the gains achieved during the pandemic - a time when Etsy served the world in ways that often astounded even ourselves. Consolidated revenue grew about 10%, and adjusted EBITDA margin remained very strong. We hope you agree that 2022's results are impressive, particularly following our outstanding performance during 2020 and 2021.
Our investments in our core Etsy marketplace have really paid off. We have nearly twice as many active buyers on Etsy as we did in 2019, shoppers are coming to us more frequently and spending more with Etsy, and we're continuing to build the Etsy habit. In addition to earning our place in buyers' hearts, we believe we have also deepened our relationship with Etsy sellers. We continue to invest in their success - and, as a result, we've seen seller cohorts retain much of the gains achieved during the pandemic, even as the world reopened and e-commerce headwinds increased. Etsy's mission is to "Keep Commerce Human," and we believe these past two years have shown that the customer needs we meet are both powerful and enduring - and that Etsy offers something different.
In addition to maintaining the vast majority of our pandemic gains - we did, in fact, grow in some very important ways last year. Here are just a few examples:
•Strategies to introduce more buyers who identify as men to the joys of Etsy resulted in 22 million male active buyers at year-end, up 124% since 2019 - to reach our highest level yet.
•We reactivated 24 million buyers who lapsed over the prior 12 months - the most buyers we've ever reactivated in one year!
•Germany was a standout performer for Etsy in 2022, with GMS increasing at a healthy double-digit growth rate, ending the year over four times larger than in 2019. That's pretty remarkable, especially given macroeconomic conditions in that region of the world.
•We made real progress in our newest core market - India - growing to over 120 thousand sellers with approximately 5 million listings, over 30% of which, thanks to our investments in local payments options, are now available to local buyers. We're making important strides as we methodically build the foundation for a vibrant two-sided marketplace.
We believe that these metrics are indicative of just how early we are in expanding our share of wallet in our estimated $2 trillion total available market opportunity — and our mission to bring the world a true alternative to commoditized shopping. We know that for almost every purchase occasion the Etsy marketplace has something delightful to offer.
From a top-line perspective, we are now nearly three times the size we were pre-pandemic, and we’ve been careful about how we've grown our cost structure, with an eye towards investing in the fewest, most important areas we believe will sustain and continue to grow the business - visible in our profitable growth and strong free cash flow during what was undoubtedly a challenging year for e-commerce at large, as well as for Etsy. I'm truly proud of our performance - and importantly, while we don't have a crystal ball, it's this sustained performance that gives us the conviction to believe that our discipline, focus, and the size of our market opportunity sets us up well no matter what business conditions lie ahead.

4	Etsy

While times remain uncertain, our ambition is steadfast and bold. Etsy’s “Right to Win” strategy remains robust and relevant, and we have deep conviction in our ability to compete by strategically differentiating our value proposition, focusing on our sellers’ unique items, best-in-class search and discovery, human connections and a trusted brand. In 2023, we’ll be focused on welcoming new buyers to the joy of Etsy, deepening buyer curiosity and engagement, instilling trust when transacting with us, and remaining the platform creative entrepreneurs love to sell on. You’ll also see us continuing to create an efficient corporate infrastructure that powers sustainable growth for all four of our marketplaces, as well as fostering an environment of career growth, community and equity for our employees globally.
I am pleased to invite you to attend Etsy, Inc.’s 2023 Annual Meeting of Stockholders to be held on Wednesday, June 14, 2023 at 9:00 a.m., Eastern Time. We will hold our Annual Meeting as a virtual meeting conducted exclusively online via live webcast, as we have done since 2017. Your vote is very important. Whether you plan to participate in our Annual Meeting or not, please be sure to vote. Voting instructions can be found on page 86 of the proxy statement.
In closing, I want to express a heartfelt thank you to our team for their passion, creativity, and conviction. On behalf of Etsy's Board and Executive Team, thank you, our stockholders, for your ongoing support of and continued ownership of Etsy. We will endeavor to keep delivering strong results as we keep commerce human.
Onwards,
Josh Silverman
President, CEO & Director

2023 Proxy Statement	5

Notice of 2023 Annual Meeting of Stockholders

Date and Time June 14, 2023 9:00 a.m. Eastern Time	Place www.virtualshareholdermeeting.com/ETSY2023	Record Date April 17, 2023
Meeting Agenda:

1			2			3
	Elect M. Michele Burns, Josh Silverman, and Fred Wilson as Class II directors to serve until our 2026 Annual Meeting of Stockholders and until their respective successors have been elected and qualified or until they resign, die, or are removed from our Board of Directors (our "Board")			Consider an advisory vote to approve named executive officer compensation			Consider an advisory vote on the frequency of future advisory votes to approve named executive officer compensation

	FOR each nominee	Page 15		FOR	Page 41		FOR	Page 75

4			5
	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023			Consider a stockholder proposal requesting a third-party report on the effectiveness of our efforts to prevent harassment and discrimination, if properly presented

	FOR	Page 75		AGAINST	Page 78
Stockholders will also transact any other business that may properly come before our 2023 Annual Meeting.
Your vote is important. Whether or not you plan to attend our Annual Meeting, we encourage you to read the accompanying proxy statement and to submit your proxy or voting instructions as soon as possible. Even if you have voted by proxy, you may still vote during our Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank, trustee, or nominee and you wish to vote during our Annual Meeting, you must follow the instructions from such broker, bank, trustee, or nominee.
Colin Stretch
Chief Legal Officer and Corporate Secretary
April 25, 2023

Internet www.proxyvote.com	Telephone 1 (800) 690-6903	Mail Sign, date and mail the proxy card (if you received one by mail)	Smartphone or Tablet Scan this QR code
Important Notice Regarding the Availability of Proxy Materials for the 2023 Annual Meeting of Stockholders to be Held on June 14, 2023: The proxy statement and the annual report to stockholders are available at http://www.proxyvote.com. We mailed a Notice of Internet Availability to our stockholders (other than those who previously requested paper copies) on or about April 25, 2023.

6	Etsy

2023 Proxy Statement	7

Proxy Statement Summary
This summary highlights the financial, compensation, and corporate governance information described in more detail elsewhere in this proxy statement. This summary does not contain all the information that you should consider, and we encourage you to read the entire proxy statement before voting. Unless the context otherwise requires, we use the terms "Etsy," the "Company," "we," "us," and "our" in this proxy statement to refer to Etsy, Inc. and, where appropriate, our consolidated subsidiaries.
About Etsy
Etsy operates two-sided online marketplaces that connect millions of passionate and creative buyers and sellers around the world. These marketplaces - which collectively create a “House of Brands" - share common levers for growth, similar business models, and a strong commitment to use business and technology to strengthen communities and empower people.
Our primary marketplace, Etsy.com, is the global destination for unique and creative goods made by independent sellers. The Etsy marketplace connects creative artisans and entrepreneurs with thoughtful consumers looking for items that are a joyful expression of their taste and values. Our sellers are the heart and soul of Etsy, and our technology platform allows our sellers to turn their creative passions into economic opportunity. We have a seller-aligned business model: we make money when our sellers make money. We offer Etsy.com sellers a marketplace with tens of millions of buyers along with a range of seller tools and services that are specifically designed to help our creative entrepreneurs generate more sales and scale their businesses.
In addition to our core Etsy marketplace, our “House of Brands” consists of Reverb Holdings, Inc. (“Reverb”), our musical instrument marketplace acquired in 2019, Depop Limited (“Depop”), our fashion resale marketplace, and Elo7 Serviços de Informática S.A. (“Elo7”), our Brazil-based marketplace for handmade and unique items. We acquired both Depop and Elo7 in July 2021. Our marketplaces primarily operate independently, although some of our key operational functions such as finance, legal, and human resources, for example, support all four marketplaces to some extent.
Our Strategy
As illustrated below, our strategy is focused around:
•Building a sustainable competitive advantage - our “Right to Win;"
•Growing the Etsy marketplace in our seven core geographies; and
•Leveraging our marketplace playbook across our "House of Brands."
Our "Right to Win" is centered on four key elements that we believe make Etsy.com a better place to shop and sell and, which, in turn, will bring more buyers, lead to increased frequency and size of purchases, and build trust in the Etsy marketplace. We believe that when executed effectively, these elements can create a multiplier effect that will drive future growth.
While we have sellers and buyers around the world, we define our seven core geographies as locations that represent our most attractive gross merchandise sales ("GMS") opportunities, where we currently have or believe we can create a vibrant two-sided marketplace, or where we’re making strategic investments in domestic growth.
The final element of our strategy is to leverage our marketplace playbook across our "House of Brands": Etsy, Reverb, Depop, and Elo7. Each of these marketplaces stands for creativity, community, and “special” and shares common commitments to operate in a way that makes a positive impact on the world. Our goal is that all four marketplaces benefit from shared expertise in product, marketing, technology, and customer support, and that the sum of the whole, over time, will equal more than its individual parts.

8	Etsy

2022 Consolidated Financial Highlights
Our strategy is the foundation of our operational success, which enabled us to achieve the following financial results in 2022:
•Despite strong reopening headwinds as the COVID-19 pandemic eased beginning in February 2022 and consumer mobility significantly increased, the Etsy marketplace maintained the vast majority of gains achieved during the pandemic (with 2022 GMS equal to 96% of 2021 GMS and up 148% from 2019) and consolidated GMS held relatively steady at $13.3 billion, down 1.3% year-over-year from $13.5 billion in 2021.
•Revenue increased by 10.2% year-over-year to a total of $2.6 billion, up from $2.3 billion in 2021, led by Marketplace revenue growth of 9.5%. We increased our Etsy marketplace transaction fee to enable us to continue to invest in our sellers' growth in areas such as marketing, customer support, and keeping the marketplace safe.
•Net (loss) income decreased 240.7% year-over-year to $(694.3) million, down from $493.5 million in 2021, primarily driven by a $1.0 billion charge for the full impairment of the goodwill of Depop and Elo7. Net (loss) margin (i.e., net (loss) income divided by revenue) was (27)%, compared to 21% in 2021.
•Non-GAAP adjusted EBITDA was flat year-over-year at $716.9 million, compared to $716.6 million in 2021. Non-GAAP adjusted EBITDA margin (i.e., non-GAAP adjusted EBITDA divided by revenue) was 28%, compared to 31% in 2021. See “Non-GAAP Financial Measures” in this proxy statement for more information regarding our use of adjusted EBITDA and adjusted EBITDA margin and a reconciliation of adjusted EBITDA to net (loss) income, the most directly comparable GAAP financial measure.
The following graphics illustrate our GMS and revenue growth since 2019:
GMS

$5.0B
36%
64%
$10.3B
36%
64%
$13.5B
42%
58%
$13.3B
44%
56%
2019
2020
2021
2022
U.S. Domestic GMS
GMS ex-U.S. Domestic

GMS grew 268% from 2019 to 2022
Revenue
Revenue grew 214% from 2019 to 2022
We are a global company, and our vibrant "House of Brands" community includes people buying and selling in nearly every country in the world. In 2022, 44% of our consolidated GMS was generated when a seller or buyer, or both, were located outside of the United States. Further, approximately 67% of our 2022 consolidated GMS came from purchases made on mobile devices.
Despite significant macroeconomic headwinds, we maintained the vast majority of our pandemic gains, and delivered double digit revenue growth and excellent adjusted EBITDA margin during 2022. Additionally, our marketplaces continued to thrive. Collectively, the Etsy, Reverb, Depop, and Elo7 marketplaces connected a total of 7.5 million active sellers to 95.1 million active buyers as of December 31, 2022.
We are nearly three times the size we were pre-pandemic, and we've been careful about how we've grown our cost basis to catch up with the size of the business, which is visible in our sustained profitable growth and strong free cash flow. Looking forward, we continue to value the agility and resilience of our team and our marketplaces, which we believe have served us well and have enabled us to lean into critical growth investments while also protecting our margins.
For more information on our strategy and our consolidated financial results, please see our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (our "Form 10-K").

2023 Proxy Statement	9

2022 Business Highlights
Select highlights from our Etsy marketplace 2022 product development initiatives aligned with our 'Right to Win' strategy appear in the following table:

Best-in-Class Search and Discovery	X	Human Connections	X	A Trusted Brand

•Enhanced personalization utilizing multiple search engines
•Rolled out search improvements to non-U.S. markets
•Introduced new Visual Discovery experiences, including our Explore feature
•Launched Etsy image search
		•Continued improvement of messaging between buyers and sellers •Continued to expand use of seller and buyer videos on Etsy.com		•Launched Etsy Purchase Protection •Improved delivery transparency in non-U.S. markets •Stepped-up Handmade Policy enforcement •Improved clarity for returns

Our Sellers’ Collection of Unique Items

•Deepened usage of new Star Seller badging program •Fully launched new Etsy Seller App to all sellers

Additionally, we continued to optimize spending across our Etsy.com marketing channels, focusing on driving top-of-mind awareness and new buyer acquisition, increasing purchase frequency of existing buyers, and reactivating lapsed buyers. You can read more about the investments in our business in our Form 10-K.
Commitment to Transparency and Accountability
We apply similar focus, discipline, and accountability to our ESG reporting metrics as we do our financial metrics, and we believe that together they make us stronger and more resilient. We recently reported on our Impact goals, strategy and 2022 progress as part of our Form 10-K. We expect to continue to use our required filings with the U.S. Securities and Exchange Commission ("SEC"), as well as our Investor Relations website and our Etsy News blog, as our primary communications channels for information relating to our Impact strategy and progress. Additionally, Etsy continues to report our Impact metrics using the Sustainability Accounting Standards Board (“SASB”) and Task Force on Climate-Related Financial Disclosures (“TCFD”) frameworks. We also publish our Equal Employment Opportunity ("EEO-1") report on our Investor Relations website. We have included some of our Impact highlights on the following pages. For more information on our Impact goals, strategy, and progress, as well as our SASB and TCFD reporting, please see our Investor Relations website and our Form 10-K at pages 21-43.

10	Etsy

Our Impact Goals, Strategy, and Progress
We apply similar focus, discipline, and accountability to our environmental, social, and governance ("ESG") reporting metrics as we do to our financial metrics, and we use our SEC filings, as well as our Investor Relations website and our Etsy News blog, as our primary communications channels for information relating to our Impact strategy and progress.
We are committed to growing sustainably by aligning our mission and business strategy to help create economic impact through entrepreneurship and, therefore, create value for all our stakeholders. In 2022, Etsy.com sellers contributed almost $13.5 billion to the U.S. economy1 by harnessing their creativity and bringing unique products to market. Etsy.com sellers created the equivalent of nearly 3.4 million jobs in the independent worker economy1, enough jobs to employ all of the city of Chicago (population 2.7 million) and more, and generated $3.6 billion in income1. Additionally, to support our Impact strategy, in 2022, we created a $30 million Impact investment fund.
The following chart lists some of our other Impact highlights in 2022:

ENVIRONMENTAL	SOCIAL	GOVERNANCE

We have an ambitious Net Zero goal and, in 2022, became one of the first few hundred companies globally to have our Net Zero goal approved by the Science-Based Targets Initiative under their new Net-Zero Standard.
While we work toward long-term reductions in line with our goal, we are taking immediate action to address our environmental impact through our commitment to carbon neutrality. We consider our Net Zero efforts to be separate, but complementary to our carbon neutral work and expect to phase down our investments in offsets as we meet our Net Zero targets. Since 2019, we have offset 100% of Etsy.com and Reverb’s Scope 1, 2 and 3 emissions. For 2022, we offset 100% of Etsy.com, Reverb and Depop’s Scope 1, 2 and 3 emissions.
For 2022, we sourced renewable energy for 100% of the electricity used to power Depop's offices and employees working from home, in addition to Etsy.com and Reverb's offices and employees working from home, as well as Etsy.com's computing load in Google Cloud, which we have sourced renewable energy for since 2020.

We made progress on the goal we set in 2018 to double the percentage of Black, Latinx, and Native American employees at Etsy.com by year end 2023. In 2022, Black, Latinx and Native American people constituted 23.9% of U.S. Etsy.com hires. As a result, at December 31, 2022, Black, Latinx, and Native American people made up 15.3% of Etsy.com's U.S. workforce, up from 8.6% in 2018 and 12.9% in 2021.
At Etsy.com, we’ve continued our mentorship programs and our employee resource group (“ERG”) program. Our goal is to create a positive and inclusive workplace culture where employees from all backgrounds, ages, and abilities have access to programs that foster a sense of community, contribute to professional development, and amplify diverse voices within the organization. In 2022, Etsy.com grew our ERG program to ten communities by adding a resource group dedicated to Accessibility & Disability.

In 2022, we continued to evolve our corporate governance practices, amending our bylaws to provide that a stockholder, or a group of up to 20 stockholders, owning at least three percent of the voting power of Etsy's outstanding capital stock continuously for at least three years may nominate and include director nominees in Etsy’s annual meeting proxy materials (commonly referred to as a “proxy access bylaw”), subject to certain limitations and requirements specified in our bylaws.
We also strengthened our commitment to diversity on our Board, updating our Policies and Procedures for Director Candidates to require any initial list of director candidates considered by the Nominating and Corporate Governance Committee to include at least two qualified candidates with diversity of race, ethnicity or gender.

1    To calculate these results, Etsy commissioned its fifth economic impact study with ECONorthwest, an independent economic consulting firm, to explore the ways Etsy.com sellers in the United States contribute to the national economic landscape.

2023 Proxy Statement	11

Culture and Engagement
We believe that our action-oriented, values-based, and purpose-driven work culture is a competitive advantage in attracting and retaining top talent. Etsy’s employees work diligently to bring innovative ideas to Etsy to strengthen the experience for sellers and buyers in our marketplaces. We are focused on maximizing our employees’ engagement, which is linked with high performance, retention, innovation, and growth.
As Etsy has grown, we have leaned on our Guiding Principle of "embracing differences." We have continued our commitment to creating safe-space communities through our Employee Resource Groups, made improvements to increase employee accessibility and disability inclusion, and refreshed our competency matrices and our performance enablement programs to enable equity.
In 2022, we took to heart that diverse teams thrive with inclusive leadership, benefits, and policies. We believe that diverse and inclusive teams build more creative and innovative solutions that strengthen our business and reinforce our values. We are committed to building a workplace where people of all backgrounds and walks of life can thrive. Additionally, the sustainability of our working environment and employee well-being also remained a key priority.
As a result, we have continued to support our hybrid working mode, as we believe a hybrid approach to work is the best fit for our business, culture, and team. We offer paid family leave policies, as well as periodic company-wide “rest and recharge” days to supplement Etsy's generous paid time off policies. Etsy’s employees also took advantage of regular Focus Days, full days where non-critical meetings are canceled and we focus on digging deep into individual work. Etsy also continues to offer mental health days to our employees as part of our overall approach to well-being.
We are also focused on maximizing employee engagement and committed to best practices in diversity, equity, and inclusion. We believe that our employees have chosen to work at Etsy because they believe in our action-oriented, values-based, and purpose-driven work culture. In 2022, we conducted an engagement survey of all Etsy.com and Reverb global employees. Of all employees surveyed across Etsy.com and Reverb, 87% submitted a response. 77% of Etsy.com respondents and 75% of Reverb respondents reported favorable employee engagement.
Diversity, Equity, and Inclusion
Diversity, equity, and inclusion are core to Etsy’s culture. We are committed to building a workplace where people of all backgrounds and walks of life can thrive. In 2022, we made progress on the goal we set in 2018 to double the percentage of Black, Latinx, and Native American (collectively called “underrepresented communities”) employees at Etsy.com by year end 2023. Etsy also set a new inclusion goal in 2023 — to score an 80 or higher on Disability: IN's Disability Equality Index. Additionally, Etsy formalized the Executive Diversity Council, bringing together senior stakeholders in order to support current and future DEI efforts and embed inclusive practices throughout Etsy.com, and holding leaders accountable for results.
We have voluntarily undertaken biennial third-party pay equity studies since 2018. The purpose of these analyses was to look at pay across jobs and levels to ensure our practices are fair and consistent and that compensation is not influenced by gender, or race/ethnicity. Our 2022 Pay Equity analysis found no unexplained pay gaps adverse to women or employees from other marginalized genders, or non-white employees. Additionally, there were no unexplained pay gaps based on intersectionality (i.e., based on the combination of gender and race/ethnicity). We plan to continue to comprehensively audit pay equity biennially with an external consultant, and conduct internal reviews several times a year in conjunction with events such as rating and promotion decisions and market adjustments.
Beyond our own employees, we are also striving to create an equitable and sustainable supply chain that supports our “House of Brands” while reducing our carbon footprint, supporting diverse businesses and bringing new economic opportunities to our suppliers and their employees. We began the crucial work of improving our end-to-end supplier management infrastructure in 2022 – adding people and centralizing processes; evolving our policies and processes to enable scale and efficiency; and introducing new technology. In 2023, we plan to continue these efforts and lay the foundation to launch Etsy’s first ever “House of Brands” Supplier Diversity Program.
For more information on our focus on diversity, equity, and inclusion, please see our Form 10-K at pages 27-32, along with our workforce metrics at pages 33-34.

12	Etsy

Executive Team

We believe that we have built a highly qualified and effective Executive Team.

Each person brings fresh perspectives and deep expertise to their particular roles. Additionally, we’re proud that half of our Executive Team identify as women. Our Executive Team consists of:

•Josh Silverman, President and Chief Executive Officer, leading Etsy as it builds platforms that empowers creative entrepreneurs around the world
•Rachel Glaser, Chief Financial Officer, leading Etsy's enterprise-wide global finance operations
•Nicholas Daniel, Chief Product Officer, leading Etsy marketplace product development efforts worldwide and building shopping experiences across platforms
•Rachana Kumar, Chief Technology Officer, leading Etsy marketplace engineering teams with a focus on leveraging technology to create economic empowerment opportunities

•Raina Moskowitz, Chief Operating Officer, leading Etsy marketplace strategy and operations, payments, fulfillment, member services, trust and safety, and impact teams
•Ryan Scott, Chief Marketing Officer, leading Etsy marketplace digital marketing, advertising, communications, brand, market research, and international growth initiatives
•Kim Seymour, Chief Human Resources Officer, leading our "House of Brands" human resources and workplace teams
•Colin Stretch, Chief Legal Officer and Corporate Secretary, overseeing our "House of Brands" legal, policy, compliance, and advocacy teams

2023 Proxy Statement	13

Voting Roadmap

Proposal 1 Election of Directors
At the Annual Meeting, three Class Il directors are standing for election, each for a three-year term. Our Board has nominated M. Michele Burns, Josh Silverman, and Fred Wilson for election as Class Il directors at the Annual Meeting.
▶ See page 15

Our Board recommends a vote FOR each nominee for Director.

Proposal 2 Advisory Vote on Named Executive Officer Compensation
This proposal, commonly referred to as the “say-on-pay” vote, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and our executive compensation philosophy, objectives, and program, as described in this proxy statement.
▶ See page 41

Our Board recommends a vote FOR this proposal.

Proposal 3 Advisory Vote on the Frequency of Future Advisory Votes on Named Executive Officer Compensation
This proposal, commonly referred to as the "say-on-pay frequency" vote, gives our stockholders the opportunity to express their views on how often we should hold an advisory vote to approve named executive officer compensation.
▶ See page 75

Our Board recommends a vote to hold advisory votes on executive compensation every "one year."

Proposal 4 Ratification of the Appointment of Independent Registered Public Accounting Firm
Our Audit Committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2023 and recommends that stockholders vote to ratify the appointment. PricewaterhouseCoopers LLP has audited our consolidated financial statements since 2012.
▶ See page 75

Our Board recommends a vote FOR this proposal.

Proposal 5 Advisory Vote on a Stockholder Proposal Requesting a Report on the Effectiveness of our Efforts to Prevent Harassment and Discrimination
This proposal, submitted by Nia Impact Capital, on behalf of Nia Community Foundation, gives our stockholders the opportunity to express their views on whether our Board should commission and publish a third-party report on the effectiveness of our efforts to prevent harassment and discrimination.
▶ See page 78

Our Board recommends a vote AGAINST this proposal.

14	Etsy

Proposal 1
Election of Directors

In accordance with our amended and restated certificate of incorporation, our Board, which currently has nine members, is divided into three staggered classes of directors. Our Board has nominated M. Michele Burns, Josh Silverman, and Fred Wilson for re-election as Class ll directors at the 2023 Annual Meeting, each for a three-year term. Each nominee other than Mr. Silverman is independent and each nominee has consented to serve as director, if elected. We have no reason to believe that any nominee will be unable or unwilling to serve as director. If, however, a nominee is unavailable for election, your proxy authorizes us to vote for a replacement nominee if our Board names one.
Each director is elected by a plurality vote. The three director nominees receiving the highest number of “FOR” votes will be elected. If elected at the Annual Meeting, the nominees will serve until our 2026 Annual Meeting of Stockholders and until their successors have been elected and qualified or until they resign, die, or are removed from our Board. For information about the nominees and each director whose term is continuing after our Annual Meeting, please see the section on “Etsy's Board."

Our Board recommends a vote “FOR” each director nominee named above.

2023 Proxy Statement	15

Etsy's Board
The following table provides summary information about our Board. See pages 17-23 for more information.

C. Andrew Ballard Age: 50 Director Since: 2021 Class: I Committees: Compensation	Jonathan D. Klein Age: 62 Director Since: 2011 Class: I Committees: Compensation	Margaret M. Smyth Age: 59 Director Since: 2016 Class: I Committees: Audit (Chair)

M. Michele Burns Age: 65 Director Since: 2014 Class: II Committees: Audit, Nominating and Corporate Governance	Josh Silverman President and Chief Executive Officer Age: 54 Director Since: 2016 Class: II	Fred Wilson (Chair) Age: 61 Director Since: 2007 Class: II Committees: Audit, Nominating and Corporate Governance (Chair)

Marla Blow Age: 52 Director Since: 2021 Class: III Committees: Audit	Gary S. Briggs Age: 60 Director Since: 2018 Class: III Committees: Compensation	Melissa Reiff Age: 68 Director Since: 2015 Class: III Committees: Compensation (Chair)

16	Etsy

Director Skills and Experience Matrix
Since 2022, Etsy has requested that each of our directors provide a more detailed skills and experience self-assessment which allows for more robust disclosure of that information. All of our directors bring experience in senior leadership roles and corporate governance experience to our boardroom. The following chart summarizes other areas important to the oversight of Etsy's business where our directors have substantial knowledge and experience.

	Josh Silverman	Andrew Ballard	Marla Blow	Gary Briggs	Michele Burns	Jonathan Klein	Melissa Reiff	Margaret Smyth	Fred Wilson
Technology, e-commerce and digital media
Brand strategy, marketing, or merchandising
Global commerce or international business
Human resources or talent
Impact/ESG
Strategic transactions
Payments processing
Finance, accounting, or financial reporting
Risk management
Information security/cybersecurity
Data analytics
Other current public company board service

2023 Proxy Statement	17

Diverse Representation and Perspective

Director Independence	Gender	LGBTQ+

Tenure	Race/Ethnicity	Disability

More than half of Etsy's Board self-identified with diverse attributes, and two-thirds of our Board Committee Chairs identify as women. These attributes were self-disclosed by our directors through an optional diversity question included in our director questionnaire. The survey captured Board members' identity or affiliation including within the following categories:

Board Diversity Matrix (As of April 25, 2023)
Total Number of Directors	9
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	4	5	0	0
Part II: Demographic Background
African American or Black	1	1	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	0	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	3	4	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	2
Disabled	1
Did Not Disclose Demographic Background	0
The above Board Diversity Matrix is presented under Nasdaq's Board Diversity Rule using categories required by stock exchange rules.

18	Etsy

Director Nominees and
Continuing Directors
Nominees for Election to a Three-Year Term Expiring at the 2026 Annual Meeting of Stockholders

Professional Experience
•Advisory Board, Stanford Center on Longevity at Stanford University since October 2019, having served as the Center Fellow and Strategic Advisor from 2012 to October 2019
•Chief Executive Officer, Retirement Policy Center sponsored by Marsh & McLennan Companies, Inc. from 2011 to 2014
•Chairman and Chief Executive Officer, Mercer LLC, a human resources consulting firm, from 2006 to 2011, and Chief Financial Officer in 2006
•Prior to that: Chief Financial Officer at Delta Air Lines, Inc. and various positions at Arthur Andersen, serving ultimately as the Senior Partner, Southern Region Federal Tax Practice
Other Public Company Directorships
•Cisco Systems, Inc. (since 2003)
•Goldman Sachs Group, Inc. (since 2011)
•Anheuser-Busch InBev SA (since 2016)
•Alexion Pharmaceuticals, Inc. (2014 to May 2018)
•Wal-Mart Stores, Inc. (2003 to 2013)
Key Qualifications
M. Michele Burns should serve as a member of our Board due to her expertise in corporate finance, accounting, governance, and strategy. She also brings expertise in global and operational management, including a background in organizational leadership and human resources, and experience as a public company CFO and director.

M. Michele Burns INDEPENDENT Age: 65 Director since: 2014

Professional Experience
•President and Chief Executive Officer, Etsy since May 2017
•Senior Operating Advisor, Hellman & Friedman, a private equity firm, in 2017
•Executive in Residence at Greylock Partners, a venture capital firm, in 2016
•President of Consumer Products and Services, American Express Company from 2011 to 2015
•Prior to that: CEO of Skype from 2008 to 2010; CEO of Shopping.com, an eBay company, from 2006 to 2008, and prior to that various executive roles at eBay
•Co-Founder and Chief Executive Officer of Evite, Inc. from 1998 to its sale in 2001
Other Public Company Directorships
•Shake Shack Inc. (since 2016)
Key Qualifications
Josh Silverman should serve as a member of our Board due to his deep familiarity with our business through his tenure as CEO, and his significant executive, operational, strategic, payments, data, and marketing experience. He also brings expertise in scaling and leading online marketplaces and technology companies.

Josh Silverman Age: 54 Director since: 2016

2023 Proxy Statement	19

Professional Experience
•Founder and Partner, Union Square Ventures, a venture capital firm, since 2003
•Chair of the Board of Etsy since May 2017, having served as our Lead Independent Director since 2014
•Prior to that: Venture capitalist for over 30 years
Other Public Company Directorships
•Coinbase Global, Inc. (since January 2017; publicly traded since April 2021)
Other Information
•Director of various private companies in connection with his role at Union Square Ventures and in a personal capacity
Key Qualifications
Fred Wilson should serve as a member of our Board due to his extensive experience with technology and social media companies and his deep understanding of our business and operations through his tenure on our Board and as one of our early investors. Fred has significant experience in corporate governance, technology company strategy, and scaling businesses in growth. He is also a well-known thought leader on technology, venture capital, and management matters.

Fred Wilson INDEPENDENT Age: 61 Director since: 2007

Directors Continuing in Office

Professional Experience
•Chief Executive Officer and Co-Founder of Wiser Solutions, Inc., a software and data company focused on brands and retailers, since 2012
•Founder and Managing Partner of Figtree Partners, an investment firm focused on software and technology, since 2012
•Senior Advisor at Hellman & Friedman LLC, a private equity firm, from 2012 to 2019, and Managing Director, from 2006 to 2012
•Prior to that: various positions at Bain Capital, LLC and Bain & Company, Inc.
Other Public Company Directorships
•Domino’s Pizza, Inc. (since 2015)
Other Information
•Director of private companies, including CrossFit, Datacor, Inc., and Zignal Labs
Qualifications
C. Andrew Ballard should serve as a member of our Board because of his executive and leadership experience across the technology, marketing, data analytics, media, and finance industries, as well as his strategic business and acquisition experience as a director of, and investor in, businesses in all stages of growth.

C. Andrew Ballard INDEPENDENT Age: 50 Director since: 2021

20	Etsy

Professional Experience
•President and Chief Operating Officer of Skoll Foundation, which invests in and supports social entrepreneurs, where she leads Skoll’s program work, grants, investments, and financial management, since March 2021
•Senior Vice President for Social Impact in North America, Mastercard Center for Inclusive Growth from October 2019 to March 2021
•Founder and Chief Executive Officer, FS Card Inc., a subprime credit card venture, from 2014 to January 2019 (sold to strategic acquirer); and a Partner in Fenway Summer LLC, a consumer finance investment and venture capital firm that incubated FS Card
•Prior to that: Assistant Director, Card and Payments Markets Group, Consumer Financial Protection Bureau, and various positions in the credit card business at Capital One
Other Public Company Directorships
•Care.com (February 2018 to March 2020) (acquired by IAC/InterActive Corp)
•FactorTrust, Inc. (2016 to 2017) (acquired by TransUnion)
Other Information
•Director of Square Financial Services, an independent banking subsidiary of Block Inc., formerly known as Square, Inc. (since March 2021)
Key Qualifications
Marla Blow should serve as a member of our Board because of her significant experience with payments and financial services, her experience as a regulator, and her expertise in platforms that support small business. In addition, she has advocated for creative entrepreneurship as a path to economic empowerment, and brings experience as a purpose-driven leader in both the private and public sectors.

Marla Blow INDEPENDENT Age: 52 Director since: 2021

Professional Experience
•Formerly Chairman of Hawkfish, LLC, a political data and technology-based digital marketing company, from September 2019 to May 2021
•Vice President and Chief Marketing Officer of Facebook, Inc. (now known as Meta Platforms, Inc.), a social media company, from 2013 to November 2018
•Prior to that: Various marketing roles at Google, Inc., eBay Inc., PayPal, Inc., IBM Corp., and PepsiCo
Other Public Company Directorships
•Petco Health & Wellness Co. Inc. (since 2018)
•Afterpay Limited (January 2020 to March 2022) (acquired by Block, Inc., formerly Square, Inc.)
•LifeLock, Inc. (2013 to 2017) (acquired by Symantec Corporation)
Key Qualifications
Gary S. Briggs should serve as a member of our Board because of his significant brand strategy and marketing expertise, as well as his executive and leadership experience at technology and e-commerce companies.

Gary S. Briggs INDEPENDENT Age: 60 Director since: 2018

2023 Proxy Statement	21

Professional Experience
•Co-Founder and member of the board of Getty Images, Inc., a global digital media company, having served as Chief Executive Officer from its inception in 1995 until 2015
•Executive-in-Residence/Catalyst Advisor at General Catalyst, a venture capital firm, since April 2018
Other Public Company Directorships
•Getty Images Holdings Inc. (since January 2022) and its predecessor company Getty Communications (since 1995)
•Jumia Technologies AG (since January 2019)
•Squarespace (since 2010)
Other Information
•Director of several private companies, including Bloom & Wild Limited, Kano Computing Limited, and Kegtails Pty. Ltd.
•Director of a number non-profit organizations, including The Committee to Protect Journalists
Qualifications
Jonathan D. Klein should serve as a member of our Board due to his extensive experience with e-commerce, knowledge of marketplaces and digital media companies, and his experience as both a public company CEO and as a director of a number of public and private companies.

Jonathan D. Klein INDEPENDENT Age: 62 Director since: 2011

Professional Experience
•Chief Executive Officer, The Container Store Group, Inc., a storage and organization specialty retailer, from 2016 until her retirement in February 2021
•President and Chief Operating Officer of The Container Store Group, Inc., from 2013 to 2016, having served as President from 2006 to 2013
Other Public Company Directorships
•The Container Store Group, Inc. (2007 to September 2021)
•Cricut, Inc. (since March 2021)
Key Qualifications
Melissa Reiff should serve as a member of our Board because of her significant operational experience, her expertise in retail, marketing, and merchandising, and her knowledge of executive compensation and talent management. She also brings experience as a CEO and as a director of public companies.

Melissa Reiff INDEPENDENT Age: 68 Director since: 2015

22	Etsy

Professional Experience
•Partner, Global Infrastructure, QIC, a global infrastructure investor focused on ESG-themed investments in transport, energy, and utilities, and social/public/private partnership sectors, since July 2021
•U.S. Chief Financial Officer, National Grid plc, a multinational energy company, from 2014 to June 2021
•Vice President of Finance at ConEdison, Inc., from 2012 to 2014
•Prior to that: Senior Managing Partner at Deloitte & Touche and Arthur Andersen
Other Public Company Directorships
•Frontier Communications Parent, Inc. (since June 2021)
•Remitly Global, Inc. (since May 2021)
•Lilium N.V. (since September 2021)
Investment Company Directorships
•Mutual of America Financial Group (two funds) (since 2005)
Qualifications
Margaret M. Smyth should serve as a member of our Board due to her expertise in public company finance, accounting, strategic planning, and risk management. In addition, she brings significant international experience and leadership through her service as an executive and director of global public companies. Ms. Smyth also has experience in advancing sustainability accounting practices, holds SASB's FSA Credential, and holds a Certificate in Cyber-Risk Oversight from the National Association of Corporate Directors.

Margaret M. Smyth INDEPENDENT Age: 59 Director since: 2016

2023 Proxy Statement	23

Corporate Governance
Key Features of our Corporate Governance

•Independent Board Chair
•Fully independent Board, except our CEO
•100% independent Committee members
•Regular executive sessions of independent directors
•A Board comprised of sophisticated and fully engaged directors with different areas of relevant expertise
•Strong commitment to diversity in Board composition
•  New Requirement that at least two candidates with diversity of race, ethnicity, or gender be included in any initial list of Board candidates considered by our Nominating and Corporate Governance Committee (Mansfield Rule)
•Even distribution of director tenure, resulting in a Board with both institutional and fresh perspectives
•A director resignation policy requiring any nominee for director receiving more votes "withheld" than "for" in an uncontested election to offer his or her resignation for consideration by our Nominating and Corporate Governance Committee and our Board

•Active Board risk management oversight
•Active, year-round stockholder engagement program
•Annual Board and Committee self-evaluations overseen by our Board Chair and our Nominating and Corporate Governance Committee
•Robust code of conduct applicable to directors, officers, and employees
•Periodic reviews of our corporate governance structure
• New Proxy access bylaw allows stockholders to nominate and include directors in our proxy materials
•Rigorous CEO evaluation process, and independent director oversight of executive succession planning
•Stock ownership guidelines for directors and executive officers
•Policy of no pledging or hedging of Etsy shares for current employees and directors
•Notice required before accepting an invitation to serve on additional for-profit boards

Stockholder Engagement
Etsy executives maintain a very active, year-round engagement schedule meeting with the portfolio management teams at existing and potential stockholders around the world as part of our on-going investor relations activities. In connection with this broad engagement program, we met with 370 investment management firms throughout 2022, including meetings with stockholders representing 85% of our outstanding common stock.
In addition, since 2018 we have also conducted targeted outreach to offer investors the opportunity to specifically discuss corporate governance, environmental, social, and executive compensation issues. Since our 2022 Annual Meeting and as part of our off-season stockholder engagement efforts, we reached out to stockholders representing approximately 45% of our outstanding common stock and held discussions with all of the stockholders who wanted to meet, representing approximately 30% of our outstanding shares of common stock. In these discussions we received valuable feedback, which helps inform our Board's discussions of our corporate governance practices, environmental goals, and employment and executive compensation program, policies, and practices. For more information, see the "Key Themes Discussed with Stockholders in 2022 and Early 2023" on the next page.

24	Etsy

The following illustrates our year-round engagement program:

Year-Round Investor Engagement

Our management team maintains regular contact with our investors, including through quarterly earnings calls, individual meetings, and other communication channels, to hear questions and feedback. In April of each year, we publish our proxy statement.

Annual Meeting	Off-Season

•We hold our Annual Meeting of Stockholders, typically in June.
•We receive and summarize feedback from the Annual Meeting.
•We identify any potential areas of concern and monitor governance trends and the needs of our business and stockholders.

•We conduct our off-season stockholder engagement outreach on executive compensation and corporate governance practices.
•We review our corporate governance documents, policies, and procedures and plan for the upcoming reporting season.
•We review progress on our ESG strategy and goals. We publish our Form 10-K.

Our management team has principal responsibility for investor relations, and their efforts are overseen by our Audit Committee. We believe our multi-faceted engagement program provides stockholders with an effective channel for two-way dialogue with both our Board and management.
Key Themes Discussed with Stockholders in 2022 and Early 2023
The following sections highlight the key messages shared during the conversations we had as part of our stockholder outreach program and the feedback we received, as well as what actions we have taken or expect to take in response to this feedback.

Corporate Governance
•Etsy is a unique company and, because of that, our Board’s philosophy is that effective corporate governance should not be a one-size-fits-all solution.
•We have an active, engaged, and diverse Board that has demonstrated its willingness to make difficult decisions, act, and protect stockholder value. For example, in 2017, activist investors raised concerns about Etsy’s performance, expenses, and management. The same day those activist letters were published, Etsy’s Board announced that they had already initiated a change in management, bringing on Josh Silverman as CEO with a mandate to determine the best future course for Etsy.
•Etsy’s governance structure includes certain anti-takeover provisions. We do not maintain these provisions lightly. We regularly discuss these provisions with our stockholders, and we believe that these protections are crucial to Etsy's success as a relatively young public company that has goals and impact priorities designed to be realized over the next several years. The feedback from our stockholder engagement discussions indicates that the vast majority of our long-term stockholders understand that these governance provisions can add stability and provide younger companies with runway to grow. Our stockholders also have acknowledged that these provisions were helpful in 2017 when activist investors were in contact with Etsy, allowing our Board and management appropriate flexibility and time to make changes to our strategy, which ultimately significantly increased stockholder value. We are also cognizant that certain stockholders might prefer continued evolution of our governance strategy over time, as Etsy matures and continues to grow. Our history with activism has led our Board to be judicious about dismantling these protections. Our Board continues to monitor these sentiments and reviews our governance structure at least annually.
•  New  In 2022, on the recommendation of our Nominating and Corporate Governance Committee, our Board approved adding a Mansfield Rule to our Policies and Procedures for Director Candidates. Under the new rule at least two candidates with diversity of race, ethnicity, or gender must be included in any initial list of Board candidates considered by our Nominating and Corporate Governance Committee.
•  New  Also in 2022 our Board approved a proxy access bylaw, which provides that a stockholder or a group of up to 20 stockholders, owning at least three percent of the voting power of our outstanding common stock continuously for at least three years may nominate and include in our proxy materials up to the greater of two director nominees or twenty percent of the number of directors to be elected at the annual meeting, subject to certain limitations in the bylaws.

2023 Proxy Statement	25

Executive Compensation
•We seek continued feedback from our stockholders to better understand their views regarding our executive compensation program and practices.
•Since 2021, based on feedback from many of our largest stockholders, our Compensation Committee has included performance share units ("PSUs") in the mix of equity awards granted to our executive officers. We believe this executive compensation structure further aligns management’s long-term incentives with the creation of sustainable value for our stockholders, and is responsive to the feedback of our stockholders.
•We also consider the results of our annual advisory vote on named executive officer compensation. Last year, our stockholders approved our 2022 say-on-pay proposal with approximately 83% of the votes cast supporting the proposal.
•  New  In response to feedback from our stockholders, we added additional disclosure regarding the ratio of our CEO's compensation to the compensation of our other named executive officers.
•  New  We are reviewing the recently adopted SEC rules and Nasdaq proposed listing standards regarding clawback policies. We plan to adopt a clawback policy consistent with those rules in the required time frame.
•Our Compensation Committee remains focused on aligning executive compensation with performance, retention, and long-term stockholder value creation when making compensation decisions for our executive officers.

ESG Impact
•We have developed an ESG strategy and goals that reflect the positive impact we want to have on the world while advancing and complementing our business strategy.
•In response to stockholder feedback, we continue to publish Etsy's consolidated EEO-1 report on our Investor Relations website.
•We report on our ESG strategy and goals as part of our Form 10-K at pages 21-43, which includes reporting on our environmental goals (including net zero, sustainable operations, and marketplace sustainability), our social goals in prioritizing people and diversity, equity and inclusion, and our governance, as well as the four levers we utilize to achieve our Impact goals: business integration; marketplace integration; public policy; and values-aligned investment.
•We continue to hear feedback from our stockholders expressing appreciation for our transparency in ESG reporting.

2023 Engagement Program

We plan to continue our stockholder engagement program in 2023 under our Board’s oversight to further enhance and deepen our relationship with our stockholders with respect to these topics and other areas of interest to our stockholders.

26	Etsy

Board Structure
Board Leadership Structure
Our Board has determined that having an independent director serve as Chair of the Board is in the best interests of our stockholders at this time and supports effective risk oversight. Fred Wilson has served as our non-executive Chair since May 2017, providing independent leadership and enabling Josh Silverman, our CEO, to concentrate on Etsy’s business operations.
We believe that separating the positions of Chair and CEO ensures a greater role for the independent directors in the oversight of Etsy and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of our Board. Our bylaws and Corporate Governance Guidelines provide our Board with flexibility to separate or combine the roles of the CEO and Chair when and if it believes it is advisable and in the best interest of Etsy stockholders to do so. Our Board will continue to evaluate our leadership structure periodically and make changes in the future as it deems appropriate.
Director Independence
Our Board assesses the independence of each director at least annually and has determined that, other than Josh Silverman, all current directors and director nominees are independent in accordance with the listing standards of Nasdaq and the applicable rules and regulations of the SEC. Josh Silverman is not considered independent because he is our CEO. In making these determinations, our Board considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances our Board deemed relevant. The independent members of our Board hold separate regularly scheduled executive session meetings at which only independent directors are present.
Our Board also has determined that each member of our Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee is independent and that each Audit Committee and Compensation Committee member meets the heightened Nasdaq and SEC independence requirements applicable to each such Committee.
Board Committees
Our Board has a standing Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. Members of these Committees serve until their resignation or until otherwise determined by our Board. The charter of each Committee, our Corporate Governance Guidelines, and our Code of Conduct are available on our investor website (investors.etsy.com) under “ESG-Governance-Governance Documents.” The composition and functions of each Committee are described below.

Director			Independent	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
C. Andrew Ballard			Yes
Marla Blow			Yes
Gary S. Briggs			Yes
M. Michele Burns			Yes
Jonathan D. Klein			Yes
Melissa Reiff			Yes		■
Josh Silverman			No
Margaret M. Smyth			Yes	■
Fred Wilson			Yes			■

■ Chair	Member	Financial Expert

2023 Proxy Statement	27

Audit Committee	2022 Meetings: 6

Members

As described in more detail in its charter, among other responsibilities, our Audit Committee:
•Appoints and oversees our independent registered public accounting firm; evaluates its qualifications, independence, and performance; and pre-approves the scope and plans for audits, all audit engagement fees, and all permissible non-audit services;
•Reviews and discusses with management and the independent registered public accounting firm our annual audited and quarterly unaudited financial statements and annual and quarterly reports on Forms 10-K and 10-Q and related matters, including any non-GAAP financial measures;
•Oversees our internal audit function, which reviews and reports on our business processes and controls and our products, technology and information systems; reviews and approves the proposed risk-based internal audit plan; reviews reports prepared by internal audit relating to risk management and internal controls; and, as needed, meets with the Head of Internal Audit in executive session;
•Oversees our procedures for the receipt, retention, and treatment of any complaints regarding accounting, internal accounting controls, or auditing matters, and for the confidential and anonymous submissions by our employees concerning questionable accounting or auditing matters;
•Assists our Board in its oversight of our technology and information security (including cybersecurity) policies and practices and the internal controls regarding information security;
•Reviews and oversees related person transactions; and
•Oversees the management of risks associated with financial reporting, accounting, and auditing matters, taxes, investments, payments operations, cash management and foreign exchange management, including our guidelines and policies with respect to risk assessment and risk management across our "House of Brands."
Each member and prospective member of our Audit Committee can read and understand fundamental financial statements. Our Board has determined that each member of our Audit Committee has financial sophistication and that Marla Blow, M. Michele Burns, and Margaret M. Smyth each qualifies as an audit committee financial expert in accordance with the applicable rules and regulations of the SEC.

Margaret M. Smyth (Chair)

Marla Blow

M. Michele Burns

Fred Wilson

28	Etsy

Compensation Committee	2022 Meetings: 6

Members

As described in more detail in its charter, among other responsibilities, our Compensation Committee:
•Oversees and reviews our compensation philosophy and strategy;
•Establishes goals and objectives relevant to compensation for the CEO and, in consultation with the CEO, other senior officers, and evaluates the CEO's and, in consultation with the CEO, other senior officer's performance against those goals;
•Reviews and approves the form and amount of compensation to be paid to the CEO and other senior members of the executive team either directly or through the establishment of a sub-committee;
•Administers our incentive compensation plans, including approving the terms and conditions of awards;
•Recommends to our Board adoption of executive compensation policies;
•Reviews and approves the form and amount of compensation to be paid to our non-employee directors;
•Oversees human capital management, including our employee talent and development programs, our diversity, equity, and inclusion policies and strategies, and retention and attrition;
•Periodically reviews succession planning for key roles other than the CEO (for which succession planning is overseen by our Board); and
•Oversees the management of risks associated with our compensation policies, programs and practices, including an annual risk assessment to determine whether our compensation program encourages excessive or inappropriate risk-taking.
A description of the role of the compensation consultant engaged by our Compensation Committee, scope of authority of our Compensation Committee, and the role of executive officers in determining executive compensation can be found under “Compensation Discussion and Analysis—How We Determine Executive Compensation.”

Melissa Reiff (Chair)

Gary S. Briggs

Jonathan D. Klein

C. Andrew Ballard

2023 Proxy Statement	29

Nominating and Corporate Governance Committee	2022 Meetings: 2

Members

As described in more detail in its charter, among other responsibilities, our Nominating and Corporate Governance Committee:
•Advises our Board on corporate governance matters generally, and recommends to our Board appropriate or necessary actions to be taken by Etsy;
•Reviews the composition and size of our Board and makes recommendations to our Board;
•Recommends to our Board criteria for Board membership, including qualifications, qualities, areas of expertise, differences of viewpoint, age, skill, gender, race, and other individual characteristics, as well as other relevant factors;
•Actively seeks out diverse director candidates to include in the pool from which Board nominees are chosen;
•Reviews and recommends to our Board the director nominees;
•Oversees the annual evaluation of our Board and each Committee;
•Reviews the composition of each Committee and recommends members and chairs;
•Reviews the structure and operations of our Committees;
•Reviews director orientation and continuing education offerings and makes recommendations, as needed;
•Oversees the management of risks associated with director independence, conflicts of interest, board composition and organization, and director succession planning; and
•Reviews our environmental and social ESG goals and our progress against those goals.

Fred Wilson (Chair)

M. Michele Burns

30	Etsy

Board Oversight Responsibilities
Board Meetings
Our Board met five times during 2022. Each director attended at least 75% of the total number of 2022 meetings of our Board and of each Committee on which he or she served. We encourage all directors and director nominees to attend the Annual Meeting; however, attendance is not mandatory. All directors attended the 2022 Annual Meeting of Stockholders.
Board Oversight of Strategy
Our Board is actively engaged in overseeing our long-term strategy. Management presents our annual operating plan for Board approval each year, together with an update on the prior year’s financial results. While our Board approves our annual operating plan, our management is responsible for developing this plan and executing on our business strategy. Our Board’s oversight and management’s execution of our plan are conducted with a long-term mindset and focus on assessing operational opportunities and strategic areas of impact.
Board Oversight of Risk
While management is responsible for the day-to-day management of the material risks we face, our Board maintains ultimate responsibility for the oversight of risk. In addition, our Committees assist our Board in risk oversight and report regularly to our full Board.

Areas of Board and Committee Oversight

Risk or Focus	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Full Board of Directors
Accounting & Financial Reporting	●			●
Audit Matters	●			●
Investments and Investment Guidelines	●			●
Related Party Transactions	●			●
Payment Operations, Cash and Foreign Exchange Management, and Taxes	●			●
Executive Compensation Policies		●		●
Human Capital Management		●		●
Strategy and efforts relating to diversity, equity, and inclusion		●		●
Corporate Governance			●	●
Conflicts of Interest			●	●
Board and Committee Composition			●	●
Director Succession Planning			●	●
ESG Strategy and Goals	●	●	●	●
Business Strategy				●
Capital Structure				●
Regulatory and Compliance Programs				●
Data Privacy, Technology, and Information Security, including Cybersecurity	●			●
Insurance Program				●
Our Board oversight of risk is informed by updates from management team members responsible for oversight of particular risk areas, which typically occurs quarterly. We also have a Risk Steering Committee comprised of a cross-functional management team, which meets regularly to review and discuss the significant risks facing our business, including any material ESG risks. The work of the Risk Steering Committee meetings helps identify key or emerging areas of risks and informs management reporting to our Board.
Our Board also receives regular updates from our management team on the evolving impact of world events such as macroeconomic shifts, geopolitical events, the COVID-19 pandemic, and regulatory changes. Our Board oversees the strategic decisions related to our response to and our planning for our business operations through these many changes.

2023 Proxy Statement	31

Additional Information Regarding Oversight of Information Security Risk
We recognize the importance of information security, cyber readiness, and data privacy protections to our business and reputation. While management has general responsibility for implementation of our information technology, cybersecurity, and privacy strategies and policies, including deployment and use of security tools, applications, and employee training, our Board and our Audit Committee are actively engaged in the oversight of our information security program. Since 2022, our Audit Committee has overseen Etsy’s technology and information security policies and practices, and the internal controls relating to information security, and the steps taken by management to identify, monitor, and control any risk exposures, to provide for more focused oversight of rapidly evolving information security risks and mitigation strategies.
•Given the importance of information security to our stakeholders, our Board or our Audit Committee receives regular reports on these matters from our Chief Information Security Officer team, including on the status of projects to strengthen the company’s security systems and improve cyber readiness, as well as on existing and emerging threat landscapes and our program for managing these security risks.
•Our information security program is subject to an annual self-assessment that measures maturity of our program in a manner aligned with the National Institute of Standards and Technology ("NIST") Cybersecurity Framework ("CSF").
•Our information security posture is subject to regular third-party testing, including penetration testing, and the results are shared with our Board.
•We have established a notification protocol designed to escalate material cyber-security events to appropriate levels, including to senior management and our Board.
•Our Board also periodically participates in tabletop exercises conducted by senior management as part of risk management and disaster-related planning to validate, test, and assess the effectiveness and adequacy of certain roles and decision-making processes in the event of a cyber-incident.
•You can find further information about our Data Privacy & Security policies on our Investor Relations website.
Board Oversight of Human Capital and Talent
Management Succession Planning
Our Board considers its oversight and involvement in key aspects of management succession planning to be critical in ensuring Etsy’s competitive success over the long-term. In this role, our Board has established a CEO succession plan, which it reviews and updates periodically. Our Compensation Committee also reviews management succession plans for senior leadership roles (other than our CEO), including an evaluation of the skills they believe are needed for each role, potential successors in the short- and long-term, and any external search plans. We also consider, among other factors, the competitive landscape, leadership competencies, and organizational goals, including our commitment to diversity, equity, and inclusion.
In 2022, we announced the appointment of Raina Moskowitz as Etsy’s Chief Operating Officer, effective March 22, 2022. Ms. Moskowitz previously served as Etsy’s Chief Operations, Strategy and People Officer. We also announced that Kruti Patel Goyal, who was then serving as Etsy's Chief Product Officer, had been named Chief Executive Officer of our Depop subsidiary, effective September 12, 2022. In connection with assuming that role, Ms. Patel Goyal stepped down from her role as Chief Product Officer effective July 29, 2022, and Nicholas Daniel, who was then serving as Etsy's VP of Product Management, assumed the role of Chief Product Officer. Additionally, we announced that Rachana Kumar, who was Etsy’s Vice President of Engineering, would assume the role of Chief Technology Officer effective January 1, 2023. In addition to the appointment of these internal candidates, in 2022, Kim Seymour joined Etsy as its Chief Human Resources Officer, and, in 2023, Colin Stretch joined Etsy as its Chief Legal Officer and Corporate Secretary.
As Etsy has grown and evolved, we are proud that our leadership team today reflects a combination of those who have been with Etsy for five years or more - some elevated through thoughtful talent development and succession planning - and world-class talent attracted to our track record of success and long-term growth potential. We also have transitioned proven executives to key roles supporting our “House of Brands” strategy. Our Compensation Committee and our Board have overseen this leadership development and succession planning. In addition, our Compensation Committee receives an annual update on talent management and compensation strategies across Etsy.
Board Oversight of ESG Strategy
Etsy's full Board has overall responsibility for oversight of risk management at Etsy, including management of climate risk. Additionally, our Nominating and Corporate Governance Committee Charter provides that the Committee has responsibility for periodic review of our environmental and social ESG goals and our progress toward those goals. We typically report on our progress towards our ESG goals to our Nominating and Corporate Governance Committee or the full Board two times a year. In addition, our Audit Committee oversees the disclosures in our Form 10-K, which includes our ESG disclosures, and our Compensation Committee oversees our talent and employee development programs including our social ESG goals and our policies and strategies regarding diversity and inclusion.

32	Etsy

The following graphic reflects our ESG strategy oversight:

Board & Board Committees
Board of Directors
Oversight of risk management including climate and ESG risk.
Compensation Committee
Oversees DEI strategy & pay equity.
Nominating & Corporate Governance Committee
Reviews environmental & social Impact goals and progress towards goals.
Audit Committee
Oversees ESG disclosure in Integrated Report.
Senior Management
Executive Team
Impact Strategy VP Sponsors
Risk Steering Committee
Cross Functional Committees
Technical ESG Working Groups
Human Rights WG
ESG Disclosure WG
Impact Investing WG
Impact Strategy Coordination Committee
Includes members from: DEI | Impact | Advocacy | Strategic Sourcing | Accounting | Systems

For more information on our ESG goals, strategy, and progress, please see our Form 10-K at pages 21-43.
Board Oversight of Responsible Advocacy
Etsy engages in advocacy on policy issues that are aligned with our marketplaces, sellers, employees, and other stakeholders’ interests. This engagement is overseen and driven primarily through our Public Policy and Advocacy team. In these activities, we seek to protect and advance Etsy’s interests, competitiveness, reputation, and goals and shape public policy issues that impact Etsy and our various constituencies.
•Political Contributions. Etsy does not maintain a political action committee or make contributions in money, employee time, goods, or services to political parties or candidates, and we are committed to meaningful oversight of Etsy’s engagement with government officials.
•Lobbying. Etsy’s Public Policy and Advocacy team is committed to advancing common sense public policies that benefit our communities and business. We seek to build trust in our marketplaces and support our buyers and small business sellers by advocating for such policies as government investment in internet infrastructure, enhanced leave and caregiving policies, balanced product liability rules, common sense regulation of online commerce, and the use of our technology and marketplaces by communities that have been economically disadvantaged. All Etsy lobbying activities, including by third parties on behalf of Etsy, require the prior approval of the Vice President, Head of Public Policy and Advocacy and must comply with applicable law and Etsy’s Business Conduct Guidelines.
Etsy files quarterly and other required Lobbying Disclosure Act reports detailing our U.S. federal lobbying activities and expenditures with the Secretary of the U.S. Senate and the Clerk of the U.S. House of Representatives. Etsy also files disclosure reports detailing our lobbying activities and expenditures with U.S. state and municipal governments, where required, and with the European Union Transparency Register.
•Trade Associations and Coalitions. Etsy joins trade and industry associations that add value to Etsy, our marketplaces, stockholders and employees. These groups often have many members from a wide variety of industries, and advocate on broadly applicable public policy and industry issues. Although we work to make our voice heard within these groups, there may be occasions where our views on an issue differ from those of a particular association. We perform comprehensive due diligence on our trade associations and coalitions designed to confirm they are reputable and have no history of malfeasance.

2023 Proxy Statement	33

Our Board, as part of its general oversight function, periodically receives reports from senior management regarding Etsy’s advocacy strategy and agenda. Our senior management monitors and coordinates Etsy’s public policy advocacy efforts, as well as any lobbying activities.
Board and Committee Self-Assessments
On an annual basis, our Board, Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee conduct self-assessments to help ensure effective performance and to identify opportunities for improvement. As the first step in the self-assessment process, directors respond to a comprehensive questionnaire through an interview process with outside counsel, which asks them to consider various topics related to Board and Committee composition, structure, effectiveness, and responsibilities, as well as satisfaction with the schedule, agendas, materials, and discussion topics. Each Committee, as well as our Board as a whole, then reviews and assesses the responses from this assessment and any recommendations to our Board. The results of the assessments are then discussed by our Board and the respective Committees in executive session, with a view toward taking action to address any issues presented. Results requiring additional consideration are addressed at subsequent Board and Committee meetings, where appropriate.
Director Nomination Process
Although our Nominating and Corporate Governance Committee has the authority to recommend prospective director candidates for our Board’s consideration, our Board retains the ultimate authority to nominate a candidate for election by the stockholders as a director or to fill any vacancy.
Identifying and Evaluating Nominees
When searching for new directors, our Nominating and Corporate Governance Committee actively seeks out diverse candidates to include in the pool from which Board nominees are chosen. In 2022, our Board strengthened its commitment to diversity by specifically requiring that any initial list of candidates considered by the Nominating and Corporate Governance Committee for nomination to our Board include at least two candidates with diversity of race, ethnicity, or gender. When identifying and evaluating potential director nominees, including current members of our Board who are eligible for re-election, our Nominating and Corporate Governance Committee seeks a balance of knowledge, experience, and capability on our Board and may consider the following:
•the current size and composition of our Board and the needs of our Board and our Committees;
•high integrity and adherence to Etsy values;
•qualities such as character, judgment, independence, relationships, experience, length of service, and the like;
•commitment to enhancing long-term stockholder value;
•diversity of backgrounds, which is construed broadly to include differences of viewpoint, age, skill, gender, race, ethnicity, and other individual characteristics;
•financial literacy or financial expertise or other requirements as may be required by applicable rules;
•sufficiency of time to carry out their Board and Committee duties;
•the range of expertise and experience of our Board, including at the policy-making level, in business, government, technology, or other areas relevant to our business; and
•other factors, including conflicts of interest or competitive issues.
Stockholder Recommendations and Nominees
Our Nominating and Corporate Governance Committee will consider stockholder recommendations, so long as they comply with applicable law and our bylaws, including the procedures described below. Stockholder recommendations for candidates to our Board must be received in writing within the time frame specified in our bylaws and sent to our headquarters, Etsy, Inc., 117 Adams Street, Brooklyn, NY 11201, to the attention of our Chief Legal Officer and Corporate Secretary. The recommendation must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and Etsy within the last three years, and evidence of the recommending person’s ownership of Etsy stock. Recommendations must also include a statement from the recommending stockholder in support of the candidate that addresses the criteria for Board membership, personal references, and confirmation of the candidate’s willingness to serve.

34	Etsy

Our Nominating and Corporate Governance Committee will review the qualifications of any candidate recommended by stockholders in accordance with the criteria described above. In addition, in our Nominating and Corporate Governance Committee’s discretion, its review may include requiring the candidate to complete a questionnaire regarding his or her background, interviewing references, performing background checks, direct interviews with the candidate, or other actions it deems necessary or proper.
Our Bylaws provide a proxy access right for stockholders, pursuant to which a stockholder, or a group of up to 20 stockholders, owning at least three percent of the voting power of the outstanding shares of our common stock continuously for at least three years, may nominate and include in our annual meeting proxy materials director nominees constituting up to the greater of two directors or twenty percent of the number of directors to be elected at the annual meeting, subject to certain limitations and provided that the stockholders and nominees satisfy the timing and other requirements specified in our bylaws.
Compensation Committee Interlocks and Insider Participation
During 2022, C. Andrew Ballard, Gary S. Briggs, Jonathan D. Klein, and Melissa Reiff served on our Compensation Committee. No member of our Compensation Committee had served as one of our officers or employees at the time that they were a member of our Compensation Committee. Other than disclosed below under “Related Persons Transactions” with respect to Gary Briggs, no member of our Compensation Committee had or has any relationships with us that are required to be disclosed under SEC rules. During 2022, none of our executive officers served as a member of the board or as a member of a compensation committee of any other company that has an executive officer serving as a member of our Board or Compensation Committee.
Communications with our Board
Stockholders or other interested parties may contact our Board or one or more of our directors with issues or questions about Etsy, by mailing correspondence to our Chief Legal Officer and Corporate Secretary at our Brooklyn headquarters, Etsy, Inc., 117 Adams Street, Brooklyn, NY 11201. Our legal team will review incoming communications directed to our Board and, if appropriate, will forward such communications to the appropriate member(s) of our Board or, if none is specified, to our Board Chair. For example, we will generally not forward a communication that is primarily commercial in nature, is improper or irrelevant, or is a request for general information about Etsy.

2023 Proxy Statement	35

Director Compensation
Compensation Program for Non-Employee Directors
Our non-employee directors play a critical role in guiding our strategic direction and overseeing management. Our Compensation Committee reviews pay levels for non-employee directors at least annually, informed by feedback from Compensia, Inc., a national compensation consulting firm (“Compensia”) which prepares a comprehensive assessment of our compensation program for non-employee directors. That assessment includes reviewing director compensation against the same peer group used for executive compensation purposes, an update on recent trends in director compensation, and a review of related corporate governance practices.
Non-employee directors receive an annual retainer for their service as directors and additional retainer amounts depending on their committee service, as described below, both paid in equity. Directors who are also employees of Etsy do not receive any additional compensation for their service as directors. Non-employee directors are also reimbursed for travel and other reasonable out-of-pocket expenses related to attendance at Board and committee meetings.
In early 2022, Compensia conducted a review of our non-employee director compensation relative to our peer group. Based on market data from Compensia, our Compensation Committee approved updates to our director compensation to align more closely to the market median. The annual retainer was increased from $250,000 to $285,000, the Audit Committee Chair retainer was increased from $20,000 to $24,000, and our Compensation Committee Chair retainer was increased from $16,000 to $20,000.
Our non-employee director compensation program for 2022 is more fully described below:

Annual Value of Payments (Shown in $, Paid in Equity)
Annual Board Retainer	285,000
Additional Retainers
Board Chair	100,000
Audit Committee Chair	24,000
Audit Committee Member	10,000
Compensation Committee Chair	20,000
Compensation Committee Member	8,000
Nominating and Corporate Governance Committee Chair	10,000
Nominating and Corporate Governance Committee Member	5,000
Member of any other Committee constituted by our Board	40,000 unless otherwise determined by our Board or Compensation Committee
On the date of our 2022 Annual Meeting, each continuing non-employee director received an equity award with an aggregate fair value at the time of grant equal to the annual board retainer plus the amount of applicable additional retainers in the form of RSUs, other than our Board Chair who received stock options to accommodate Hart-Scott-Rodino Act considerations. Each new non-employee director who joins our Board will receive an equity award in the form of RSUs with an aggregate fair value at the time of grant equal to the amount of the annual board retainer, plus the amount of any applicable additional retainers, on the first business day of the month following the month in which his or her appointment to our Board became effective (or if such date was not a trading day, the first succeeding trading day). If the new director is appointed to our Board on a date after the date of our Annual Meeting, the equity award will be prorated based on the number of whole months that the director serves on our Board before our next Annual Meeting. These equity awards will vest in full on the date of the next Annual Meeting if the director has served continuously as a member of our Board during the vesting period and, if earlier, will vest in full in the event we are subject to a change in control, or upon the director’s death.
Additionally, if a director becomes our Board Chair, or a member or Chair of a Committee, after the date of our Annual Meeting (for continuing directors) or the date the director’s appointment to our Board became effective (for new directors), then the director will be entitled to receive a "catch-up retainer." The catch-up retainer is an additional amount equal to the excess of the director’s additional retainers for the prior and new roles over the additional retainers that were actually paid to the director as of the date of our Annual Meeting. This additional amount will be prorated based on the number of whole months that the director served in each additional role during the period from our Annual Meeting (for continuing directors) or the date the director’s appointment to our Board became effective (for new directors) until our next Annual Meeting. The amount of any catch-up retainer attributable to any additional retainers (other than any additional retainer for our Board Chair) will be paid in cash on the date of our next Annual Meeting, provided that the director has served continuously as a member of our Board until the next Annual Meeting.

36	Etsy

If a director is eligible to receive a catch-up retainer attributable to an additional retainer for our Board Chair, it will be paid in the form of equity, with a fair value on the date of grant equal to the additional retainer amount. The award will be granted on the first business day of the month following the month in which the director becomes our Board Chair (or, if that day is not a trading day, on the following trading day). The award will vest in full on the date of our next Annual Meeting, provided that the director has served continuously as a member of our Board during the vesting period, and, if earlier, will vest in full in the event that we are subject to a change in control or upon the director’s death.
We also adopted Stock Ownership Guidelines in 2022 that require non-employee members of our Board to own a minimum number of shares of our common stock equivalent to the lesser of $150,000 or 1,500 shares. While our non-employee directors have until December 31, 2027 to comply with these guidelines, as of December 31, 2022, all non-employee directors who joined our Board prior to 2021 held sufficient shares of our common stock to satisfy these guidelines.
The following table discloses compensation received by our non-employee directors during 2022 pursuant to our non-employee director compensation program:
Director Compensation Table

Director	Stock Awards ($)(1)(3)	Option Awards ($)(2)(3)	Total Compensation ($)
C. Andrew Ballard	271,422	—	271,422
Marla Blow	273,248	—	273,248
Gary S. Briggs	271,422	—	271,422
M. Michele Burns	277,887	—	277,887
Jonathan D. Klein	271,422	—	271,422
Melissa Reiff	282,526	—	282,526
Margaret M. Smyth	286,252	—	286,252
Fred Wilson	—	404,969	404,969
(1)The value disclosed is the aggregate grant date fair value of 3,569 RSUs granted to Mr. Ballard; 3,593 RSUs granted to Ms. Blow; 3,569 RSUs granted to Mr. Briggs; 3,654 RSUs granted to Ms. Burns; 3,569 RSUs granted to Mr. Klein; 3,715 RSUs granted to Ms. Reiff; and 3,764 RSUs granted to Ms. Smyth, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The number of RSUs granted is calculated by Etsy using the average closing price of Etsy’s common stock on Nasdaq (rounded to the nearest hundredth) for the 30 trading days up to and including the grant date. Assumptions used in the calculation of the grant date fair value are set forth in Note 15—Stock-based Compensation in our Form 10-K.
(2)The value disclosed is the grant date fair value of an option to purchase 9,916 shares granted to Mr. Wilson, computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of the grant date fair value are set forth in Note 15—Stock-based Compensation in our Form 10-K.
(3)As of December 31, 2022, the aggregate number of RSUs and stock options held by each non-employee director listed in the table above was as follows:

	RSUs (#)	Stock Options (#)
C. Andrew Ballard	3,569	689
Marla Blow	3,593	420
Gary S. Briggs	3,569	18,869
M. Michele Burns	3,654	30,244
Jonathan D. Klein	3,569	23,578
Melissa Reiff	3,715	16,184
Margaret M. Smyth	3,764	58,257
Fred Wilson	—	11,827
Changes for 2023
In early 2023, Compensia conducted its annual review of our compensation program for non-employee directors relative to our peer group. Based on market data from Compensia, our Compensation Committee approved an increase to our annual board retainer from $285,000 to $300,000 to align non-employee director compensation to the market median. Non-employee director compensation will continue to be provided in the form of equity only.

2023 Proxy Statement	37

Executive Officers
Below is information regarding each of our current Executive Team members. Our Executive Team serves at the discretion of our Board. There are no family relationships among any of our directors or Executive Team members.

Josh Silverman President and Chief Executive Officer since 2017 Age: 54
Professional Experience
•President and Chief Executive Officer of Etsy since May 2017
•Senior Operating Advisor at Hellman & Friedman, a private equity investment firm, in 2017
•Executive in Residence at Greylock Partners, a venture capital firm in 2016
Prior to that: Mr. Silverman served as President of Consumer Products and Services at American Express Company from 2011 to 2015. Before joining American Express, he was the Chief Executive Officer of Skype from 2008 to 2010. Mr. Silverman served as Chief Executive Officer of Shopping.com, an eBay company, from 2006 to 2008 and, prior to that, in various executive roles at eBay. Mr. Silverman was also co-founder and Chief Executive Officer of Evite, Inc. from 1998 to its sale in 2001.
Other Information
Mr. Silverman serves on the board of Etsy and Shake Shack Inc., where he is a member of Shake Shack's audit committee and its nominating and corporate governance committee.

Rachel Glaser Chief Financial Officer since 2017 Age: 61
Professional Experience
•Chief Financial Officer of Etsy since May 2017
•Chief Financial Officer of Leaf Group, a diversified consumer internet company that builds creator-driven brands, from 2015 to 2017
•Chief Financial Officer of Move, Inc. (operator of Realtor.com®), an online network of websites for consumers and real estate professionals from 2012 to 2015. Ms. Glaser helped lead the sale of Move, Inc. to News Corporation, a global, diversified media and information services company, in 2014
•Chief Operating and Financial Officer of MyLife.com, a subscription-based people search business, from 2008 to 2011
Prior to that: Ms. Glaser was the Senior Vice President of Finance at Yahoo! Inc. from 2005 to 2008. Between 1986 and 2005, Ms. Glaser held finance and operations positions of increasing responsibility at The Walt Disney Company and was Vice President of Operations and Business Planning for the Consumer Products group at the time of her departure.
Other Information
Ms. Glaser serves on the board of The New York Times Company and is chair of its audit committee and a member of its compensation committee.

38	Etsy

Nicholas Daniel Chief Product Officer since 2022 Age: 41
Professional Experience
•Chief Product Officer of Etsy since July 2022
•Vice President, Product of Etsy from March 2018 to July 2022
•Senior Director, Product of Etsy from 2016 to March 2018
Prior to that: Mr. Daniel held several roles within the Product Management team at Etsy, including Director, Product from 2015 to 2016, Group Product Manager from 2014 to 2015, and Senior Product Manager in 2014.

Rachana Kumar Chief Technology Officer since 2023 Age: 39
Professional Experience
•Chief Technology Officer of Etsy since January 2023
•Vice President, Engineering of Etsy & Managing Director, Etsy Mexico of Etsy from April 2021 to December 2022
•Vice President of Engineering of Etsy from March 2020 to March 2021
•Sr. Director of Engineering of Etsy from March 2019 to February 2020
Prior to that: Ms. Kumar held several roles within the Engineering team at Etsy, including Director of Engineering from 2017 to February 2019, Sr. Engineer Manager from 2016 to 2017 and Engineering Manager from 2014 to 2016.

Raina Moskowitz Chief Operating Officer since 2022 Age: 40
Professional Experience
•Chief Operating Officer of Etsy since March 2022
•Chief Operations, Strategy and People Officer at Etsy from August 2020 to March 2022
•Senior Vice President of People, Strategy and Services at Etsy from April 2018 to August 2020
Prior to that: Ms. Moskowitz was employed by the American Express Company from 2005 to 2018, where she held multiple leadership roles of increasing responsibility, leading teams across product management, strategy, operations, and marketing.
Other Information
Ms. Moskowitz serves on the board of Sprout Social Inc. and is chair of its compensation committee and a member of its audit committee.

2023 Proxy Statement	39

Ryan Scott Chief Marketing Officer since 2019 Age: 46
Professional Experience
•Chief Marketing Officer of Etsy since June 2019
•Chief Marketing Officer at Slice, an online ordering and marketing platform for pizzerias, from March 2017 to June 2019
•Chief Marketing Officer at SoulCycle, a lifestyle fitness company, from 2016 to 2017
•Co-Chief Executive Officer at Pond5, a two-sided marketplace for HD and 4K stock video, where Mr. Scott relaunched the brand while building out sales and marketing from the ground up, from 2015 to 2016
Prior to that: Mr. Scott was the Chief Marketing Officer at Seamless through its merger with Grubhub in 2013. Post-merger, he took over the position of Vice President of Marketing at Grubhub and played an essential part in the company’s initial public offering and growth trajectory as a public company.

Kim Seymour Chief Human Resources Officer since 2022 Age: 53
Professional Experience
•Chief Human Resources Officer of Etsy since April 2022
•Chief People Officer of WW International, Inc. from April 2019 to April 2022
Prior to that: Ms. Seymour held several roles at American Express Company from 2008 to December 2018, most recently serving as Senior Vice President and Human Resources Business Partner. Earlier in her career she served in roles of increasing responsibility at The Home Depot, Inc. and General Electric Company in Appliances, Capital and Energy.
Other Information
Ms. Seymour serves as an advisor to MasterClass, as a trustee of Fisk University, and as a Director of RHR International.

Colin Stretch Chief Legal Officer and Corporate Secretary since 2023 Age: 54
Professional Experience
•Chief Legal Officer and Corporate Secretary of Etsy since February 2023
•Of Counsel to Latham & Watkins LLP from August 2022 to February 2023
•Leader-in-Residence at Columbia Law and Business Schools’ Reuben Mark Initiative for Organizational Character and Leadership, from February 2020 to February 2023
•General Counsel of Facebook, Inc. (now Meta Platforms, Inc.) from June 2013 to September 2019
Earlier in his career, Mr. Stretch was a law clerk to Justice Stephen G. Breyer on the U.S. Supreme Court and to Judge Laurence H. Silberman on the U.S. Court of Appeals for the District of Columbia Circuit, and he was in the Honors Program in the Antitrust Division of the U.S. Department of Justice.

40	Etsy

Proposal 2
Advisory Vote on Named Executive Officer Compensation

In accordance with Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to approve, by advisory vote, the compensation of our named executive officers, as described in this proxy statement.
This proposal, commonly referred to as the “say-on-pay” vote, provides our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all our named executive officers and our executive compensation philosophy, objectives, and program, as described in this proxy statement. Etsy currently holds a say-on-pay vote annually, which is consistent with the results of the most recent vote held on the frequency of our say-on-pay votes at the 2017 Annual Meeting. We ask our stockholders to approve the compensation of our named executive officers, as disclosed in the section titled “Executive Compensation,” including the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure, by casting a non-binding advisory vote “FOR” the following resolution:
“RESOLVED, that the stockholders of Etsy, Inc. approve, on a non-binding advisory basis, the compensation paid to the named executive officers, as disclosed in the proxy statement for the 2023 Annual Meeting of Stockholders, including the Compensation Discussion and Analysis, compensation tables, and related narrative discussion.”
This proposal will be decided by a majority of the votes cast. This means that this proposal will be approved on an advisory basis if the number of votes cast “FOR” the proposal exceeds the number of votes cast “AGAINST” the proposal. An abstention will not have any effect on the outcome.
As an advisory vote, the result will not be binding on our Board or our Compensation Committee. The say-on-pay vote will, however, provide us with important feedback from our stockholders about our executive compensation philosophy, objectives, and program. Our Board and our Compensation Committee value the opinions of our stockholders and expect to consider the outcome of the vote when evaluating our executive compensation program and making future executive compensation decisions.

Our Board recommends a vote “FOR” the approval, on a non-binding advisory basis, of our named executive officer compensation, as discussed in this proxy statement.

2023 Proxy Statement	41

Executive Compensation
Compensation Discussion and Analysis
This Compensation Discussion and Analysis is intended to provide our stockholders with a clear understanding of our compensation philosophy, objectives, and practices; our compensation-setting process; our executive compensation program components; and the decisions made with respect to the 2022 compensation of our named executive officers (our “NEOs”).
For 2022, our NEOs were:
•Josh Silverman, our President and Chief Executive Officer;
•Rachel Glaser, our Chief Financial Officer;
•Raina Moskowitz, our Chief Operating Officer;
•Ryan Scott, our Chief Marketing Officer;
•Michael Fisher, our Chief Technology Officer until December 31, 2022(1); and
•Kruti Patel Goyal, our Chief Product Officer until July 29, 2022(1).

(1)As previously announced, Mr. Fisher stepped down from his position as Chief Technology Officer effective December 31, 2022 and is continuing to serve in an advisory capacity through April 30, 2023. Ms. Patel Goyal served as our Chief Product Officer through July 29, 2022, was appointed Chief Executive Officer of our Depop subsidiary effective September 12, 2022, and ceased serving as an executive officer of Etsy upon that appointment. Ms. Patel Goyal is included as an NEO for 2022 because she would have been among our three most highly compensated executive officers, other than our Chief Executive Officer and Chief Financial Officer, had she been serving as an executive officer of Etsy as of December 31, 2022.
Executive Summary
Business Overview
Etsy’s mission to “Keep Commerce Human” is rooted in our belief that, although automation and commoditization are parts of modern life, human creativity cannot be automated and human connection cannot be commoditized. Etsy operates two-sided online marketplaces that connect millions of passionate and creative buyers and sellers around the world. These marketplaces - which collectively create a "House of Brands" - share our mission, common levers for growth, similar business models, and a strong commitment to use business and technology to strengthen communities and empower people.
Our primary marketplace, Etsy.com, is the global destination for unique and creative goods made by independent sellers. The Etsy marketplace connects creative artisans and entrepreneurs with thoughtful consumers looking for items that are a joyful expression of their taste and values. In addition to our core Etsy marketplace, our "House of Brands" consists of Reverb Holdings, Inc. (“Reverb”), our musical instrument marketplace acquired in 2019, Depop Limited (“Depop”), our fashion resale marketplace, and Elo7 Serviços de Informática S.A. (“Elo7”), our Brazil-based marketplace for handmade and unique items. We acquired both Depop and Elo7 in July 2021.
As of December 31, 2022, our marketplaces connected approximately 7.5 million active sellers to 95.1 million active buyers, in nearly every country in the world.

42	Etsy

2022 Performance Highlights

Despite significant macroeconomic headwinds, we maintained the vast majority of our pandemic gains and delivered double digit revenue growth and excellent profitability during 2022.
2022 consolidated financial results include the following:
•approximately $13.3 billion in gross merchandise sales ("GMS"), representing a 1.3% decline over the prior year;
•$2.6 billion in revenue, representing 10.2% growth over the prior year;
•net loss of $694.3 million, driven by the Depop and Elo7 goodwill impairment charge of $1.0 billion, representing a 240.7% decline over the prior year; and
•non-GAAP adjusted EBITDA of $716.9 million, essentially flat over the prior year, with an adjusted EBITDA margin of 28%. See the “Non-GAAP Financial Measures” section of this proxy statement for more information regarding our use of adjusted EBITDA and adjusted EBITDA margin and a reconciliation of adjusted EBITDA to net (loss) income, the most directly comparable GAAP financial measure, and our calculation of adjusted EBITDA margin.

During 2022, we focused on improving the Etsy customer experience focused on our "Right to Win" strategy - including improving Search and Discovery, Human Connections, Trusted Brand and highlighting our sellers' unique merchandise. As of December 31, 2022, we have nearly twice as many active buyers as we did in 2019, shoppers are coming to us more frequently, and shoppers are spending more with Etsy. In addition, we believe we have deepened our relationship with Etsy sellers. Our seller cohorts have retained much of the gains achieved during the pandemic, even as the world re-opened and e-commerce headwinds increased. Our mission is to Keep Commerce Human, and we believe that we continue to show that Etsy offers something different.
In addition, we continued to focus on attracting and retaining a diverse team of world-class talent. We promoted from within, announcing a new Chief Product Officer and Chief Technology Officer. We also recruited a new Chief Legal Officer and expanded our Executive Team by recruiting a Chief Human Resources Officer, who bring significant experience to their respective roles.
You can read more about our work on "Prioritizing People" in the ESG section found on pages 27-34 of our Form 10-K.
2022 Executive Compensation Highlights
Pay for Performance
Our executive compensation strategy is to provide a transparent and thoughtful "pay-for-performance" program. We generally target a compensation mix for our executive officers that is weighted heavily towards variable, or “at risk,” compensation, including short-term cash incentives and long-term equity incentive compensation opportunities to align the compensation of our executive officers with our performance and the interests of our stockholders. Within this framework, individual compensation decisions are determined after considering the factors described below under “Factors Considered When Determining Executive Compensation.”
The target annual pay mix for our CEO and other NEOs, shown below as of the time that compensation was approved in early 2022, reflects our pay for performance philosophy:
CEO
Other NEOs (on average)
We believe that this design provides balanced incentives for our NEOs to drive financial performance and long-term growth.

2023 Proxy Statement	43

Etsy has achieved significant growth under the leadership of Mr. Silverman and his Executive Team. From 2017, when Mr. Silverman became our CEO, through 2022:

GMS grew from $3.3 billion in 2017 to approximately $13.3 billion in 2022, representing a 33% compound annual growth rate over the period;	Revenue grew from $441 million in 2017 to $2.6 billion in 2022, representing a 42% compound annual growth rate over the period;	Net (loss) income(1) decreased from $82 million in 2017 to $(694.3) million in 2022;	Non-GAAP adjusted EBITDA(2) grew from $80 million in 2017 to $716.9 million in 2022, representing a 55% compound annual growth rate over the period; and	Etsy was admitted to the S&P 500 in 2020.

(1)Net loss for the year ended December 31, 2022 was driven by the Depop and Elo7 goodwill impairment charge of $1.0 billion.
(2)See the “Non-GAAP Financial Measures” section of this proxy statement for more information regarding our use of adjusted EBITDA and adjusted EBITDA margin and a reconciliation of adjusted EBITDA to net (loss) income, the most directly comparable GAAP financial measure.
Additionally, during this time we have grown our business in a responsible and ethical way, as stewards for our various stakeholders. We have developed an ESG strategy and goals that reflect the positive impact we want to have on the world while advancing and complementing our business strategy. For more information on our ESG goals, strategy, and progress, see pages 21- 43 of our Form 10-K.
Say-on-Pay Results and Stockholder Engagement
Since 2018, we have conducted targeted stockholder engagement for the specific purpose of seeking feedback from Etsy investors to better understand their views regarding our executive compensation program and corporate governance practices. Since our 2022 Annual Meeting and as part of our off-season stockholder engagement efforts, we reached out to stockholders representing approximately 45% of our outstanding shares of common stock and held discussions with all of the stockholders who wanted to meet, representing approximately 30% of our outstanding shares of common stock. In the course of these discussions, we received valuable feedback on our executive compensation program, policies, and practices as summarized in the following chart.

Stockholder Feedback	Our Response

•Our stockholders are consistently positive about our efforts to retain and incentivize Mr. Silverman, as well as about the introduction of performance stock units ("PSUs") in our equity compensation program design.
• New Several of our stockholders asked questions or commented on our consideration of pay equity among our CEO and our other NEOs.
• New Stockholders also inquired about our plans to adopt a clawback policy.

•Since 2021, we have incorporated PSUs into the mix of equity awards granted to Mr. Silverman and our other executive officers.
•Our Compensation Committee maintains a continued focus on retention of Mr. Silverman and our other Executive Team members.
• New In response to feedback on our prior year disclosure, we have added additional disclosure regarding the ratio of CEO to other NEO compensation.
• New We are reviewing the recently adopted SEC rules and Nasdaq proposed listing standards regarding clawback policies. We plan to adopt a clawback policy consistent with those rules in the required timeframe.

Our Compensation Committee also considers the results of our say-on-pay votes. In 2022, approximately 83% of the votes cast supported our say-on-pay proposal. As previously disclosed, in 2017 Mr. Silverman received a front-loaded equity award that was designed to induce him to join Etsy as CEO at a turbulent time, provide him with a meaningful equity stake in Etsy, and align his interests with those of our stockholders. Mr. Silverman’s 2017 offer letter stated that he would not be eligible to receive additional equity awards until 2021. Accordingly, Mr. Silverman did not receive any equity awards in 2018, 2019, or 2020. Because of the structure of Mr. Silverman's 2017 equity award, he approached 2021 with almost no unvested equity. In 2021, following more than a year of careful analysis and development led by our Compensation Committee, with participation by our Board Chair, advice and input from Compensia, and our external legal counsel, and engagement with and feedback from many of our largest stockholders, Mr. Silverman received a performance-based equity award (the "2021 Performance Award") and an annual equity award intended to ensure that his compensation remains competitive compared to the chief executive officers of our peers and current market practice and to provide him with a strong incentive to remain with Etsy and continue to drive positive results. During our stockholder engagement efforts following our last Annual Meeting, while stockholders were consistently positive about our efforts to retain Mr. Silverman, we also received questions regarding the 2021 Performance Award, including whether it was indicative of 2022 compensation and regarding the ratio of our CEO's compensation to average compensation for our other NEOs.

44	Etsy

This proxy statement contains information regarding 2022 compensation, which provides our stockholders with meaningful insight into our compensation setting process. In particular, our compensation program reflects our pay for performance philosophy and is informed by a review of competitive market data.
 New  Additionally, in response to stockholder feedback, we are disclosing the ratio of Mr. Silverman's average total compensation (computed in the manner required to be disclosed on the Summary Compensation Table) over the 2017 through 2022 period (the period during which Mr. Silverman has served as CEO), to the average total compensation received by our other NEOs during that same period (computed on the same basis, excluding any compensation reported for 2017 for our former CEO, Chief Financial Officer and Controller). During this period, the ratio of Mr. Silverman's average total compensation to the average total compensation received by our other NEOs was 3.2:1.
Our Board and our Compensation Committee value the opinions of our stockholders, and intend to continue to solicit and consider feedback obtained through our stockholder engagement program, as well as the voting outcome of future say-on-pay proposals. Furthermore, when making compensation decisions for our executive officers, our Board and our Compensation Committee remain focused on aligning compensation with performance and retention.
For a more detailed discussion of our recent stockholder engagement activities, please see “Corporate Governance — Stockholder Engagement.”
Overview of our 2022 Executive Compensation Design
Elements of Annual Compensation
A summary of the key elements of our 2022 executive compensation program is set forth below:

Element	Type	Primary Objective	Reward Realized On Achievement Of
Base salary	Fixed	Attract and retain	Service
Annual cash incentives	Variable	Short-term company and individual performance	Service, GMS, revenue, adjusted EBITDA margin, and individual goals (includes ESG goals)
Long-term incentives	Variable	Stockholder alignment, retention, and long-term value creation	Service, stock price and, for PSUs, GMS, revenue, adjusted EBITDA, and relative total stockholder return ("TSR")
In addition, our executive officers participate in the standard health and wellness benefits, employee benefit plans and programs, our 401(k) plan (with employer matching contributions), and training and coaching available to our other employees, and are eligible for severance payments and benefits, as discussed in more detail below.

2023 Proxy Statement	45

Key Features of our Executive Compensation Program

What We Do	What We Don’t Do

We maintain an independent Compensation Committee	We do not contractually guarantee annual base salary increases to our Executive Team

Our Compensation Committee retains an independent compensation advisor who performs no other services for us	We do not offer defined benefit retirement programs or excessive perquisites

Our Compensation Committee conducts an annual executive compensation review, including a review of our compensation peer group, and a compensation-related risk assessment	We do not offer change-in-control excise tax reimbursement payments or “gross-ups”

We use variable pay, including long-term equity awards, as a substantial portion of our Executive Team’s target total direct compensation opportunity	We prohibit hedging or pledging of our equity securities by our officers, employees, or directors

We have adopted Stock Ownership Guidelines designed to align our Executive Team's interests with those of our stockholders	We do not permit stock option exchanges or re-pricings without stockholder approval

Our Equity Granting Policy sets pre-established grant dates for Executive Team members' annual equity awards	We do not permit stock option backdating

Our Executive Team is employed “at will”	We do not encourage unreasonable risk taking

Our annual cash incentive program includes individual ESG goals ESG	Our Executive Team is not entitled to single-trigger change-in-control equity acceleration

Executive Compensation Philosophy and Objectives
We Pay for Performance
Our executive compensation philosophy is to design our compensation programs to be thoughtful and transparent with a strong focus on pay for performance. We generally target a compensation mix for our executive officers that is weighted heavily towards variable, or “at risk,” compensation, including short-term cash incentives earned based on both Company and individual performance, and long-term equity incentive compensation opportunities. We believe this approach aligns the compensation of our executive officers with our performance and the interests of our stockholders. We consider our equity awards, which in 2022 included restricted stock unit ("RSU") awards that may be settled for shares of our common stock, and PSU awards where the number of shares earned is determined based on our actual level of performance achieved as measured against the award performance goals, to be “variable” pay because the realized value of these awards depends in large measure on the performance of our stock price.
We Pay all Employees Competitively, Fairly, and Consistently
We also strive to pay all of our employees, including our executive officers, competitively, fairly, and consistently in a way that aligns with our long-term business goals and values. Specifically, our compensation program aims to:

Attract, motivate, and retain highly qualified and engaged employees who are passionate about our mission.	Foster a culture of shared success through pay for performance opportunities, including cash incentives and equity awards.	Align pay for each employee’s position with the responsibilities, knowledge, complexity, and impact of the role within the Company.

At Etsy, we believe in paying all of our employees fairly, consistently, and without bias. We have implemented a system of checks, balances, and audits of our compensation decisions designed to mitigate bias and encourage consideration of business-related factors in a consistent way.
As part of our commitment to fair pay practices, we completed our 2022 Pay Equity analysis, conducted by a third-party consulting firm. The purpose of this analysis is to look at pay across jobs and levels to ensure our practices are fair and consistent and that compensation is not influenced by gender or race/ethnicity.

46	Etsy

The analysis found no unexplained pay gaps adverse to women or employees from other marginalized genders, or non-white employees. Additionally, there were no unexplained pay gaps based on intersectionality (i.e., based on the combination of race and gender/ethnicity). This was consistent with the findings of our 2020 and 2018 Pay Equity analyses. We are committed to ensuring that fair and consistent pay practices continue to be applied across our organization.
We also grant equity awards to most employees, to help align the interests of our employees with the long-term interests of our stockholders. We periodically refresh those awards, granting additional equity awards to employees when our Compensation Committee deems it appropriate, in light of market conditions, to replenish unvested equity for retention, to reward performance, and to keep pace with the evolving competitive market. This broad-based equity program is intended to ensure that our employees are invested in and receive the rewards of our future success.
We are Mindful of Key Objectives
Consistent with our broader compensation philosophy, the key objective of our executive compensation program is to attract, retain, and motivate high caliber, diverse talent who share our dedication to our community and commitment to our mission to “Keep Commerce Human.” We evaluate the efficacy of our compensation programs in supporting this objective on an ongoing basis, collecting feedback from our recruiting efforts as well as competitive market data. While the weight of the elements evolves in light of our business needs and market conditions, we continue to believe that competitive executive compensation packages that consist of both fixed and variable pay in the form of base salaries, annual cash incentive opportunities, and long-term equity incentive compensation opportunities enable us to achieve this objective and align the compensation of our executive officers with our performance and long-term value creation for our stockholders.
Key Components and Design of our 2022 Executive Compensation Program
Base Salary
Base salary represents the smallest portion of our executive officers’ target total direct compensation, reflecting our goal to allocate a significant majority of compensation to the variable, performance-based elements of our Executive Team’s total compensation package. Although our Compensation Committee generally seeks to set base salaries at competitive levels, the actual positioning of executive officer base salaries is also based on our Compensation Committee’s assessment of the factors described below in the section titled “Factors Considered When Determining Executive Compensation.”
Our Compensation Committee reviews and approves the base salary of each NEO, including the base salary of our Chief Executive Officer. Annual base salary increases for our NEOs other than Mr. Silverman were recommended by him in light of each NEO's job responsibilities and performance, as well as comparisons to our executive compensation peer group (discussed below). Following a review of Mr. Silverman's recommendations for NEOs other than himself and a competitive market data analysis prepared by Compensia, including with respect to Mr. Silverman's compensation, our Compensation Committee approved the changes set forth below to the NEOs' annual base salaries, effective as of April 1, 2022.

Named Executive Officer	2022 Base Salary	2022 Base Salary Increase (% of 2021 Base Salary)
Josh Silverman	$630,000	5.00%
Rachel Glaser	$475,000	5.56%
Raina Moskowitz	$425,000	8.97%
Ryan Scott	$425,000	6.25%
Michael Fisher	$475,000	5.56%
Kruti Patel Goyal(1)	$425,000	6.25%
(1)In connection with Ms. Patel Goyal's appointment as Chief Executive Officer of our Depop subsidiary effective September 12, 2022, the Compensation Committee approved an increase in her base salary to $450,000 per year. For more information, see "Named Executive Officer Transitions" on page 56 for a discussion of Ms. Patel Goyal's compensation arrangements related to her appointment as Depop's CEO.

2023 Proxy Statement	47

Annual Cash Incentive Program
Overview
Our annual cash incentive program is intended to reward participants for the achievement of our short-term financial and operational objectives and their individual performance in meeting those objectives. For 2022, annual cash incentive award opportunities for our Executive Team were based 70% on the achievement of corporate performance objectives and 30% on the achievement of individual performance goals and objectives, except in the case of our CEO, whose annual cash incentive award opportunity was based 80% on the achievement of corporate performance objectives and 20% on the achievement of individual performance goals and objectives, reflecting his greater responsibility for our overall performance. Additionally, Ms. Patel Goyal's annual cash incentive award payment for the time she served as Depop's CEO was based 80% on Depop's corporate performance objectives and 20% on individual performance goals and objectives. The individual performance objectives for each NEO include ESG goals tailored to their business responsibilities. Each Executive Team member’s annual cash incentive award was subject to a maximum payout opportunity equal to 200% of his or her target annual cash incentive award opportunity.
Target Annual Cash Incentive Opportunities
Our Compensation Committee reviews the target annual cash incentive award opportunities (which are expressed as a percentage of annual base salary) of our executive officers each year as part of its annual executive compensation review and makes adjustments after considering the factors described below in “Factors Considered When Determining Executive Compensation.” Generally, our Compensation Committee seeks to set the target annual cash incentive award opportunities of our Executive Team members so that their target total cash compensation (the sum of their annual base salaries and the target annual cash incentive award opportunities) is at a competitive level with our executive compensation peer group, but does not target a specific percentile.
Following a review by our Compensation Committee of competitive market data analysis, the target annual cash incentive award opportunity as a percentage of annual base salary for each of the NEOs was increased from 2021 to 2022 as follows: Mr. Silverman from 100% to 120%; Ms. Glaser and Mr. Fisher from 75% to 90%; and Ms. Moskowitz, Mr. Scott, and Ms. Patel Goyal from 60% to 80%. These increases were intended to align NEO compensation with market trends and maintain Etsy's focus on variable, performance-based pay.
For more information on how our Compensation Committee considers competitive compensation data in making its decisions with respect to the executive compensation, see the discussion beginning at page 55.
The 2022 target total cash compensation for each our NEOs was as follows:

		Cash Incentive Opportunity
Named Executive Officer	2022 Base Salary	2022 Target Opportunity (% of Base Salary)	2022 Corporate Performance Component Weight*	2022 Individual Performance Component Weight	Target Total Cash Compensation
Josh Silverman	$630,000	120%	80%	20%	$1,386,000
Rachel Glaser	$475,000	90%	70%	30%	$902,500
Raina Moskowitz	$425,000	80%	70%	30%	$765,000
Ryan Scott	$425,000	80%	70%	30%	$765,000
Michael Fisher	$475,000	90%	70%	30%	$902,500
Kruti Patel Goyal(1)	$425,000	80%	70%	30%	$765,000
*    As described below, the achievement of 2022 aggregate corporate performance percentage was determined to be 45%.
(1)Amounts for Ms. Patel Goyal are reflected as of her service as Chief Product Officer. In connection with her appointment as Chief Executive Officer of our Depop subsidiary effective September 12, 2022, the Compensation Committee approved an increase in her base salary to $450,000 per year and changed the weighting of the components of her annual cash incentive opportunity to be 80% based on the corporate performance related to Depop's goals and 20% based on the individual performance component. Each of these changes took effect commencing September 12, 2022. For more information, see "Named Executive Officer Transitions" on page 56 for a discussion of Ms. Patel Goyal's compensation arrangements related to her appointment as Depop's CEO.

48	Etsy

2022 Corporate Performance Objectives
In March 2022, our Compensation Committee selected consolidated GMS, revenue, and adjusted EBITDA margin as the corporate performance objectives for our 2022 annual cash incentive program, which was consistent with prior years. Our Compensation Committee selected:
•GMS because it believes that it is an indicator of the success of Etsy sellers, the satisfaction of Etsy buyers, the health of our marketplaces, and the scale and growth of our business, and, therefore, one of our key performance measures.
•Revenue and adjusted EBITDA margin because it believes these measures provide a balance between generating revenue, managing our expenses, and growing our business, thereby directly influencing the creation of long-term value for our stockholders. See "Non-GAAP Financial Measures" in this proxy statement for a reconciliation of adjusted EBITDA margin to net (loss) income, the most directly comparable GAAP financial measure.
Our Compensation Committee approved performance targets for each performance objective at levels that were designed to capture a range of performance outcomes, given continued uncertainty in 2022, which are described in the table below. Adjusted EBITDA margin targets were set lower on a year-over-year basis due to expected contraction as we absorbed headcount investments, reinvested most of the Etsy transaction fee increase back into the business, and annualized our 2021 acquisitions of Depop and Elo7, which are lower margin businesses. If the target performance levels were achieved, the 2022 annual cash incentive program would pay out at 100% of target. Performance objectives were subject to a maximum payout level equal to 200%.

Performance Measure	Weighting	2021 Actual Performance	Threshold Performance Level (50% Payment of Financial Performance Component)	Target Performance Level (100% Payment of Financial Performance Component)	Stretch Performance Level (180% Payment of Financial Performance Component)	Kicker Performance Level (200% Payment of Financial Performance Component)	2022 Actual Performance	Weighted Resulting Payout %
		(dollars in millions)
GMS	40%	$13,492	$14,203	$15,781	$16,570	$17,359	$13,318	—%
Revenue	30%	$2,329	$2,562	$2,847	$2,989	$3,132	$2,566	15%
Adjusted EBITDA Margin	30%	30.8%	23.8%	28.0%	30.8%	32.2%	27.9%	30%
In February 2023, our Compensation Committee determined our actual performance with respect to the performance objectives for the 2022 annual cash incentive program resulted in an aggregate corporate performance percentage of 45%, based on the achievement of revenue and adjusted EBITDA margin as shown in the above table. With respect to the portion of Ms. Patel Goyal's annual cash incentive program related to Depop's corporate performance (which related to Depop’s GMS, revenue, and adjusted EBITDA margin), the Depop goals were not achieved and, accordingly, the corporate performance percentage was 0%.

2023 Proxy Statement	49

2022 Individual Performance
In the second quarter of 2022, our Compensation Committee reviewed and approved the CEO's goals and objectives for 2022 and reviewed and approved the 2022 goals and objectives for each other Executive Team member shared by Mr. Silverman. In February 2023, our Compensation Committee also reviewed each NEO's individual performance in 2022, as measured against the individual goals and objectives reviewed by our Compensation Committee in the second quarter of 2022, considered our CEO’s recommendations with respect to the individual performance of our other NEOs, and determined a 2022 individual performance percentage for each NEO.

Consideration of ESG Goals

Our business model and our ESG strategy are well aligned in a way that is designed to make the pie bigger for all stakeholders. Consistent with this alignment, a portion of each NEO’s actual 2022 annual cash incentive payment was based on our Compensation Committee's evaluation of individual performance achievements that support our ESG strategy and further our business objectives.

When making the 2022 compensation decisions, our Compensation Committee considered the factors described in the section “Factors Considered When Determining Executive Compensation,” in addition to information provided by Mr. Silverman for each other NEO. The following table summarizes select 2022 achievements for each NEO.

Named Executive Officer	Select 2022 Achievements	Individual Performance Factor

Josh Silverman
•Mr. Silverman effectively managed Etsy through 2022, retaining most of Etsy’s significant pandemic growth despite strong headwinds growing revenue 10% year-over-year with an adjusted EBITDA margin of approximately 28%.
•Under Mr. Silverman’s guidance, Etsy.com continued our efforts to make buying on Etsy.com worry-free and to drive seller and buyer loyalty, introducing Etsy Purchase Protection and materially reducing resolution times for customer issues and improving our customer effort score.
•Etsy.com also made the buying experience more efficient, with improvements in the search experience driving increases in site-wide conversion rate and average buyer spend and improved overall site performance, including nearly one second faster search page load times, driving nearly $100 million in incremental site-wide GMS.
•Mr. Silverman also nurtured our equitable and productive work environment, evidenced by low overall attrition rates and diverse hiring success as well as an increase in agreement with the statement that “people from all backgrounds have equal access to opportunities that they need to succeed at Etsy” in our most recent Etsy.com employee engagement survey. ESG
•In addition, Mr. Silverman remained focused on our sustainability goals, including sourcing renewable energy for 100% of the electricity used to power Etsy.com and Reverb's offices and employees working from home, as well as Etsy.com's computing load in Google Cloud, and reducing our scope 3 emissions intensity by approximately 14% on a year-over-year basis. ESG
95%

Rachel Glaser
•In 2022, Ms. Glaser continued to identify and prioritize investments that deliver strong return on invested capital and maximize free cash flow while executing on our 2022 operating plan and ably navigating through continued macroeconomic uncertainty.
•Under Ms. Glaser’s guidance, Etsy invested in operational improvements and tooling for key financial processes, business insight generation, and resource allocation.
•Ms. Glaser managed enterprise risk by supporting our "House of Brands" finance teams in adopting Etsy standards and practices. Her teams also identified, established, and implemented strategic partnerships and enhanced critical vendor relationships driving enterprise savings.
•Ms. Glaser oversaw efforts to attract, develop, and retain our finance talent, with a focus on creating a diverse, equitable, and sustainable work environment. ESG
•Ms. Glaser led finance teams that continued to deliver on our integrated ESG reporting, where we share our ESG metrics alongside our financial results in our Form 10-K – a practice intended to ensure that we’re transparent about and accountable for progress against our environmental and social goals. ESG
100%

50	Etsy

Raina Moskowitz
•In 2022, Ms. Moskowitz led efforts focused on making buying on Etsy more worry-free, as well as being a selling platform that drives seller and buyer loyalty. In 2022 this included the launch of Etsy Purchase Protection program, improved delivery transparency, additional functionality for sellers to offer return options, and increased enforcement of our "handmade" policies.
•Ms. Moskowitz's also oversaw projects focused on defining, communicating, and executing on our Long Term Company Strategy, key company-wide cross-functional programs, and our "House of Brands"-wide Impact strategy. ESG
•Ms. Moskowitz led our efforts to launch sustainability listing attributes that allow sellers to indicate if their items are made from environmentally conscious materials or are designed to be reusable or reduce waste. ESG
110%

Ryan Scott
•In 2022, Mr. Scott oversaw marketing efforts designed to bring buyers around the world back to Etsy more frequently and on new, higher-value pathways. These efforts resulted in improvement in Etsy category consideration in targeted categories and geographies.
•Mr. Scott also led efforts to help new buyers discover Etsy, including new buyers who identify as men, and led efforts also focused on making Etsy a top marketplace for international buyers.
•Mr. Scott also focused on attracting, retaining, and developing diverse talent in the United States and he met his goal to include diverse imagery in our marketing that is broadly representative of the communities we serve. ESG
85%

Michael Fisher
•Mr. Fisher and Ms. Patel Goyal's engineering and product goals and objectives were combined for 2022. While Ms. Patel Goyal was Chief Product Officer, they worked together, leading teams that empowered sellers to grow their businesses and that improved personalization of the content shown to buyers throughout their shopping journeys on Etsy.
•Mr. Fisher and Ms. Patel Goyal's teams enabled buyers to more confidently evaluate and buy items they find on Etsy, making buying and selling on Etsy more worry-free and strengthening the foundation of Etsy to enable growth for the marketplace.
•Mr. Fisher and Ms. Patel Goyal also worked to scale our infrastructure, operations, and safeguards to efficiently and sustainably power our global growth and availability.
•Mr. Fisher and Ms. Patel Goyal also focused on community inclusion and new hiring DEI goals, including for teams based in Mexico and Ireland. ESG
95%

Kruti Patel Goyal
•For more information on Ms. Patel Goyal's goals and objectives during her time at Etsy, please see the above discussion.
•Ms. Patel Goyal was appointed Depop's CEO in September 2022. Accordingly, her Etsy individual performance was evaluated partially based on her time served as Chief Product Officer, and partially based on her service as Depop's CEO.
•At Depop, Ms. Patel Goyal led efforts to accelerate Depop's product experimentation velocity, an important foundational focus area, nearly tripling velocity rate from the first quarter of 2022, and improve the quality and personalization of search.
100% Etsy portion / 120% Depop portion

2022 Annual Cash Incentive Award Compensation Decisions
In early 2023, our Compensation Committee approved the final cash incentive award payouts based on our corporate performance and their evaluation of the individual performance goals and objectives for our NEOs, all of which included ESG goals.
As a result, the following payments were approved for 2022:

Named Executive Officer	2022 Base Salary	2022 Target Opportunity (% of Base Salary)	2022 Company Portion Earned	2022 Individual Portion Earned	2022 Total Earned (% of Base Salary)	2022 Incentive Cash Compensation
Josh Silverman	$630,000	120%	45%	95%	66%	$416,000
Rachel Glaser	$475,000	90%	45%	100%	55%	$263,000
Raina Moskowitz	$425,000	80%	45%	110%	52%	$219,000
Ryan Scott	$425,000	80%	45%	85%	46%	$194,000
Michael Fisher(1)	$475,000	90%	45%	95%	54%	$257,000
Kruti Patel Goyal(2)	$425,000	80%	45% / 0%	100% / 120%	40%	$171,000
(1)In light of Mr. Fisher's employment through December 31, 2022 and continued service in an advisory capacity through April 2023, the Compensation Committee exercised discretion to deem Mr. Fisher eligible for his 2022 annual cash incentive award.
(2)Ms. Patel Goyal's incentive cash compensation was based on Etsy performance for the period prior to her becoming Depop's CEO and based on Depop performance for the portion of the year during her service as Depop's CEO. Depop did not meet its GMS and revenue goals and, as a result, no Company portion was earned by Ms. Patel Goyal for the period she served as CEO of Depop.

2023 Proxy Statement	51

As described above, Mr. Silverman's annual cash incentive award opportunity was based 80% on the achievement of corporate performance objectives and 20% on the achievement of individual performance goals and objectives. Ms. Patel Goyal's annual cash incentive award payment for the time she served as Depop's CEO was based 80% on Depop's corporate performance objectives and 20% on individual performance goals and objectives. The annual cash incentive award opportunities for each other NEO (and for Ms. Patel Goyal for the portion of the year prior to her becoming Depop's CEO) was based 70% on the achievement of corporate performance objectives and 30% on the achievement of individual performance goals and objectives.
Long-Term Incentive Awards
Overview
We view long-term equity incentive compensation as a critical element of our executive compensation program. We provide long-term equity incentive compensation opportunities to help align the interests of our executive officers, including our NEOs, with the long-term interests of our stockholders. We believe that equity awards encourage long-term focus and decision-making that is consistent with our mission and strategic goals.
Typically, we grant equity awards to newly-hired executive officers, in connection with promotions, as a reward for superior performance, and/or for retention purposes. In addition, our NEOs typically receive annual equity awards. Generally, when determining the type and size of an award, our Compensation Committee seeks to be competitive with the companies in our executive compensation peer group, but our Compensation Committee did not target a specific percentile of our peer group in 2022.
Since 2021, we have included PSUs in the long-term incentive mix for our NEOs. In 2022, our CEO received a mix of PSUs (50%) and RSUs (50%), and the long-term incentive awards for our other NEOs were delivered in a mix of RSUs (70%) and PSUs (30%), excluding the grant that Ms. Patel Goyal received in connection with her appointment as Depop's CEO. PSUs granted to the NEOs in 2022 are earned based on continued service and performance with respect to four equally-weighted metrics selected by our Compensation Committee, described below:

Performance Metric	What it Measures
GMS (25%)	The dollar value of items sold in our marketplaces within the applicable period, excluding shipping fees and net of refunds associated with canceled transactions
Revenue (25%)	Our revenue (determined on a consolidated basis) reported in Etsy's audited financial statements
Adjusted EBITDA (25%)
Etsy’s profitability from our operations that is: our net income (determined on a consolidated basis) adjusted to exclude: interest and other non-operating expense, net; provision (benefit) for income taxes; depreciation and amortization; stock-based compensation expense; foreign exchange loss (gain); acquisition-related expenses; non-ordinary course disputes; restructuring and other exit income; and loss on extinguishment of debt. Adjusted EBITDA was used for the 2022 PSUs instead of adjusted EBITDA margin to differentiate from the annual cash incentive program.  New

Relative TSR (25%)	Our stock price performance, reflecting returns to our stockholders relative to our Nasdaq Composite constituents
Our Compensation Committee selected:
•GMS because it believes that it is an indicator of the success of Etsy sellers, the satisfaction of Etsy buyers, the health of our marketplaces, and the scale and growth of our business, and, therefore, one of our key performance measures.
•Revenue and adjusted EBITDA because it believes these measures provide a balance between generating revenue, managing our expenses, and growing our business, thereby directly influencing the creation of long-term value for our stockholders. See "Non-GAAP Financial Measures" in this proxy statement for a reconciliation of adjusted EBITDA to net (loss) income, the most directly comparable GAAP financial measure.
•Relative TSR because it directly aligns the interests of our executive officers with those of our stockholders.
2022 Target Long-Term Incentive Opportunities
In 2022, our Compensation Committee approved increases to the value of the long-term incentive opportunities granted to our NEOs. These increases were made following the Committee's review and consideration of competitive market data analysis prepared by Compensia and reflected competitive market conditions, as well as the desire to retain Etsy's management team following several years of continued business growth.

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The following long-term incentive compensation equity awards were granted to our NEOs in 2022.

Named Executive Officer	2022 Long -Term Incentive Award (Granted Value)(1)	PSUs Granted (#)(2)	RSUs Granted (#)(3)
Josh Silverman	$16,000,000	57,516	57,516
Rachel Glaser	$8,000,000	17,255	40,261
Raina Moskowitz	$6,000,000	12,941	30,196
Ryan Scott	$6,000,000	12,941	30,196
Michael Fisher	$7,500,000	16,176	37,745
Kruti Patel Goyal(4)	$7,000,000	12,941	39,719
(1)To mitigate the impact of any short-term stock price volatility, the target number of PSUs and number of RSUs subject to an award was determined by dividing the aggregate granted value of the award by the average closing market price of our common stock on Nasdaq (rounded to the nearest hundredth) for the 30 trading days immediately prior to and including the date of grant. The grant date fair value of the RSUs and the PSUs based on GMS, revenue, and adjusted EBITDA, computed in accordance with FASB ASC Topic 718, is based on the closing market price of our common stock on Nasdaq on the grant date and the probable outcome of the applicable performance conditions. The grant date fair value of the PSUs based on relative TSR, computed in accordance with FASB ASC Topic 718, is determined using a Monte-Carlo simulation model. As a result, the dollar value in this column will vary from the value of awards as reflected in the Summary Compensation Table and the Grants of Plan-Based Awards Table.
(2)The number of shares earned under the PSUs was based on our actual level of performance achieved during 2022 based on GMS, revenue, and adjusted EBITDA objectives and will be based on a three-year performance period from January 1, 2022 through December 31, 2024 for the PSUs based on relative TSR. The number of shares that may be earned will range from 0% to 200% of the target number of PSUs specified in the above table, generally subject to continued service through the applicable vesting dates.
(3)Except for Ms. Patel Goyal's additional RSU grant in connection with her appointment as Depop's CEO, the RSUs vest in eight equal semi-annual installments beginning on October 1, 2022.
(4)Ms. Patel Goyal's amounts consist of a $6,000,000 RSU and PSU grant in March 2022, as well as a $1,000,000 RSU grant made in October 2022 in connection with her appointment as Depop's CEO, which RSUs vest in eight equal semi-annual installments, beginning on April 1, 2023, subject to continued service on each vesting date.
Long-Term Incentives Earned from 2022 PSU Awards
While for PSUs granted in 2021 our Compensation Committee approved targets for the GMS, revenue, and adjusted EBITDA margin performance objectives that were tied to our fiscal year 2023 results, in light of the continued global macroeconomic uncertainty in early 2022, including additional or unforeseen effects from the COVID-19 pandemic and general market, political, economic, and business conditions, in March 2022, our Compensation Committee approved performance targets for the GMS, revenue, and adjusted EBITDA performance objective in the PSUs granted in 2022 that were tied to our 2022 results and set at levels that were designed to capture a range of performance outcomes, as set forth below. For the relative TSR metric, the Compensation Committee approved a performance target based on our relative TSR performance during the three-year performance period ending December 31, 2024.

Performance Measure	Weighting(1)	Threshold Performance Level	Target Performance Level	Stretch Performance Level	2022 Actual Performance	Weighted Resulting Payout %
		(dollars in millions)
GMS	25%	$14,203	$15,781	$17,359	$13,318	—%
Revenue	25%	$2,562	$2,847	$3,132	$2,566	12.7%
Adjusted EBITDA	25%	$610	$797	$1,009	$717	19.6%
(1)The performance objective for the remaining 25% of the PSUs is based on relative TSR through December 31, 2024, for which the performance period is still underway.
In February 2023, our Compensation Committee determined our actual performance relative to the performance objectives resulted in 32.3% of the PSUs granted, or 43% of the PSUs for which the performance period was complete, being earned as shown in the above table. One-third of the earned PSUs vested on April 1, 2023, and one-third will vest on each of April 1, 2024 and April 1, 2025, subject to continued service through the applicable vesting date.

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This resulted in the following number of PSUs earned.

Named Executive Officer	2022 PSUs Granted at Target(1)	2022 PSUs Earned Based on Performance Objectives where Performance Period is Complete (#)(2)	2022 PSUs for which Performance Period is Not Complete (#)(3)
Josh Silverman	57,516	18,592	14,379
Rachel Glaser	17,255	5,578	4,314
Raina Moskowitz	12,941	4,183	3,235
Ryan Scott	12,941	4,183	3,235
Michael Fisher(4)	16,176	5,229	4,044
Kruti Patel Goyal	12,941	4,183	3,235
(1)The number of shares earned under the PSUs was based on our actual level of performance achieved during 2022 based on GMS, revenue, and adjusted EBITDA objectives and will be based on a three-year performance period from January 1, 2022 through December 31, 2024 for PSUs based on relative TSR. The number of shares that may be earned will range from 0% to 200% of the target number of PSUs specified in the table, generally subject to continued service through the applicable vesting dates.
(2)As described above, 32.3% of the PSUs granted in 2022 were earned based on achievement of the performance goals relating to GMS, revenue, and adjusted EBITDA, and will vest subject to continued service through the vesting dates.
(3)These PSUs may be earned if target performance relating to relative TSR is achieved. The number of shares that may be earned will range from 0% to 200% of the target number of PSUs specified in the table, generally subject to continued service through the vesting dates.
(4)Mr. Fisher's consulting services will terminate on April 30, 2023 and any PSUs not earned and vested by that date will be forfeited.
In early 2025, the target number of PSUs earned based on relative TSR during the performance period will be determined in good faith by our Compensation Committee, and any earned PSUs will generally vest and settle in shares of our common stock on April 1, 2025, subject to continued service through the vesting date.
2023 Target Long-Term Incentive Opportunities
In response to favorable feedback from our stockholders regarding the inclusion of PSUs in our executive compensation program, our Compensation Committee continued to include PSUs in our 2023 equity awards. In early 2023, our Compensation Committee approved performance targets for the GMS, revenue, and adjusted EBITDA margin performance objectives that must be achieved in order to earn the PSUs granted in 2023 that are tied to performance over the two year period ending December 31, 2024 and set at levels that are designed to capture a range of performance outcomes. For the relative TSR metric, the Compensation Committee approved a performance target based on our relative TSR performance during the three-year performance period ending December 31, 2025. Our Compensation Committee approved annual refresh equity awards consisting of 50% PSUs and 50% RSUs for Mr. Silverman, and for each other Executive Team member, equity awards consisting of 70% RSUs and 30% PSUs.
How We Determine Executive Compensation
Role of our Compensation Committee
Our Compensation Committee discharges the responsibilities of our Board relating to the compensation of our executive officers, including our NEOs. Specifically, our Compensation Committee:
•Is responsible for executive compensation decisions, including reviewing, evaluating, and approving the compensation arrangements, plans, policies, and practices for our CEO and, in consultation with our CEO, our other executive officers (including our NEOs), and overseeing and administering our incentive compensation plans, provided that it may delegate to a subcommittee of two or more directors the authority to grant equity awards under our equity plans, or delegate to two or more officers or directors the authority to grant equity awards to employees who are not senior officers;
•Oversees risk management of our compensation programs, policies, and practices, including an annual review of our programs to ensure that they are not reasonably likely to incentivize employee behavior that would result in any material adverse risk to us; and
•Has sole authority to continue or terminate its relationship with outside advisors, including its compensation consultant, and retain additional outside advisors.
Role of Chief Executive Officer
To discharge its responsibilities, in 2022 our Compensation Committee worked with members of our management, including our CEO, our Chief Human Resources Officer, our Vice President, Global People & Talent Strategy and our Senior Director, Global People Operations & Total Rewards. Management assists our Compensation Committee by providing information on corporate and individual performance and management’s perspective on compensation matters. Our Compensation Committee solicits and

54	Etsy

reviews our CEO’s recommendations with respect to the compensation of our Executive Team members (other than himself), based on his consideration of relevant market data, roles and responsibilities, and individual performance.
Our Compensation Committee reviews and discusses these recommendations with our CEO and considers them as one factor in approving the compensation for our executive officers, including our NEOs. Our CEO recuses himself from all discussions and recommendations regarding his own compensation and is not present when his compensation is determined.
Role of the Compensation Consultant
Our Compensation Committee engages an external compensation consultant to assist it by providing information, analysis, and other advice relating to our executive compensation program and the decisions made as part of its annual executive compensation review. Our Compensation Committee has engaged Compensia as its compensation consultant since 2014 to advise on executive compensation matters, provide information on competitive market pay practices for senior executives, and supply data analysis and recommendations for the selection of our executive compensation peer group. For 2022, Compensia’s engagement included:
•the review and analysis of the compensation for our executive officers, including our NEOs, as well as an analysis of the mix of compensation elements and the terms included in our forms of equity compensation award agreements;
•the research, review, and updating of our executive compensation peer group;
•an assessment of our equity usage and burn rate compared to our peers;
•the review and analysis of non-employee director compensation compared to market practices;
•summarizing market trends and regulatory and governance updates;
•the review of and input on the Compensation Discussion and Analysis section of our proxy statement;
•attendance at Compensation Committee meetings as requested; and
•support on other ad hoc matters throughout the year.
Compensia reports directly to our Compensation Committee. In 2022, Compensia did not provide any other services to Etsy. Our Compensation Committee evaluates Compensia’s independence annually and has determined that under the applicable SEC rules and Nasdaq listing standards its relationship with Compensia and the work of Compensia on behalf of our Compensation Committee has not raised any conflict of interest.
Factors Considered When Determining Executive Compensation
When approving each compensation element and the target total direct compensation opportunity for our Executive Team members, including our NEOs, our Compensation Committee considers a variety of factors that provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each executive officer. No single method or factor is determinative in setting pay levels for our executive officers. Rather, our Compensation Committee’s determination of the target total direct compensation, fixed, and “at-risk” pay opportunities was an individualized decision for each executive officer, including each NEO.

Scope & Impact of Role	Individual & Company Performance	Market Analysis

Each executive officer’s skills, experience, and qualifications relative to similarly-situated executives at our peer companies.	Our Company performance against financial and operational objectives established by our Compensation Committee and our Board.
The positioning of each executive officer’s compensation in a ranking of peer company compensation levels, or in comparison to a compensation database where there are insufficient data points in our compensation peer group.

Our CEO’s recommendations (other than for himself) considering performance, a competitive market analysis, and compensation parity among our executive officers.
Each executive officer’s performance, based on an assessment of his or her contribution to our overall performance, including effective contribution to the achievement of ESG goals, and his or her ability to lead and work as part of a team.
The compensation practices of our executive compensation peer group, and the scope of each executive’s role compared to similarly-situated executives at our peer companies.
Competitive Positioning
Competitive compensation data is one of several factors that our Compensation Committee considers in making its decisions with respect to the compensation of our Executive Team, including our NEOs. Specifically, our Compensation Committee considers compensation data in our competitive market for executive talent, particularly the compensation levels and practices of a group of peer companies (the "Compensation Peer Group"), as determined by our Compensation Committee. Our Compensation Peer Group consists of companies in our industry (consumer discretionary, consumer staples, information technology) that are similar to us in terms of revenue and market capitalization.

2023 Proxy Statement	55

Specifically, in determining the Compensation Peer Group for 2022, our Compensation Committee considered whether a company was:
•in a similar industry (focusing on companies in the consumer discretionary, consumer staples and information technology industries and with a preference for companies with business models focusing on peer-to-peer commerce, transaction- or subscription-based revenue models, services and/or e-commerce);
•within a range of 0.5x to 2.0x of our revenue; and
•within a range of 0.33x to 3.0x of our market capitalization.

In 2022, our Compensation Committee used the following Compensation Peer Group, which was approved in December 2021 after consideration of input from Compensia, to assist with the determination of the compensation for our NEOs:

ANGI Homeservices DocuSign DoorDash New Dropbox eBay New GoDaddy	HubSpot Match Group MercadoLibre Okta Peloton Interactive Pinterest	RingCentral New Shopify Snap Stitch Fix The Trade Desk Tripadvisor	Twilio Twitter Wayfair Zendesk Zillow Group

Our Compensation Committee uses data drawn from our Compensation Peer Group, as well as data from the Radford Global Compensation Database for positions where there are insufficient data points in the Compensation Peer Group data, to evaluate the competitive market when making executive compensation determinations, including base salary, target annual cash incentive opportunities, and long-term incentive compensation opportunities in the form of equity awards.
Our Compensation Committee reviews our Compensation Peer Group at least annually and makes adjustments to its composition, if warranted, taking into account changes in both our business and the businesses of the companies in the Compensation Peer Group.
In December 2022, our Compensation Committee approved the following updates to the Compensation Peer Group for 2023:
•Removing: MercadoLibre and Stitch Fix, based on the criteria described above and Twitter and Zendesk, which were acquired; and
•Adding: Roblox, using the criteria described above.
Named Executive Officer Transitions
On October 27, 2022, Etsy announced that Mr. Fisher would step down from his role as Etsy's Chief Technology Officer, effective December 31, 2022 and remain with Etsy in an advisory capacity through April 2023. Pursuant to his advisory agreement, in exchange for serving as a strategic advisor to Etsy during the period from January 1, 2023 through April 30, 2023 (the "Advisory Period"), Mr. Fisher's existing equity awards continued vesting through April 30, 2023 in accordance with the terms of those awards and our 2015 Equity Incentive Plan. According to the terms of his option agreements, his options will expire immediately to the extent unvested as of April 30, 2023 and will expire on July 30, 2023 (three months following his termination date) to the extent vested as of April 30, 2023. In light of Mr. Fisher's employment through December 31, 2022 and continued service in an advisory capacity through April 2023, our Compensation Committee exercised discretion to deem Mr. Fisher eligible for his 2022 annual cash incentive award. Mr. Fisher is subject to the confidentiality and non-compete obligations that he agreed to in his 2017 offer letter. Mr. Fisher was eligible to receive no other salary or benefits during the Advisory Period.
On July 20, 2022, Etsy announced that Ms. Patel Goyal, who was then serving as Etsy's Chief Product Officer, had been named Chief Executive Officer of Etsy's subsidiary Depop effective September 12, 2022. To facilitate this transition, Ms. Patel Goyal was seconded from Etsy, Inc. to Depop and therefore became eligible for certain expatriate benefits and allowances. Pursuant to her letter agreement, Ms. Patel Goyal agreed to work from Depop's London, U.K. office. Ms. Patel Goyal's base salary was increased to $450,000 USD per year. The letter agreement also specified that Ms. Patel Goyal's annual cash incentive award payment for the time she served as Depop's CEO would be based 80% on Depop's corporate performance objectives and 20% on individual performance goals and objectives and for 2022, the Company performance portion of her target annual cash incentive award opportunity would be determined based on Etsy consolidated Company performance for the portion of the year prior to her becoming Depop's CEO. In addition, in connection with her appointment as Depop's CEO, Ms. Patel Goyal was granted an RSU award with a granted value of $1,000,000, which will vest in eight semi-annual installments over a four-year term subject to continued service. Etsy also agreed to provide certain relocation, expatriate, and tax benefits for Ms. Patel Goyal, as described more fully in the “All Other Compensation” column footnote to the 2022 Summary Compensation Table.
Other Benefits
We believe the best work comes from happy employees. We offer all our employees a robust benefit package designed to support employee retention and engagement.

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Health & Wellness
We provide health and wellness benefits to our executive officers, including our NEOs, on the same basis as these benefits are provided to our other eligible employees, including health, dental, fitness, vision, life, and disability insurance benefits. Etsy is also recognized for leading in gender-neutral paid parental leave, adoption assistance, family planning benefits and back up childcare programs.
401(k) Plan
Like other U.S. employees, our NEOs may participate in our 401(k) Plan. Etsy matches 50% of the first 6% of each participating employee’s contributions under our 401(k) Plan.
Perquisites and Other Personal Benefits
Perquisites, beyond those that are available to employees generally, represent a small part of our executive compensation program. From time to time, however, we may provide perquisites or other personal benefits that our Compensation Committee has determined are reasonable yet competitive to attract and retain our executive officers, including our NEOs.
Except as described above in connection with Ms. Patel Goyal's international assignment, perquisites in 2022 consisted of internet services associated with a home security system for Mr. Silverman which, in light of his position and the work from home arrangement necessitated by the COVID-19 pandemic, was installed in order to mitigate risks to Etsy. In addition, each of Ms. Glaser and Mr. Fisher received a travel allowance of $45,000 (which represented $3,000 per month from January 2022 to March 2023) to cover travel from Los Angeles and Ohio, respectively. We have since further clarified our Global Gathering strategy and Executive Team meeting rhythm. As a result, in February 2023, the Committee approved an increase in the travel allowance for NEOs who reside outside of the New York area to $7,500 per month to avoid out-of-pocket travel expenses, while minimizing the administrative burden on the Executive Team members.
Ms. Patel Goyal received certain perquisites and other personal benefits related to her appointment as Depop's CEO, including a pre-relocation trip; Company-provided housing and housing-related costs; children's tuition, deposits, and school placement support; international relocation services and assistance; home leave and family travel; and tax services. Additionally, to ensure that Ms. Patel Goyal had substantially the same income tax liability as she would have had if she worked exclusively in the United States, Ms. Patel Goyal will receive tax equalization payments.
For more information regarding the perquisites or other personal benefits that our NEOs received during 2022, see the column titled “All Other Compensation” of the 2022 Summary Compensation Table and the accompanying footnotes.
Post-Employment Compensation Arrangements
We believe that having in place reasonable and competitive post-employment compensation arrangements are essential to attracting and retaining highly-qualified executive officers and we maintain an executive severance plan for that purpose.
Maintaining competitive severance and change in control arrangements helps assure our executive officers that their severance payments and benefits are comparable to those of other executive officers with similar levels of responsibility and tenure. We also believe that the executive severance plan serves as an incentive for our executive officers to remain employed and focused on their responsibilities during the threat or negotiation of a transaction that may involve a change in control of the company, which helps preserve our value and the potential benefit to be received by our stockholders in such a transaction.
In addition, the executive severance plan is intended to reduce the need to extensively negotiate post-employment compensation arrangements on a case-by-case basis and to help mitigate potential employer liability. For example, executive severance plan participants are required to sign a separation and release agreement (including a release in favor of Etsy) as a condition to receiving post-employment compensation payments or benefits.
See “Executive Compensation Tables – Potential Payments Upon Termination or Change of Control” below for additional information.
Other Compensation Policies and Practices
Equity Awards Grant Policy
We maintain a formal equity awards grant policy, which has been adopted by our Compensation Committee. Our Equity Awards Grant Policy provides:
•Our Board, our Compensation Committee, or a subcommittee of two or more directors must approve all equity awards granted to senior officers. Our Compensation Committee may also delegate its authority to grant awards to employees other than senior officers to two or more officers or directors, as our Compensation Committee deems appropriate.

2023 Proxy Statement	57

•Unless otherwise approved by our Board or our Compensation Committee, equity awards are granted on pre-established dates as follows:
•For newly-hired and promoted employees, awards are effective on the first business day of the month immediately following the month in which a newly-hired employee’s employment commences or a promoted employee’s promotion occurs (or, if that day is not a trading day, on the following trading day).
•Annual equity awards granted to our employees, including our executive officers, are effective as of March 15th of each year (or, if that day is not a trading day, on the following trading day).
•In order to mitigate the impact of any short-term stock price volatility on the number of stock units granted, the number of stock units in an RSU or PSU award is based on the aggregate dollar value of the award divided by the average closing market price of our common stock on Nasdaq (rounded to the nearest hundredth) for the 30 trading days immediately prior to and including the date of grant, or based on such other methodology as our Compensation Committee may determine in its sole discretion. As a result, the grant date fair value of the awards, computed in accordance with FASB ASC Topic 718 and presented in the Summary Compensation Table and Grants of Plan-Based Awards Table, may be lower or higher than the equity compensation value approved by our Compensation Committee.
Stock Ownership Guidelines
To support continued alignment of the interests of our non-employee directors and executive officers with the interests of our stockholders, in 2022 our Board adopted formal stock ownership guidelines that require our executive officers and the non-employee members of our Board to own a minimum number of shares of our common stock. Under our guidelines, these individuals are required to hold shares of our common stock equivalent in value to a multiple of their base salaries or a minimum dollar amount or to hold a minimum number of shares as set forth below:

Individual Subject to Ownership Guidelines	Minimum Required Level of Stock Ownership
Chief Executive Officer	Lesser of six times base salary or 37,800 shares
Other Executive Officers	Lesser of one time base salary or 4,400 shares
Non-Employee Members of our Board	Lesser of $150,000 or 1,500 shares
The ownership level specified by the guidelines must be achieved by each non-employee director and executive officer within five years of the date the guidelines were adopted or, if later, within five years of first becoming one of our directors or executive officers (or being promoted to chief executive officer), measured as of the last day of the applicable fiscal year (the “measurement date”).
For the executive officers, the required ownership level is calculated using the executive officer’s annual base salary as of January 1 of the year of the measurement date.
The following shares of our common stock count towards compliance with the guidelines:
•shares owned outright by the director or executive officer or by members of his or her immediate family;
•shares held in a trust for the benefit of the director or executive officer and/or members of his or her immediate family; and
•vested restricted stock units, including vested performance-based awards, net of the estimated number of shares needed to pay the minimum tax withholding for those vested units.
These shares are then valued at the average daily closing price per share of our common stock during the 90-trading day period ending 30 days prior to the measurement date.
Unvested restricted stock units and unexercised stock options (whether or not vested) do not count towards director or executive officers’ compliance with the guidelines.
If the guidelines have not been met by the initial compliance date, the executive officers are required to retain 50% of any shares acquired under any equity award granted by Etsy (net of any shares sold or withheld to pay any applicable exercise price or satisfy any employment or income taxes related to the equity awards) until the stock ownership guidelines are met.
The ownership levels of our named executive officers and non-employee directors as of April 1, 2023 are set forth in the section entitled “Security Ownership of Certain Beneficial Owners, Directors, and Management.”
Policy Prohibiting Hedging and Pledging
Under our insider trading policy, our employees, including our executive officers, and the non-employee members of our Board are prohibited from engaging in short sales, hedging or similar transactions, or derivatives trading involving our equity securities.
Similarly, under our insider trading policy, our employees, including our executive officers, and the non-employee members of our Board are prohibited from pledging our equity securities or using such securities as collateral for a loan.

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Clawback Policy
We are reviewing the recently adopted SEC rules and Nasdaq proposed listing standards regarding clawback policies. We plan to adopt a clawback policy consistent with those rules in the required timeframe.
Compensation and Risk Management
Our Compensation Committee, Compensia, and our management team each play a role in evaluating and mitigating potential risks associated with our compensation program, practices, and policies. Our Compensation Committee, with input and support from Compensia and management, has performed a compensation risk assessment. In particular, this assessment considered compensation program attributes that help to mitigate risk, including, for example:
•the mix of cash and equity compensation;
•a balance of short and long-term incentive plan designs with multiple performance measures that emphasize top and bottom-line performance;
•our formal policies for equity administration;
•our insider trading policy, which prohibits short sales, hedging or similar transactions, derivatives trading and pledging and using our securities as collateral;
•our stock ownership guidelines; and
•the oversight of an independent Compensation Committee.
Based on this assessment, our Compensation Committee concluded that our compensation policies and practices, taken as a whole, are not reasonably likely to have a material adverse effect on Etsy.
Tax and Accounting Considerations
Deductibility of Executive Compensation
Under Section 162(m) of the Internal Revenue Code ("Section 162(m)"), compensation paid to each of our "covered employees" that exceeds $1 million per taxable year is generally non-deductible unless the compensation qualifies for certain grandfathered exceptions (including the "performance-based compensation" exception) for certain compensation paid pursuant to a written binding contract in effect on November 2, 2017 and not materially modified on or after such date.
Although our Compensation Committee will continue to consider tax implications as one factor in determining executive compensation, our Compensation Committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for our executive officers in a manner consistent with the goals of our executive compensation program and the best interests of Etsy and our stockholders, which may include providing for compensation that is not deductible by the Company due to the deduction limit under Section 162(m). Our Compensation Committee also retains the flexibility to modify compensation that was initially intended to be exempt from the deduction limit under Section 162(m) if it determines that such modifications are consistent with Etsy's business needs.
Taxation of Non-Qualified Deferred Compensation
Generally, Section 409A of the Code sets limits on the deferral and payment of certain benefits. Our Compensation Committee takes into account whether elements of the compensation for our executive officers will be adversely impacted by the penalty tax imposed by Section 409A, and seeks to structure these elements to be compliant with or exempt from Section 409A to avoid such potential adverse tax consequences.
Accounting
Our Compensation Committee considers the accounting treatment of the various elements of our executive compensation program. For example, we record our executive officers’ base salaries, equity awards, and our cash incentive compensation in our Consolidated Financial Statements.
We follow the FASB ASC Topic 718 for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all stock-based payment awards made to our employees, including our executive officers, and the non-employee members of our Board, including stock options and other stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables in this proxy statement, even though the recipient of the awards may never realize any value from their awards.

2023 Proxy Statement	59

Compensation Committee Report
Our Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis section of Etsy’s Proxy Statement for the 2023 Annual Meeting of Stockholders. Based on this review and discussion, our Compensation Committee has recommended to our Board that the Compensation Discussion and Analysis be included in Etsy’s 2023 Proxy Statement and incorporated into Etsy’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.
Respectfully submitted by:
Melissa Reiff (Chair)
C. Andrew Ballard
Gary S. Briggs
Jonathan D. Klein

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Executive Compensation Tables
Summary Compensation Table
The following table provides information regarding the compensation of our NEOs as of December 31, 2022, 2021, and 2020 in accordance with SEC rules.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Josh Silverman President & CEO	2022	622,500	15,410,262	—	416,000	12,745	16,461,507
	2021	600,000	35,273,412	3,599,940	1,099,000	11,940	40,584,292
	2020	575,000	—	—	1,150,000	209,307	1,934,307
Rachel Glaser Chief Financial Officer	2022	468,750	7,498,440	—	263,000	54,150	8,284,340
	2021	443,750	4,049,928	1,249,973	609,000	8,700	6,361,351
	2020	418,750	1,799,988	1,199,994	600,000	44,550	4,063,282
Raina Moskowitz Chief Operating Officer	2022	416,250	5,623,794	—	219,000	9,150	6,268,194

Ryan Scott Chief Marketing Officer	2022	418,750	5,623,794	—	194,000	9,150	6,245,694
	2021	392,500	3,239,898	999,978	433,000	8,700	5,074,076
	2020	366,250	1,199,978	799,996	421,000	8,550	2,795,774
Michael Fisher(6) Former Chief Technology Officer	2022	468,750	7,029,729	—	257,000	54,150	7,809,629
	2021	443,750	4,049,928	1,249,973	609,000	8,700	6,361,351
	2020	418,750	1,799,988	1,199,994	600,000	45,089	4,063,821
Kruti Patel Goyal(7) Former Chief Product Officer	2022	427,083	6,623,614	—	171,000	476,778	7,698,475
	2021	395,000	3,645,096	1,124,975	433,000	8,700	5,606,771
	2020	373,750	1,349,960	899,991	430,000	8,550	3,062,251
(1)The amounts reported in this column reflect base salaries earned during 2022. Annual base salaries as of December 31, 2022 were $630,000 for Mr. Silverman; $475,000 for each of Ms. Glaser and Mr. Fisher; $425,000 for each of Ms. Moskowitz and Mr. Scott, and $450,000 for Ms. Patel Goyal.
(2)The amounts reported in this column represent the aggregate grant date fair value of restricted stock units (“RSUs”) and performance share units ("PSUs") granted under Etsy’s 2015 Equity Incentive Plan (the “2015 Plan”) computed in accordance with FASB ASC Topic 718. To mitigate the impact of any short-term stock price volatility on the number of RSUs and PSUs granted, the number of RSUs and target number of PSUs subject to an award is based on the aggregate dollar value of the award divided by the average closing market price of our common stock on Nasdaq (rounded to the nearest hundredth) for the 30 trading days immediately prior to and including the date of grant. As a result, the grant date fair value of the awards reported in this column, computed in accordance with FASB ASC Topic 718, may be lower or higher than the aggregate dollar value approved by our Compensation Committee.
The grant date fair value of the RSUs, computed in accordance with FASB ASC Topic 718, is based on the closing market price of our common stock on Nasdaq on the grant date. The valuation assumptions used in the calculation of such amounts for the RSUs are set forth in Note 15—Stock-based Compensation in our Form 10-K.
The grant date fair value of the PSUs based on GMS, revenue, and adjusted EBITDA or adjusted EBITDA margin, as applicable, computed in accordance with FASB ASC Topic 718, is based on the closing market price of our common stock on Nasdaq on the grant date and the probable outcome of the applicable metrics. The grant date fair value of the PSUs based on relative TSR is determined using a Monte-Carlo simulation model. See Footnote 3 to the Grants of Plan-Based Awards Table for the valuation assumptions used in the calculation of such amounts for the PSUs.
The grant date fair value, computed in accordance with FASB ASC Topic 718, represents the amount we expect to expense for accounting purposes over the award's vesting schedule and not the actual value that will be realized by the NEO to the extent the award vests. In addition to the level of performance achieved, the realized value of the PSUs earned will be determined by the price of our stock on the date any shares are issued following the end of the performance period, which may be more or less than the grant date fair value.
The grant date fair values of the 2022 PSU awards, based on the probable outcome using the Monte-Carlo simulation model for the PSUs based on relative TSR, and assuming the maximum 200% payout for the PSUs based on GMS, revenue, and adjusted EBITDA, are as follows: Mr. Silverman: $16,443,824; Ms. Glaser: $4,933,240; Ms. Moskowitz: $3,699,796; Mr. Scott: $3,699,796; Mr. Fisher: $4,624,718; and Ms. Patel Goyal: $3,699,796.
The grant date fair values of the 2021 PSU awards, based on the probable outcome using the Monte-Carlo simulation model for the PSUs based on relative TSR, and assuming the maximum 200% payout for the PSUs based on GMS, revenue, and adjusted EBITDA, are as follows: Mr. Silverman: $48,962,545; Ms. Glaser: $2,447,805; Mr. Scott: $1,958,334; Mr. Fisher: $2,447,805; and Ms. Patel Goyal: $2,203,030.

2023 Proxy Statement	61

(3)The amounts reported in this column represent the aggregate grant date fair value of stock option awards computed in accordance with FASB ASC Topic 718. The valuation assumptions used in the calculation of such amounts are set forth in Note 15—Stock-based Compensation in our Form 10-K.
(4)The amounts reported in this column represent bonuses paid under Etsy’s annual cash incentive program. For more information on the determination of these amounts based on achievement of 2022 corporate performance objectives and individual performance, please see the Compensation Discussion and Analysis.
(5)For 2022, this column includes: (a) payments of $3,595 related to internet services associated with a home security system for Mr. Silverman; (b) a travel stipend of $45,000 for each of Ms. Glaser and Mr. Fisher; and (c) Etsy's 401(k) match of $9,150 for each of Mr. Silverman, Ms. Glaser, Ms. Moskowitz, Mr. Scott, Mr. Fisher, and Ms. Patel Goyal. For Ms. Patel Goyal, amounts also include certain costs related to her international assignment, including: a pre-relocation trip in the amount of $21,367; Company-provided housing and housing-related costs (in the amount of $212,578); children's tuition, deposits, and school placement support (in the amount of $49,311), international relocation services and assistance (in the amount of $53,609), home leave and family travel (in the amount of $36,317), tax gross up of $85,881, and tax services of $8,566. The amount for Ms. Goyal Patel does not reflect tax equalization payments for 2022, which amount had not been determined prior to filing this proxy statement.
For 2021, this column includes: (a) payments of $3,240 related to internet services associated with a home security system for Mr. Silverman; and (b) Etsy's 401(k) match of $8,700 for each of Mr. Silverman, Ms. Glaser, Mr. Fisher, Ms. Patel Goyal, and Mr. Scott.
For 2020, this column includes: (a) a home security system that was installed for Mr. Silverman in light of his position and the work from home arrangement necessitated by the COVID-19 pandemic and in order to mitigate risks to Etsy in the amount of $200,757 (of which $199,748 was for configuration, hardware, and installation costs, with the remainder for related internet services); (b) a travel stipend of $36,000 for each of Ms. Glaser and Mr. Fisher; and (c) Etsy's 401(k) match of $8,550 for each of Mr. Silverman, Ms. Glaser, Mr. Fisher, Ms. Patel Goyal, and Mr. Scott.
(6)Mr. Fisher served as our Chief Technology Officer through December 31, 2022. In light of Mr. Fisher's employment through December 31, 2022 and his continued service in an advisory capacity through April 2023, our Compensation Committee exercised discretion to deem Mr. Fisher eligible for his 2022 annual cash incentive award.
(7)Ms. Patel Goyal served as our Chief Product Officer through July 29, 2022 and following her move overseas, began serving as Depop's CEO effective September 12, 2022. Ms. Patel Goyal is included as an NEO for 2022 because she would have been among our three most highly compensated executive officers, other than our Chief Executive Officer and Chief Financial Officer, had she been serving as an executive officer of Etsy as of December 31, 2022.

62	Etsy

Grants of Plan-Based Awards Table
The following table provides information regarding grants of plan-based awards to our NEOs during the fiscal year ended December 31, 2022:

Named Executive Officer	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			Restricted Stock Units (#)		Grant Date Fair Value of Stock Awards ($)(3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Josh Silverman	–	0	756,000	1,512,000	—	—	—	—		—
	3/15/2022	—	—	—	0	57,516	115,032	—		8,221,912
	3/15/2022	—	—	—	—	—	—	57,516	(4)	7,188,350
Rachel Glaser	–	0	427,500	855,000	—	—	—	—		—
	3/15/2022	—	—	—	0	17,255	34,510	—		2,466,620
	3/15/2022	—	—	—	—	—	—	40,261	(4)	5,031,820
Raina Moskowitz	–	0	340,000	680,000	—	—	—	—		—
	3/15/2022	—	—	—	—	12,941	25,882	—		1,849,898
	3/15/2022	—	—	—	—	—	—	30,196	(4)	3,773,896
Ryan Scott	–		340,000	680,000	—	—	—	—		—
	3/15/2022	—	—	—	0	12,941	25,882	—		1,849,898
	3/15/2022	—	—	—	—	—	—	30,196		3,773,896
Michael Fisher	–	0	427,500	855,000	—	—	—	—		—
	3/15/2022	—	—	—	0	16,176	32,352	—		2,312,359
	3/15/2022	—	—	—	—	—	—	37,745	(4)	4,717,370
Kruti Patel Goyal(6)	–	0	340,000	680,000	—	—	—	—		—
	3/15/2022	—	—	—	0	12,941	25,882	—		1,849,898
	3/15/2022	—	—	—	—	—	—	30,196	(4)	3,773,896
	10/3/2022	—	—	—	—	—	—	9,523	(5)	999,820
(1)The annual cash incentive program provides for no payment if the specified performance metrics are achieved below the threshold performance level and there is a maximum payment of 200% of the target bonus amount if achievement of the specified performance metrics meets or exceeds the “kicker” performance level. The actual payouts based on achievement of 2022 corporate performance objectives and individual performance are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table and described in the Compensation Discussion and Analysis.
(2)These PSUs are based on performance conditions relating to GMS, revenue, and adjusted EBITDA, as well as relative TSR compared to a comparator group of Nasdaq Composite Index constituents. 33 1/3% of the PSUs earned on achievement of the GMS, revenue, and adjusted EBITDA performance conditions will vest on each of April 1, 2023, April 1, 2024, and April 1, 2025, subject to continued service through each vesting date. 100% of the relative TSR PSUs earned will vest on April 1, 2025, subject to continued service through the vesting date. The portion, if any, of PSUs that will vest ranges from 0% to 200% of the target number of shares underlying the award. See the Compensation Discussion & Analysis for information on the PSUs earned based on 2022 achievement of the GMS, revenue, and adjusted EBITDA performance objectives.
(3)The amounts reported in this column represent the aggregate grant date fair value of RSUs and target number of PSUs granted under the 2015 Plan and valued in accordance with FASB ASC Topic 718. To mitigate the impact of any short-term stock price volatility on the number of RSUs and PSUs granted, the number of RSUs and target number of PSUs subject to an award is based on the aggregate dollar value of the award divided by the average closing market price of our common stock on Nasdaq (rounded to the nearest hundredth) for the 30 trading days immediately prior to and including the date of grant. As a result, the fair value of the awards at grant date in this column, computed in accordance with FASB ASC Topic 718, may be lower or higher than the equity compensation value approved by our Compensation Committee.
In accordance with FASB ASC Topic 718, the grant date fair value of $124.98 per share reflected in the table above for the RSUs, and the target number of PSUs based on the GMS, revenue, and adjusted EBITDA performance, is computed based on the closing market price of our common stock on Nasdaq on the grant date and, with respect to the PSUs based on GMS, revenue, and adjusted EBITDA performance, an assumed 100% performance achievement. The grant date fair value of $196.86 per share reflected in the table above for the PSUs based on relative TSR is determined using a Monte-Carlo simulation model with the historical stock price volatilities of the companies in the comparator group over the most recent three-year period from the date of grant assuming dividends for each company are reinvested on a continuous basis and a risk-free rate of interest of 1.99%.
The grant date fair value computed in accordance with FASB ASC Topic 718 represents the amount we expect to expense for accounting purposes over the award's vesting schedule, and not the actual value that will be realized by the NEOs to the extent the awards vest. In addition to the level of performance achieved, the realized value of the PSUs earned will be determined by the price of our stock on the date any shares are issued at the end of the performance period, which may be more or less than the grant date fair value.

2023 Proxy Statement	63

The grant date fair values of the 2022 PSU awards, based on the probable outcome using the Monte-Carlo simulation model for the PSUs based on relative TSR, and assuming the maximum 200% payout for the PSUs based on GMS, revenue, and adjusted EBITDA margin, are as follows: Mr. Silverman: $16,443,824; Ms. Glaser: $4,933,240; Ms. Moskowitz $3,699,796; Mr. Scott; $3,699,796; Mr. Fisher: $4,624,718; and Ms. Patel Goyal: $3,699,796.
(4)These RSUs vest in eight equal semi-annual installments, beginning on October 1, 2022, subject to continued service on each vesting date.
(5)Ms. Patel Goyal received an additional equity award in 2022, in connection with her appointment as Depop's CEO. These RSUs vest in eight equal semi-annual installments, beginning on April 1, 2023, subject to continued service on each vesting date.
(6)The amounts for Ms. Patel Goyal in the non-equity incentive plan awards column reflect her salary as Etsy's Chief Product Officer. Upon her appointment as Depop's CEO, Ms. Patel Goyal's base salary was increased to $450,000 per year. Ms. Patel Goyal's incentive cash compensation was based on Etsy performance for the period prior to her becoming Depop's CEO and based on Depop performance for the portion of the year during her service as Depop's CEO and resulted in an actual payout of $171,000.
Outstanding Equity Awards at Fiscal Year-End Table
The following table sets forth information regarding unexercised stock options, RSUs, and PSUs held by our NEOs as of December 31, 2022.

	OPTION AWARDS					STOCK AWARDS
Named Executive Officer	Number of Securities Underlying Unexercised Options that are Exercisable as of December 31, 2022 (#)	Number of Securities Underlying Unexercised Options that are not Exercisable as of December 31, 2022 (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have not Vested (#)		Market Value of Shares or Units of Stock that Have not Vested ($)(1)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(1)
Josh Silverman	2,130,200	—		10.62	5/3/2027	—		—	—		—
	14,104	23,509	(2)	223.23	3/14/2031	—		—	—		—
	—	—		—	–	15,503	(3)	1,856,949	—		—
						50,327	(4)	6,028,168
	—	—		—	–	—		—	86,127	(5)	10,316,292
									64,706	(6)	7,750,485
Rachel Glaser	43,528	—		13.55	5/31/2027	—		—	—		—
	29,650	—		28.38	3/14/2028	—		—	—		—
	14,999	5,288	(7)	69.89	3/14/2029	—		—	—		—
	25,985	27,659	(8)	41.65	3/15/2030	—		—	—		—
	4,897	8,163	(2)	223.23	3/14/2031	—		—	—		—
	—	—		—	–	2,529	(9)	302,924	—		—
	—	—		—	–	16,207	(10)	1,941,274	—		—
	—	—		—	–	7,177	(3)	859,661	—		—
	—	—		—	–	35,229	(4)	4,219,730	—		—
	—	—		—	–	—		—	4,306	(5)	515,773
									19,413	(6)	2,325,289
Raina Moskowitz	5,051	—		30.32	4/30/2028	—		—	—		—
	17,725	4,230	(7)	69.89	3/14/2029	—		—	—		—
	30,731	18,439	(8)	41.65	3/15/2030	—		—	—		—
	3,673	6,122	(2)	223.23	3/14/2031	—		—	—		—
	—	—		—	–	2,023	(9)	242,315
	—	—		—	–	10,805	(10)	1,294,223
	—	—		—	–	5,385	(3)	644,776
	—	—		—	–	26,422	(4)	3,164,827
	—	—		—		—		—	3,230	(5)	386,889
	—	—		—		—		—	14,558	(6)	1,743,757

64	Etsy

	OPTION AWARDS						STOCK AWARDS
Named Executive Officer	Number of Securities Underlying Unexercised Options that are Exercisable as of December 31, 2022 (#)	Number of Securities Underlying Unexercised Options that are not Exercisable as of December 31, 2022 (#)		Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock that Have not Vested (#)		Market Value of Shares or Units of Stock that Have not Vested ($)(1)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(1)
Ryan Scott	4,921	9,843	(11)	62.06	6/30/2029		—		—	—		—
	—	18,439	(8)	41.65	3/15/2030		—		—	—		—
	2,612	6,530	(2)	223.23	3/14/2031		—		—	—		—
	—	—		—	–		3,882	(13)	464,986	—		—
	—	—		—	–		10,805	(10)	1,294,223	—		—
	—	—		—	–		5,742	(3)	687,777	—		—
	—	—		—	–		26,422	(4)	3,164,827
	—	—		—	–		—		—	3,445	(5)	412,642
	—	—		—	–		—		—	14,558	(6)	1,743,757
Michael Fisher	—	5,288	(7)	69.89	7/30/2023	(14)	—		—	—		—
	—	27,659	(8)	41.65	7/30/2023	(14)	—		—	—		—
	3,265	8,163	(2)	223.23	7/30/2023	(14)	—		—	—		—
	—	—		—	–		2,529	(9)	302,924	—		—
	—	—		—	–		16,207	(10)	1,941,274	—		—
	—	—		—	–		7,177	(3)	859,661	—		—
	—	—		—	–		33,027	(4)	3,955,974	—		—
	—	—		—	–		—		—	4,306	(5)	515,773
	—	—		—	–		—		—	18,198	(6)	2,179,756
Kruti Patel Goyal	16,674	—		28.38	3/14/2028		—		—	—		—
	29,610	4,230	(7)	69.89	3/14/2029		—		—	—		—
	34,572	20,744	(8)	41.65	3/15/2030		—		—	—		—
	4,407	7,347	(2)	223.23	3/14/2031		—		—	—		—
	—	—		—	–		2,023	(9)	242,315	—		—
	—	—		—	–		12,155	(10)	1,455,926	—		—
	—	—		—	–		6,460	(3)	773,779	—		—
	—	—		—	–		26,422	(4)	3,164,827	—		—
							9,523	(12)	1,140,665
	—	—		—	–		—		—	3,876	(5)	464,267
	—	—		—	–		—		—	14,558	(6)	1,743,757
(1)This amount reflects the market value of unvested RSUs and target number of PSUs based on a closing market price on December 30, 2022 of $119.78 per share.
(2)These stock options vest in eight equal semi-annual installments, beginning on October 1, 2021, subject to continued service on each vesting date.
(3)These RSUs vest in eight equal semi-annual installments, beginning on October 1, 2021, subject to continued service on each vesting date.
(4)These RSUs vest in eight equal semi-annual installments, beginning on October 1, 2022, subject to continued service on each vesting date.
(5)These PSUs granted in 2021 are based on performance conditions relating to GMS, revenue, and adjusted EBITDA margin, as well as relative TSR compared to a comparator group of Nasdaq Composite Index constituents. 50% of the PSUs earned on achievement of the performance conditions will vest on each of April 1, 2024 and April 1, 2025, subject to continued service through each vesting date. The portion, if any, of PSUs that will vest ranges from 0% to 200% of the target number of shares underlying the award. In calculating the number of PSUs reported and their value, we are required by SEC rules to compare our performance through 2022 under the PSU award against the threshold, target, and maximum performance levels for the grant and report in these columns the applicable potential share number and payout amount. If the performance is between levels, we are required to report the potential payout at the next highest level. Based on performance through the end of 2022, certain performance conditions are below threshold and others are between threshold and target. We have reported the PSUs in this table at the next level of performance for each performance condition for this performance period.

2023 Proxy Statement	65

(6)These PSUs granted in 2022 are based on performance conditions relating to GMS, revenue, and adjusted EBITDA, as well as relative TSR compared to a comparator group of Nasdaq Composite Index constituents. 33 1/3% of the PSUs based on achievement of the GMS, revenue, and adjusted EBITDA performance conditions will vest on each of April 1, 2023, April 1, 2024, and April 1, 2025, subject to continued service through the applicable vesting date. 100% of the relative TSR PSUs earned will vest on April 1, 2025, subject to continued service through each vesting date. The portion, if any, of PSUs that will vest ranges from 0% to 200% of the target number of shares underlying the award. In calculating the number of PSUs reported and their value, we are required by SEC rules to compare our performance through 2022 under the PSU award against the threshold, target, and maximum performance levels for the grant and report in these columns the applicable potential share number and payout amount. If the performance is between levels, we are required to report the potential payout at the next highest level. Based on performance through the end of 2022, certain performance conditions are below threshold and others are between threshold and target. We have reported the PSUs in this table at the next level of performance for each performance condition for this performance period.
(7)These stock options vest in eight equal semi-annual installments, beginning on October 1, 2019, subject to continued service on each vesting date.
(8)These stock options vest in eight equal semi-annual installments, beginning on October 1, 2020, subject to continued service on each vesting date.
(9)These RSUs vest in eight equal semi-annual installments, beginning on October 1, 2019, subject to continued service on each vesting date.
(10)These RSUs vest in eight equal semi-annual installments, beginning on October 1, 2020, subject to continued service on each vesting date.
(11)These stock options vested 25% on July 1, 2020, with the remainder vesting in six equal semi-annual installments, subject to continued service on each vesting date.
(12)These RSUs vest in eight equal semi-annual installments, beginning on April 1, 2023, subject to continued service on each vesting date
(13)These RSUs vested 25% on July 1, 2020, with the remainder vesting in six equal semi-annual installments, subject to continued service on each vesting date.
(14)Mr. Fisher served as Chief Technology Officer through December 31, 2022, and will serve in an advisory capacity through April 30, 2023. According to the terms of his option agreements, his options will expire immediately to the extent unvested as of April 30, 2023 and will expire on July 30, 2023 (three months following his termination date) to the extent vested as of April 30, 2023.
Option Exercises and Stock Vested Table
The following table provides information regarding exercises of option awards and vesting of stock awards held by our NEOs in 2022:

	OPTION AWARDS		STOCK AWARDS
Named Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Josh Silverman	576,800	67,057,213	13,390	1,424,220
Rachel Glaser	103,700	9,865,628	27,230	3,071,950
Raina Moskowitz	—	—	19,554	2,311,633
Ryan Scott	17,214	1,641,910	17,154	2,036,642
Michael Fisher	29,013	1,370,770	23,450	2,600,154
Kruti Patel Goyal	—	—	22,667	2,579,954
(1)Value realized on exercise of stock options is based on the fair market value of our common stock on the date of exercise minus the exercise price multiplied by the number of shares acquired on exercise and does not reflect the actual proceeds received.
(2)Value realized on vesting of stock awards is based on the fair market value of our common stock on the vesting date multiplied by the number of shares vesting and does not reflect the actual proceeds received.

66	Etsy

Potential Payments Upon Termination or Change of Control
Executive Severance Plan
We maintain an executive severance plan and certain other arrangements that provide for payments and benefits to our executive officers upon termination of employment, including in connection with a change in control of Etsy as described below.
Under our executive severance plan, if we terminate an NEO’s employment without cause or if an NEO terminates his or her employment with us for good reason (a “Qualifying Termination”) other than in connection with a change in control, then he or she is entitled to receive continued salary payments for 12 months. Each NEO is also entitled to healthcare continuation coverage and a pro rata cash bonus payment if the termination occurs after the third month of the year. As a condition to receiving the payments and benefits under our executive severance plan, the NEO must agree to a standard release of claims in favor of Etsy. “Qualifying Termination” is defined in our executive severance plan, and includes a termination by Etsy without "cause" as defined in our executive severance plan (or, in the case of our CEO, as "cause" is defined in his 2021 amended and restated offer letter), each of which are filed as an exhibit to our Form 10-K.
Under our executive severance plan, payments and benefits in the event of a change in control are payable only upon a “double trigger;” that is, only upon a Qualifying Termination that occurs in the 3-month period before or the 12-month period following a change in control of Etsy (a “Qualifying Change in Control Termination”). Upon a Qualifying Change in Control Termination, our CEO is entitled to receive continued salary payments for 18 months and each other NEO is entitled to receive continued salary payments for 12 months. Each NEO is also entitled to healthcare continuation coverage and a pro rata bonus as in any Qualifying Termination. Finally, each NEO is entitled to full vesting of any outstanding RSUs and stock options and any earned PSUs. As a condition to receiving the payments and benefits under our executive severance plan, the NEO must agree to a standard release of claims in favor of Etsy, as well as certain non-solicitation, non-competition, confidentiality, non-disparagement, and cooperation provisions.
Under the terms of the outstanding PSUs:
•if a change in control occurs prior to the last day of the applicable performance period, the performance period will end as of the date of the change in control and (a) the portion of the PSU earned based on GMS, revenue, and adjusted EBITDA margin for the PSUs granted in 2021 and GMS, revenue, and adjusted EBITDA for the PSUs granted in 2022 will be deemed earned at the greater of the target performance level or actual performance over a trailing 12-month period ending on the date of the change in control, and (b) the portion of the PSU earned based on relative TSR will be deemed earned at the greater of the target performance level or actual performance based on a performance period ending on the date of the change in control.
•upon a Qualifying Termination that does not involve a change in control, (a) the portion of the PSU earned based on GMS, revenue, and adjusted EBITDA margin for the PSUs granted in 2021 and GMS, revenue, and adjusted EBITDA for the PSUs granted in 2022 will be deemed earned at the greater of the target performance level or actual performance over a trailing 12-month period ending on the date of the Qualifying Termination, and (b) the portion of the PSU earned based on relative TSR will be deemed earned at the greater of the target performance level or actual performance based on a performance period ending on the date of the Qualifying Termination. As of the date of a Qualifying Termination, a prorated portion (based on the number of days between the PSU grant date and the date of the Qualifying Termination) of the earned PSUs will vest.
In addition, under Mr. Silverman's 2021 amended and restated offer letter, if his employment with Etsy is terminated as a result of a Qualifying Termination, he will be entitled to one year of additional vesting service credit with respect to shares underlying his unvested RSUs and stock options.
RSUs and options held by any employee, including our NEOs, are subject to accelerated vesting in the event of the death of the holder, and options remain exercisable for a period of 12 months after the date of death.

2023 Proxy Statement	67

The following table sets forth the estimated incremental payments and benefits that would have been payable to our NEOs upon termination of employment, including in connection with a change in control of Etsy, assuming that the triggering event occurred on December 31, 2022. Due to the number of factors that affect the nature and amount of any potential payments or benefits, actual payments and benefits may differ from those presented in the table below.

Named Executive Officer	Termination Scenario	Cash Severance ($)(1)	Health & Welfare Benefits ($)(2)	PSUs ($)(3)	RSUs ($)(4)	Option Awards ($)(5)	Total ($)

Josh Silverman	Qualifying Termination	1,386,000	28,287	14,541,472	2,465,072	—	18,420,831
	Qualifying Change in Control Termination(6)	1,701,000	42,431	20,807,254	10,350,190	—	32,900,875

Rachel Glaser	Qualifying Termination	902,500	27,835	2,152,948	—	—	3,083,283
	Qualifying Change in Control Termination(6)	902,500	27,835	2,803,344	7,323,589	2,424,816	13,482,084

Raina Moskowitz	Qualifying Termination	765,000	27,835	1,614,742	—	—	2,407,577
	Qualifying Change in Control Termination(6)	765,000	27,835	2,102,502	5,346,141	1,651,674	9,893,152

Ryan Scott	Qualifying Termination	765,000	28,287	1,636,829	—	—	2,430,116
	Qualifying Change in Control Termination(6)	765,000	28,287	2,136,879	5,611,813	2,008,777	10,550,756

Kruti Patel Goyal(7)	Qualifying Termination	765,000	28,992	1,681,004	—	—	2,474,996
	Qualifying Change in Control Termination(6)	765,000	28,992	2,205,633	6,777,512	1,831,763	11,608,900
(1)For a Qualifying Termination, amounts reflect cash severance of 12 months' base salary based on the NEO's base salary as of December 31, 2022 and a pro rata cash bonus payment at 100% of the NEO's target annual cash incentive bonus. For a Qualifying Change in Control Termination, amounts reflect cash severance of 18 months' base salary for Mr. Silverman and 12 months’ salary for each other NEO, based on the NEO’s base salary as of December 31, 2022, as well as a pro rata cash bonus payment at 100% of the NEO's target annual cash incentive bonus.
(2)For Mr. Silverman, this amount reflects the estimated reimbursement for COBRA continuation coverage for 12 months upon a Qualifying Termination and for 18 months upon a Qualifying Change in Control Termination. For each other NEO, amount reflects the estimated reimbursement for COBRA continuation coverage for 12 months.
(3)For PSUs granted in 2021, for a Qualifying Termination or Qualifying Change in Control Termination, the PSUs would be deemed earned at the greater of target performance or actual performance based on the truncated performance period ending on December 31. For PSUs granted in 2022, for a Qualifying Termination or Qualifying Change in Control Termination, the PSUs based on GMS, revenue, and adjusted EBITDA would be deemed earned at the target level and PSUs based on relative TSR would be deemed earned at the greater of target performance or actual performance based on the truncated performance period ending on December 31. Qualifying Termination amounts assume that a prorated portion of the target shares will vest, based on the number of days of service between the date of grant and the date of the Qualifying Termination.
(4)The value of accelerated vesting of unvested RSUs is based upon the closing stock price on December 30, 2022, the last business day of the fiscal year ended December 31, 2022, which was $119.78 per share, multiplied by the number of unvested RSUs.
(5)The value of accelerated vesting of unvested stock options is based on the difference between the closing stock price on December 30, 2022, the last business day of the fiscal year ended December 31, 2022, which was $119.78 per share, and the exercise price per option multiplied by the number of unvested options.
(6)Represents change in control severance benefits based on a double-trigger arrangement, which assumes the termination of an NEO without “cause” or the resignation of an NEO for “good reason” within 3 months prior to or 12 months following a change in control. In the event of a Qualifying Change in Control Termination, each NEO is entitled to full vesting of any outstanding equity awards, as described in the above narrative.
(7)In accordance with her letter agreement, Ms. Patel Goyal continues to participate in Etsy's executive severance plan in her role as Depop's CEO.
As previously announced, Mr. Fisher stepped down from his role as our Chief Technology Officer, effective December 31, 2022. For more information, see "Compensation Discussion and Analysis — Named Executive Officer Transitions."

68	Etsy

Pay Ratio Disclosure
Under SEC rules, we are required to calculate and disclose the median of the annual total compensation of all our employees (other than our CEO), the annual total compensation of our CEO, and the ratio of the median of the annual total compensation of our median employee as compared to the annual total compensation of our CEO (“CEO Pay Ratio”). To identify our median employee, we used the following methodology:
•To determine our total population of employees, we included all full-time, part-time, and temporary employees as of December 31, 2022. Historically, our employee population for pay ratio included Etsy and Reverb employees. Beginning in 2022, we included employees from Depop and Elo7, which we acquired in 2021. We did not exclude any non-U.S. employees.
•To identify our median employee from our employee population, we calculated the aggregate amount of each employee’s 2022 base compensation, employee bonus earned for 2022, and the value of equity awards granted in 2022.
•We calculated the value of 2022 RSU and PSU equity awards based on the average closing price of our common stock on Nasdaq (rounded to the nearest hundredth) on the 30 trading days up to and including the grant date, which is in accordance with our Equity Granting Policy.
•We annualized the base compensation of all permanent (full-time and part-time) employees who were employed by us for less than the entire calendar year.
•Compensation paid in foreign currencies was converted to U.S. dollars based on the exchange rates in effect on December 31, 2022.
Using this approach, we identified our median employee. For 2022, our median employee is a U.S.-based, full-time employee at Etsy. Once the median employee was identified, we then calculated the annual total compensation of this employee for 2022 in accordance with the requirements of the Summary Compensation Table.
For 2022, the median of the annual total compensation of our employees (other than Mr. Silverman) was $248,232 and the annual total compensation of Mr. Silverman, as reported in the Summary Compensation Table included in this proxy statement, was $16,461,507. Based on this information, the ratio of Mr. Silverman’s annual total compensation to the median of the annual total compensation of all employees was 66:1.
The foregoing information in this section is provided for compliance purposes only and is a reasonable estimate calculated in a manner consistent with SEC rules, based on our internal records and the methodology described above. The SEC rules for identifying the median employee allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to our pay ratio, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios. Neither our Compensation Committee nor Etsy management uses pay ratios in making compensation decisions.

2023 Proxy Statement	69

Pay Versus Performance
The following table sets forth the compensation for our Chief Executive Officer (“CEO”) and the average compensation for our other Named Executive Officers (“Other NEOs”) for 2022, 2021 and 2020 (each, a “Covered Year”), both as reported in the Summary Compensation Table and with certain adjustments to reflect the “compensation actually paid” to such individuals, as calculated in accordance with the pay versus performance rules adopted by the SEC in August 2022. “Compensation actually paid” does not reflect amounts actually realized by our CEO and Other NEOs and may be higher or lower than the amounts, if any, that are ultimately realized by such individuals. Our Compensation Committee did not consider “compensation actually paid,” as defined by the SEC, when making its executive compensation decisions for the Covered Years. Please see the Compensation Discussion and Analysis section in this proxy statement for a discussion of our Compensation Committee’s philosophy, objectives, and practices when making executive compensation decisions.
The table below also provides information for each Covered Year on our cumulative total stockholder return ("TSR"), the cumulative TSR of our peer group, our Net Income and our Revenue. Although we selected Revenue as our “most important financial performance measure” used to link “compensation actually paid” to our CEO and Other NEOs to our performance for 2022, we consider Gross Merchandise Sales ("GMS") to be the most important performance measure for purposes of linking executive compensation to our performance. As discussed in more detail in the Compensation Discussion and Analysis section of this proxy statement, GMS was weighted more heavily than Revenue in determining the payout under our 2022 annual cash incentive program and was weighted equally with Revenue for purposes of our 2022 and 2021 PSUs. However, GMS is not considered a “financial performance measure” within the meaning of the SEC’s pay versus performance rules, so we selected Revenue for purposes of the table below.

Year	Summary Compensation Table Total for CEO ($)	Compensation Actually Paid to CEO ($)(1)(2)	Average Summary Compensation Table Total for Other NEOs ($)(3)(4)	Average Compensation Actually Paid to Other NEOs ($)(2)(4)	Value of Initial Fixed $100 Investment Based On:		Net Income ($ in millions) (6)	Revenue ($ in millions) (7)
					Total Shareholder Return ($)	Peer Group Total Shareholder Return ($)(5)
2022	16,461,507	(15,823,299)	7,261,266	(4,534,407)	270.38	118.03	(694)	2,566
2021	40,584,292	52,367,686	5,850,887	11,909,053	494.22	148.30	494	2,329
2020	1,934,307	102,473,221	3,496,282	28,464,462	401.60	118.87	349	1,726
(1)The following table shows for each Covered Year the adjustments made to the total compensation shown for our CEO, Josh Silverman, on the Summary Compensation Table to arrive at “compensation actually paid” as reflected on the table above:

Adjustments to Determine CEO Compensation Actually Paid	2022	2021	2020
Summary Compensation Table (SCT) amount	16,461,507	40,584,292	1,934,307
Less Amounts Reported under “Stock Awards” Column in SCT for the Covered Year	(15,410,262)	(35,273,412)	—
Less Amounts Reported under “Option Awards” Column in SCT for the Covered Year	—	(3,599,940)	—
Plus Year-end Fair Value of Stock Awards and Options Awards Granted during Covered Year that Remain Unvested as of Year-end	11,006,723	41,651,651	—
Plus Fair Value on Vesting of Awards Granted during Covered Year that Vest during Covered Year	719,835	1,091,784	—
Change (positive or negative) in Fair Value from Prior Year-end to Covered Year-end of Awards Granted Prior to Covered Year that were Outstanding and Unvested as of Covered Year-end	(27,327,632)	—	53,602,053
Change (positive or negative) in Fair Value from Prior Year-end to Vesting Date of Awards Granted Prior to Covered Year that Vested during Covered Year	(1,273,470)	7,913,311	46,936,861
TOTAL ADJUSTMENTS:	(32,284,806)	11,783,394	100,538,914
TOTAL COMPENSATION ACTUALLY PAID:	(15,823,299)	52,367,686	102,473,221
(2)For purposes of the adjustments to determine “compensation actually paid,” we computed the fair value of stock option awards, RSUs, and PSUs in accordance with FASB ASC Topic 718 as of the end of the relevant fiscal year, other than the fair values of equity awards that vested in the Covered Year, which are valued as of the applicable vesting date. The valuation assumptions used in the calculation of such amounts are set forth in Note 15—Stock-based Compensation in our Form 10-K. The fair value of the PSUs based on relative TSR is determined based on the probable outcome (as determined in accordance with FASB ASC Topic 718) as of the end of the relevant fiscal year using a Monte-

70	Etsy

Carlo simulation model. See Footnote 3 to the Grants of Plan-Based Awards Table for the valuation assumptions used in the calculation of such amounts for the PSUs.
(3)The Other NEOs for 2020 and 2021 were Rachel Glaser, Michael Fisher, Kruti Patel Goyal, and Ryan Scott. The Other NEOs for 2022 were Rachel Glaser, Raina Moskowitz, Ryan Scott, Michael Fisher, and Kruti Patel Goyal.
(4)The following table shows for each Covered Year presented the adjustments made to the average of the total compensation shown for the Other NEOs on the Summary Compensation Table to arrive at “compensation actually paid” as reflected on the table above:

Adjustments to Determine Average Other NEO Compensation Actually Paid	2022	2021	2020
Summary Compensation Table (SCT) amount	7,261,266	5,850,887	3,496,282
Less Amounts Reported under “Stock Awards” Column in SCT for the Covered Year	(6,479,874)	(3,746,213)	(1,537,479)
Less Amounts Reported under “Option Awards” Column in SCT for the Covered Year	—	(1,156,225)	(1,024,994)
Plus Year-end Fair Value of Stock Awards and Options Awards Granted during Covered Year that Remain Unvested as of Year-end	5,012,989	4,719,336	13,433,980
Plus Fair Value on Vesting of Awards Granted during Covered Year that Vest during Covered Year	421,988	418,417	1,353,123
Change (positive or negative) in Fair Value from Prior Year-end to Covered Year-end of Awards Granted Prior to Covered Year that were Outstanding and Unvested as of Covered Year-end	(6,138,107)	3,889,359	9,926,723
Change (positive or negative) in Fair Value from Prior Year-end to Vesting Date of Awards Granted Prior to Covered Year that Vested during Covered Year	(4,612,669)	1,933,492	2,816,827
TOTAL ADJUSTMENTS:	(11,795,673)	6,058,166	24,968,180
TOTAL COMPENSATION ACTUALLY PAID:	(4,534,407)	11,909,053	28,464,462
(5)Our peer group is the Russell 1000 Index, which is the index included in our Performance Graph in our Form 10-K for each of the Covered Years.
(6)Reflects “Net Income” for each Covered Year as set forth in our Consolidated Statements of Operations included in our Form 10-K for each of the Covered Years.
(7)Reflects “Revenue” for each Covered Year as set forth in our Consolidated Statements of Operations included in our Form 10-K for each of the Covered Years.
Discussion of Compensation Actually Paid
As reflected in the tables above, changes in the market price of our common stock following the date of grant of an award can have a significant impact on the disclosure of "compensation actually paid" to our NEOs, as calculated pursuant to the SEC rules. Etsy grew significantly during 2020 as millions of buyers found Etsy for the first time, or discovered Etsy again. At the same time, Etsy’s stock price increased from $44.30 per share on December 31, 2019 to $177.91 per share on December 31, 2020, which significantly increased the intrinsic value of the options our CEO was granted in 2017.
Further, the timing of equity awards may also unintentionally impact the “compensation actually paid” as calculated pursuant to the rule. Because of the structure of the front-loaded equity award that Mr. Silverman received when he became our CEO in 2017, he approached 2021 with almost no unvested equity. Our CEO received a performance-based equity award in 2021 with an aggregate grant date value of $25 million which was intended to retain, incentivize, and motivate our CEO for the next four years, drive Etsy's long-term growth, and promote the alignment of CEO compensation with long-term stockholder value creation. The “compensation actually paid” attributed to this award, as well as the remaining unvested 2017 options, also increased as a result of the continued strong performance of Etsy's stock price in 2021.
To assist in understanding these changes in value, the following table shows the closing price for one share of our common stock as of the last trading day of the year preceding the initial Covered Year and each Covered Year:

	2019	2020	2021	2022
Closing Market Price of our Common Stock as of December 31	$44.30	$177.91	$218.94	$119.78

2023 Proxy Statement	71

The graph below illustrates the total shareholder return on a fixed $100 investment made as of market close on December 31, 2019 in shares of Etsy common stock and in the Russell 1000 Index, our peer group. Notably, an investment in shares of Etsy common stock significantly outperformed an investment in the Russell 1000 during the three-year period ended December 31, 2022.

Etsy TSR vs Peer Group TSR
$600.00
$500.00
$400.00
$300.00
$200.00
$100.00
$0.00
$494.22
$401.60
$270.38
$148.30
$118.87
$118.03
$100.00
2019
2020
2021
2022
Etsy TSR
Peer Group TSR

Set forth below are charts illustrating the relationship between (a) the compensation actually paid to our CEO and (b) the average compensation actually paid to our non-CEO NEOs during each Covered Year and each of:
•Etsy’s Revenue for each Covered Year;
•Etsy’s Net (loss) income(1) for each Covered Year; and
•Etsy’s cumulative TSR(2) each Covered Year.

Compensation Actually Paid vs TSR
Compensation Actually Paid ($ in millions)
$125
$105
$85
$65
$45
$25
$5
-$15
-$35
$550
$450
$350
$250
$150
$50
−$50
TSR
2020
2021
2022
CEO
Non-CEO NEOs
TSR

(1)Net (loss) income is not a metric used by Etsy to determine executive compensation and therefore any relationship between compensation actually paid and net (loss) income is likely as a result of our including adjusted EBITDA, a non-GAAP financial measure that represents our net (loss) income adjusted to exclude: interest and other non-operating expense, net; provision (benefit) for income taxes; depreciation and amortization; stock-based compensation expense; foreign exchange loss (gain); acquisition-related expenses; goodwill impairment; and loss on extinguishment of debt, and adjusted EBITDA margin (adjusted EBITDA divided by Revenue) as key metrics in our compensation program. For a reconciliation of Net (loss) income to adjusted EBITDA see “Non-GAAP Financial Measures.”
(2)In 2021 we added relative TSR (a measure reflecting returns to our stockholders relative to the Nasdaq Composite constituents) over a three-year performance period to the mix of performance metrics used in our compensation program. The initial performance period will expire at the end of 2023 and therefore is not a direct contributor to any correlation shown in the chart above.

72	Etsy

Most Important Performance Measures for FYE 2022
The following table sets forth an unranked list of the performance measures which we view as the “most important” measures for linking “compensation actually paid” to our CEO and Other NEOs for 2022 to Etsy's performance:

Performance Measure	What it Measures
Gross Merchandise Sales (GMS) ($)	The dollar value of items sold in our marketplace within the applicable period, excluding shipping fees and net of refunds associated with canceled transactions
Revenue ($)	Our revenue (determined on a consolidated basis) reported in Etsy's audited financial statements
Adjusted EBITDA ($)	Our net income (determined on a consolidated basis) adjusted to exclude: interest and other non-operating expense, net; provision (benefit) for income taxes; depreciation and amortization; stock-based compensation expense; foreign exchange loss (gain); acquisition-related expenses; non-ordinary course disputes; restructuring and other exit income; and loss on extinguishment of debt
Adjusted EBITDA Margin (%)	Etsy’s profitability from our operations calculated by dividing (i) our adjusted EBITDA by (ii) our revenue, and expressed as a percentage
Relative TSR ($)	Our stock price performance, reflecting returns to our stockholders relative to the Nasdaq Composite constituents

Our Compensation Committee also reviewed and approved individual goals and objectives for 2022 for our CEO and for each other Executive Team member (including each of our Other NEOs). These individual goals included both business project goals as well as ESG goals aligned with the Executive Team member’s business functions. A portion of each NEO’s actual annual cash incentive (20% for our CEO; 30% for our Other NEOs) is based on the evaluation of each NEO’s individual performance achievements measured against these individual goals. Please see the Compensation Discussion and Analysis section in this proxy statement for additional information.

2023 Proxy Statement	73

Equity Compensation Plan Information
The following table provides information as of December 31, 2022 with respect to the shares of our common stock that may be issued under our equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights (a)(#)(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights (b)($)(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)(#)(3)
Equity compensation plans approved by security holders	9,850,103	31.99	34,988,305
Equity compensation plans not approved by security holders	—	—	—
Total	9,850,103		34,988,305
(1)Amounts include outstanding awards under our 2006 Stock Plan and 2015 Plan, including PSUs at target. If all outstanding PSUs at December 31, 2022 were to be earned at the maximum achievement level, an additional 468,270 shares would be issuable under outstanding awards. There are no outstanding awards under our 2015 Employee Stock Purchase Plan.
(2)The weighted-average exercise price excludes RSU and PSU awards, which have no exercise price.
(3)Amounts reflect the shares available for future issuance under our 2015 Plan and our 2015 Employee Stock Purchase Plan. As of December 31, 2022, 32,188,305 shares remained available for issuance under the 2015 Plan and 2,800,000 shares remained available for issuance under the 2015 Employee Stock Purchase Plan.
The 2015 Plan provides that on the first business day of each fiscal year, the number of shares available for issuance is automatically increased by a number equal to the least of (i) 7,050,000 shares, (ii) 5% of the outstanding shares of our common stock as of the last business day of the prior year, or (iii) such other amount as our Board determines. As of January 2, 2023, the number of shares available for issuance increased automatically by 5% of our outstanding shares of common stock as of December 31, 2022, or 6,252,714 shares, pursuant to this provision. This increase is not reflected in the table above.
Similarly, the 2015 Employee Stock Purchase Plan provides that on the first business day of each fiscal year, the number of shares available for issuance is automatically increased by a number equal to the least of (i) 1,400,000 shares, (ii) 1% of the outstanding shares of our common stock as of the last business day of the prior fiscal year, or (iii) such other amount as our Board determines. There has been no increase in the number of shares available for future issuance under the 2015 Employee Stock Purchase Plan since its inception.

74	Etsy

Proposal 3
Advisory Vote on the Frequency of Future Advisory Votes to Approve Named Executive Officer Compensation

In accordance with SEC rules, we are seeking an advisory vote from our stockholders on how often we should hold an advisory vote to approve executive compensation. We currently hold an advisory vote on executive compensation every year. You may vote for every one, two, or three years, or you may abstain from voting.
After careful consideration, our Board recommends holding an advisory say-on-pay vote annually. Our Board believes that holding a say-on-pay vote annually is the most appropriate option because it gives us more frequent feedback from our stockholders on our executive compensation philosophy, objectives, and program, as well as the compensation paid to our named executive officers. The next vote with respect to the frequency of future say-on-pay votes is expected to occur at the 2029 Annual Meeting.
The option of one, two, or three years that receives the highest number of votes cast will be deemed to be the frequency of future say-on-pay votes recommended by our stockholders. Although this advisory vote is non-binding, our Board and our Compensation Committee will review and consider the voting results. Notwithstanding our Board’s present recommendation and the voting results, our Board may in the future decide to conduct advisory say-on-pay votes on a different frequency and may vary its practice based on future discussions with stockholders and/or changes to our executive compensation practices and programs.

Our Board recommends a vote to hold future advisory votes on named executive officer compensation every “ONE YEAR.”

Proposal 4
Ratification of the Appointment of Independent Registered Public Accounting Firm

Our Audit Committee has appointed PricewaterhouseCoopers LLP ("PwC") as our independent registered public accounting firm for 2023 and recommends that stockholders vote to ratify the appointment. Although we are not required by law or our bylaws to obtain such ratification from our stockholders, we believe it is good practice to do so. If our stockholders do not ratify the appointment of PwC, our Audit Committee may reconsider its appointment. Our Audit Committee, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if our Audit Committee believes that such a change would be in the best interests of Etsy and our stockholders.
PwC has audited our consolidated financial statements since 2012. A representative of PwC is expected to be present at our Annual Meeting and available to respond to appropriate questions and will have the opportunity to make a statement if they so desire.
This proposal will be decided by a majority of the votes cast. This proposal will be approved if the number of votes cast “FOR” the proposal exceeds the number of votes cast “AGAINST” the proposal.

Our Board recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2023.

2023 Proxy Statement	75

Fees and Services
The following table presents fees for professional audit services and other services rendered to us by PwC for the fiscal years ended December 31, 2022 and December 31, 2021.

	YEAR ENDED DECEMBER 31,
	2022	2021
	(in thousands)
Audit Fees	$3,531	$3,647
Tax Fees	470	566
Other Fees	171	152
Total Fees	$4,172	$4,365
Audit Fees. These amounts consist of fees and expenses for professional services necessary to perform an audit or review in accordance with the standards of the Public Company Accounting Oversight Board, including services rendered for the audit of Etsy’s annual financial statements and review of quarterly financial statements. These amounts also include fees for services that are normally incurred in connection with regulatory filings, such as statutory audits, comfort letters, consents, and review of documents filed with the SEC, as well as service fees related to specific transactions and events that occurred in each period, such as the goodwill impairment-related work in 2022, and the convertible debt offering and the acquisitions of Depop and Elo7 in 2021.
Tax Fees. These amounts consist of fees for tax compliance, tax planning, and tax advice. Corporate tax services include a variety of permissible services, including technical tax advice related to U.S. and international matters, assistance with foreign income and withholding tax matters, and assistance with tax audits.
Other Fees. These amounts consist of the aggregate fees for other services performed or provided by PwC not included in the categories above. These amounts include fees for PwC’s review of our sustainability and diversity data and subscriptions to online accounting reference material.
Pre-Approval Policies and Procedures
Our Audit Committee is required to pre-approve all audit and non-audit services performed by PwC to ensure that the provision of such services does not impair the public accounting firm’s independence. Our Audit Committee pre-approved all services provided to us by PwC in 2022 and 2021 as described above.
Our Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, PwC. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services, tax services, and permitted non-audit services up to specified amounts. Pre-approval may also be given as part of our Audit Committee's approval of the scope of the engagement of the independent registered public accounting firm or on an individual, explicit, case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of our Audit Committee's members, but any pre-approval decision made pursuant to such delegation must be reported to the full Audit Committee at its next scheduled meeting.

76	Etsy

Audit Committee Report
Our Audit Committee is comprised entirely of independent directors who meet the independence requirements of the Listing Rules of the Nasdaq Stock Market and the SEC. Our Audit Committee operates pursuant to a charter that is available on the Investor Relations section of our website at investors.etsy.com.
The principal purpose of our Audit Committee is to assist our Board in its oversight of our accounting practices, system of internal controls, audit processes, and financial reporting processes. Our Audit Committee is responsible for appointing and retaining our independent auditor and approving the audit and non-audit services to be provided by the independent auditor. Our Audit Committee’s function is more fully described in its charter.
Management is responsible for preparing our financial statements and ensuring they are complete and accurate and prepared in accordance with generally accepted accounting principles. PricewaterhouseCoopers LLP, our independent registered public accounting firm, was responsible for performing an independent audit of our Consolidated Financial Statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles and as to the effectiveness of our internal control over financial reporting.
In performing its responsibilities, our Audit Committee has:
•reviewed and discussed with management our audited financial statements for the fiscal year ended December 31, 2022;
•discussed with our independent registered public accounting firm, PricewaterhouseCoopers LLP, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”); and
•received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable PCAOB requirements for the independent accountant communications with audit committees concerning auditor independence, and has discussed with PricewaterhouseCoopers LLP its independence.
Based on the reviews and discussions referred to above, our Audit Committee recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.
Respectfully submitted by:
Margaret M. Smyth (Chair)
Marla Blow
M. Michele Burns
Fred Wilson

2023 Proxy Statement	77

Proposal 5
Advisory Vote on a Stockholder Proposal Requesting a Report on the Effectiveness of our Efforts to Prevent Harassment and Discrimination

Nia Impact Capital, on behalf of Nia Community Foundation, has advised us that it intends to present the following stockholder proposal at the Annual Meeting. Nia Community Foundation has indicated that it holds sufficient shares of Etsy common stock to meet the requirements of Rule 14a-8. The stockholder proposal will be voted on at the Annual Meeting only if properly presented by or on behalf of the proponent.
The text of the stockholder proposal and supporting statement appear exactly as it was received by us unless otherwise noted. All statements contained in the stockholder proposal and supporting statement are the sole responsibility of the proponent. The stockholder proposal may contain assertions about Etsy or other matters that we believe are incorrect, but we have not attempted to refute those assertions. The address of the proponent is available and will be provided upon request to the attention of our Corporate Secretary at Etsy, Inc., 117 Adams Street, Brooklyn, NY 11201.
OUR BOARD RECOMMENDS A VOTE AGAINST THE STOCKHOLDER PROPOSAL BASED ON THE REASONS SET FORTH IN ETSY’S STATEMENT IN OPPOSITION FOLLOWING THE STOCKHOLDER PROPOSAL.
Resolved:
Shareholders request the Board of Directors commission an independent review of the effectiveness and outcomes of the company's efforts to prevent harassment and discrimination against its protected classes of employees, and issue a public report summarizing the findings.
Supporting Statement:
In its discretion, the Board may wish to consider including in the report disclosures such as:
•the total number and aggregate costs associated with disputes settled by the company related to harassment or discrimination in the previous three years;
•the total number of pending harassment or discrimination complaints the company is seeking to resolve through internal processes, arbitration or litigation;
•the total number and aggregate costs associated with contracts that include exit or other agreements where concealment clauses that restrict discussions of harassment or discrimination are present,
•an estimate of the number of claims which may be made public, should existing non-disclosure or arbitration agreements be made null by changing legislation.
The report should not include the names of accusers or details of their settlements without their consent and should be prepared at a reasonable cost and omit any information that is proprietary, privileged, or violative of contractual obligations.
Whereas:
In January 2022, Etsy's management released a report confirming its use of employment-related concealment clauses. In its report, Etsy states that it provides payments to terminated employees that have harassed or discriminated against other Etsy employees in exchange for their agreement to non-disclosure or non-disparagement agreements.1
As Etsy continues to use non-disclosure and non-disparagement clauses at severance, investors cannot be confident in their knowledge of Etsy's workplace culture unless the company agrees to additional transparency and reporting.
A healthy workplace culture is linked to strong returns. For example, the consultancy McKinsey found that companies in the top quartile for workplace culture post a return to shareholders that is 60 percent higher than median companies and 200 percent higher than organizations rated in the bottom quartile for healthy workplace culture.2

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Etsy also operates under a quickly changing patchwork of state and federal laws related to the use of concealment clauses and may benefit from a consistent practice regardless of employee or contractor protected class or physical location. As of November 26, 2022, "The Speak Out Act," which limits non- disclosure agreements when sexual harassment is claimed, is expected to soon be signed into federal law by the President.3 Additionally, a number of states, including California, Maine, New York, and Washington, have reduced employers' abilities to use of concealment clauses.
Investors have reason to be concerned. Etsy has stated that almost 10% of employees do not agree that Etsy is a place where they rarely experience or observe misconduct.4 Alphabet5, Apple6, Microsoft7, or Salesforce8, among others, have moved away from the use of concealment clauses.
1https://s22.q4cdn.com/941741262/files/doc_downloads/governance_documents/2022/0130/Risk-Assessment-(Employment-Related-Concealment-Clauses)-Final.pdf
2https://www.mckinsey.com/business-functions/organization/our-insights/the-organization-blog/culture-4-keys-to-why-it-matters
3https://www.forbes.com/sites/kimelsesser/2022/11/16/congress-passes-law-restoring-victims-voices-banning-ndas-in-sexual-harassment-cases/
4https://s22.q4cdn.com/941741262/files/doc_downloads/governance_documents/2022/0130/Risk-Assessment-(Employment-Related-Concealment-Clauses)-Final.pdf
5https://www.sec.gov/Archives/edgar/data/1652044/000130817922000262/lgoog2022_def14a.htm
6https://www.sec.gov/Archives/edgar/data/320193/000119312522003583/d222670ddef14a.htm
7https://blogs.microsoft.com/on-the-issues/2022/06/08/microsoft-announces-four-new-employee-workforce-initiatives/
8https://www.salesforce.com/news/stories/salesforce-extends-workplace-protections-in-ca-sb331-bill-to-all-u-s-employees/
Our Board's Statement in Opposition
Our Board recommends that stockholders vote AGAINST this proposal for the following reasons:
Etsy’s commitment to Keep Commerce Human starts with our own people. We care deeply about creating a workplace free from discrimination and harassment and have shown a strong commitment to equity efforts. We invest in robust employment policies and practices to promote community, to help prevent harassment and discrimination, and to help ensure that all voices at Etsy are heard. We are proud of our work here, which features the following core tenets of our approach:
1.Diversity, equity, and inclusion are core to Etsy’s culture.
2.We take proactive measures to help foster diversity, equity, and inclusion and to help ensure fair pay practices and equity in promotions and performance ratings.
3.We provide extensive training to help prevent harassment and discrimination.
4.We have established processes for reporting and investigating concerns regarding discrimination and harassment in the workplace.
5.We have a transparent culture, and we welcome employee and stakeholder feedback in furtherance of our commitment to equity.
6.We have Board and Executive Team oversight of our supportive and inclusive workplace environment.
As detailed below, we believe that commissioning a report as requested by the proposal will not provide value to our stakeholders, as proven by the success of our robust harassment and discrimination prevention programs and our reputation as a destination where employees of all backgrounds can come, stay, and thrive.
Details of our employment policies and practices appear below:
1.    Diversity, equity, and inclusion are core to Etsy’s culture.
In 2022, Etsy formalized the Executive Diversity Council, bringing together senior stakeholders to support current and future diversity, equity, and inclusion (“DEI”) efforts, embed inclusive practices throughout Etsy.com, and hold leaders accountable for results. Members of this council are the Executive Team, who are responsible for Etsy’s principal business units, and Etsy’s DEI leaders. Etsy’s Executive Diversity Council is working to support strategic initiatives, partnerships, advocacy, and programs that contribute to Etsy’s DEI mission and employee experience, and whose results can be measured against an established DEI scorecard.
We also have robust mentorship and employee resource group (“ERG”) programs. Our goal is to create a positive, empowering, and inclusive workplace culture where employees from all backgrounds, ages, and abilities have access to programs that foster a sense of community, contribute to professional development, and amplify diverse voices within the organization. In 2022, Etsy.com grew our ERG program to ten communities, created a series of roundtable dialogs with executive leaders, and hosted a robust program of ERG-produced events focused on advocacy and equity. Etsy also continues to ensure our ERGs have a voice in Etsy.com’s benefits offerings and responses to global concerns. You can find a list of our ERGs on the Social Impact section of our Investor Relations website.

2023 Proxy Statement	79

2.    We take proactive measures to help foster diversity, equity, and inclusion and to help ensure fair pay practices and equity in promotions and performance ratings.
Our Etsy.com business proudly maintains approximate gender parity in the overall employee population, among leadership, and at our Board level. In the United States, the percentage of women and marginalized gender software engineers at Etsy.com is 37.9% as of December 31, 2022. Globally across all functions at Etsy.com, the representation of women and marginalized gender employees was 51% at year-end 2022. We also have identified opportunities and set goals to increase representation of women and marginalized genders on software engineering teams in Mexico and Ireland, and at our subsidiary marketplaces Reverb and Depop, as described on pages 28-29 of our Form 10-K.
We take proactive measures at each step of the employee journey, which are designed to ensure we maintain fair pay practices. For example:
•At the recruiting stage, we determine compensation packages within our existing frameworks by comparing outgoing offers to internal roles with comparable experience.
•During compensation reviews, we use guideposts based on performance outcomes when setting the size of merit and promotion increases and amounts of bonuses.
•All compensation recommendations are reviewed by the appropriate Human Resources Business Partner and the Executive Team to promote equity.
•Our promotion cycles include a calibration step where senior leaders in the relevant internal organization meet to review all promotion nominations in that organization to ensure fairness in decision-making practices.
As part of our commitment to fair pay practices and transparency, we have voluntarily undertaken biennial third-party pay equity studies since 2018. Each of these analyses found no unexplained pay gaps adverse to women or employees from other marginalized genders, or non-white employees. Additionally, our 2022 pay equity analysis found no unexplained pay gaps based on intersectionality (i.e., based on the combination of race and gender/ethnicity). We plan to continue to comprehensively audit pay equity biennially with an external consultant, and conduct internal reviews several times a year in conjunction with events such as rating and promotion decisions and market adjustments.
3.    We provide extensive training to prevent harassment and discrimination.
At Etsy.com and across the House of Brands, employees participate in extensive and regular training designed to prevent harassment and discrimination. In addition to onboarding and annual training that are bespoke to employees’ roles as individuals or managers, last year, Etsy.com and Reverb offered all employees the opportunity to participate in a virtual reality diversity training program, followed by small group discussions with employees and leadership about relating to and supporting one another across the many demographic differences in the virtual reality program. Managers were required to participate in these training sessions, and employees were strongly encouraged to do so as well. Recognizing the critical role that people managers play in maintaining a safe and equitable workplace, Etsy.com and Reverb also provide quarterly live, interactive training to help new managers spot and encourage reporting of any behavior that falls short of Etsy’s high bar for respect and inclusion at work.
4.    We have established processes for reporting and investigating concerns regarding discrimination and harassment in the workplace.
Employees have multiple avenues to report any actual or possible violations of Etsy.com’s anti-discrimination and harassment policies, articulated in our Code of Conduct and Employee Handbook, which all employees acknowledge and have access to on our company intranet and which are publicly available among the Corporate Governance Documents on Etsy’s investor website. These reporting options include discussing the situation internally with the employee’s manager, the Chief Legal Officer, the VP, Global People & Talent Strategy, or the VP, Deputy General Counsel, Labor & Employment, who partner with the Human Resources and Employee Relations teams as needed. These options are designed to give employees multiple options for safe spaces to report complaints, and are visible, accessible, and approachable for all employees. Etsy.com also publicizes and maintains a 24/7, confidential, and anonymous Whistleblower Hotline for employees to report concerns by phone or online. Additionally, Etsy.com’s Employee Handbook provides contact information for local human rights agencies in multiple jurisdictions should they wish to report any perceived unlawful activity.
When Etsy receives allegations of harassment and/or discrimination, they are addressed promptly and in accordance with the law. We investigate matters thoroughly and initiate swift remedial action where appropriate, up to and including the termination of employment of the bad actor. Etsy does not tolerate retaliation and takes great efforts to protect existing employees who speak up about conduct they perceive to be unlawful from retaliation.
5.    We have a transparent culture, including significant public disclosure of our policies and practices in this area, and we welcome employee and stakeholder feedback in furtherance of our commitment to equality.
We have a transparent culture, and we encourage employee feedback through frequent engagement and pulse surveys, and regular live question and answer sessions with our Executive Team. We believe that our culture and our efforts are reflected in the

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results of our annual, global engagement survey. As of our last survey in May 2022, 89% of Etsy.com respondents feel that our community values diversity (six points higher than the industry benchmark2), and 94% feel that Etsy fosters a culture of compliance.
As noted above, Etsy’s anti-discrimination and harassment policies, articulated in our Code of Conduct and Employee Handbook, are accessible internally on the company intranet and publicly available among the Corporate Governance Documents on Etsy’s investor website. Further, in response to a stockholder proposal received last year, which was submitted by Ms. Kristen Hull, Nia Impact Capital’s CEO and CIO, requesting that Etsy assess the risks associated with the use of “concealment clauses,” such as arbitration, non-disparagement and non-disclosure clauses, Etsy considered the proponent’s views and published a report on the Corporate Governance Documents section on Etsy’s investor website. The report outlined Etsy’s very limited use of such provisions, as well as Etsy’s assessment regarding employment-related confidentiality clauses. Among other things, the report notes that: Etsy does not use any arbitration clauses in any employment or contractor agreements; non-disparagement and confidentiality provisions are not used when joining Etsy; and non-disparagement and confidentiality provisions are only used post-employment on involuntary separation from Etsy, with an explicit statement that the employee may raise any claims of harassment, discrimination, or unlawful behavior by Etsy through the relevant administrative agencies in charge of overseeing workplace issues (i.e., the EEOC and state and local partner agencies) and with OSHA or the SEC, as well as to continue to make use of our anonymous reporting hotline. Following the publication of our report, the proponent withdrew their proposal.
Etsy is committed to creating a workplace free from discrimination and harassment, as evidenced by our commitments described above to training, DEI, and promptly reporting and investigating any concerns, as well as publication of our prior report.
6.    We have Board and Executive Team oversight of our supportive and inclusive workplace environment.
Etsy takes seriously its responsibility to maintain a supportive and inclusive environment. Our Nominating and Corporate Governance Committee periodically reviews Etsy’s Impact goals, including employee DEI goals, and our progress toward those goals. Our Compensation Committee has oversight over the development and effectiveness of our diversity and inclusion programs. In addition, as noted above, our Executive Team participates in Etsy’s Executive Diversity Council, which supports Etsy’s current and future DEI efforts.
Conclusion: We do not believe that an additional report would provide corresponding benefit to stakeholders.
As a result of all of our activities, we are widely recognized for our workplace community: including America’s Most Just Companies, BuiltIn Best Places to Work New York City, and more. Creating a culture of equity, transparency, and inclusion is one of our differentiators; it’s in our DNA, it’s one of the reasons why people come to work for Etsy. Etsy already has programs and policies in place to prevent, and on the rare occasions necessary remediate, harassment and discrimination, and our current approach appears to be effective. We also provide robust disclosure of our policies, practices, and assessments related to these issues.
We believe that commissioning an additional report as requested by the proposal will not provide value to our stakeholders, as proven by the success of our robust harassment and discrimination prevention programs and our reputation as a destination where employees of all backgrounds can come, stay, and thrive.

Our Board recommends a vote “AGAINST” the stockholder proposal.
2    According to Culture Amp benchmark results based on comparable tech companies in 2022.

2023 Proxy Statement	81

Security Ownership of Certain Beneficial Owners, Directors, and Management
The following table presents information as to the beneficial ownership of our common stock as of April 1, 2023, for, each director and director nominee; each named executive officer; all current executive officers, directors and director nominees, as a group; and each stockholder known by us to beneficially own more than 5% of our outstanding common stock.
The percentage ownership of our common stock is based on approximately 122,975,608 shares of our outstanding common stock as of April 1, 2023. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding: (1) shares subject to stock options held by that person that are currently exercisable or exercisable within 60 days of April 1, 2023, and (2) shares issuable upon the vesting of PSUs and RSUs within 60 days of April 1, 2023. However, we did not deem these shares to be outstanding for the purposes of computing the percentage ownership of any other person.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned (#)(2)	Percentage of Class Beneficially Owned (%)
Named Executive Officers, Directors & Director Nominees:
C. Andrew Ballard(3)	1,155	*
Marla Blow(4)	716	*
Gary S. Briggs(5)	27,446	*
M. Michele Burns(6)	45,798	*
Michael Fisher(7)	42,728	*
Rachel Glaser(8)	171,785	*
Jonathan D. Klein(9)	63,133	*
Kruti Patel Goyal(10)	146,092	*
Raina Moskowitz(11)	91,047	*
Melissa Reiff(12)	20,281	*
Ryan Scott(13)	11,758	*
Josh Silverman(14)	2,181,827	1.8
Margaret M. Smyth(15)	63,357	*
Fred Wilson(16)	534,515	*
All current executive officers, directors and director nominees, as a group (16 persons)(17)	3,267,538	2.6
5% Stockholders:
The Vanguard Group(18)	13,892,541	11.1
BlackRock, Inc.(19)	11,463,909	9.1
Wellington Management Group LLP(20)	7,816,653	6.2
Capital International Investors(21)	6,424,148	5.1
*    Represents less than 1% of our outstanding common stock.
(1)Unless otherwise indicated below, shares reflect sole voting and investment power and the address of each of the individuals listed below is c/o Etsy, Inc., 117 Adams Street, Brooklyn, NY 11201.
(2)For directors, amounts exclude RSUs that will vest and stock options that will become exercisable on the date of the 2023 Annual Meeting of Stockholders, which date is more than 60 days after the date of this table.
(3)For Mr. Ballard, amount consists of (i) 466 shares and (ii) 689 shares that are issuable upon exercise of stock options, which are currently exercisable.
(4)For Ms. Blow, amount consists of (i) 296 shares and (ii) 420 shares that are issuable upon exercise of stock options, which are currently exercisable.
(5)For Mr. Briggs, amount consists of (i) 8,577 shares and (ii) 18,869 shares that are issuable upon exercise of stock options, which are currently exercisable.
(6)For Ms. Burns, amount consists of (i) 15,574 shares and (ii) 30,224 shares that are issuable upon exercise of stock options, which are currently exercisable.

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(7)For Mr. Fisher, amount consists of (i) 23,322 shares and (ii) 19,406 shares that are issuable upon exercise of stock options, which are currently exercisable.
(8)For Ms. Glaser, amount consists of (i) 56,407 shares and (ii) 115,378 shares that are issuable upon exercise of stock options, which are currently exercisable.
(9)For Mr. Klein, amount consists of (i) 17,816 shares; (ii) 21,739 shares held jointly with spouse; and (iii) 23,578 shares that are issuable upon exercise of stock options, which are currently exercisable.
(10)For Ms. Patel Goyal, amount consists of (i) 27,522 shares; (ii) 8,014 shares held jointly with spouse; (iii) 12,678 shares held in a grantor retained annuity trust; and (iv) 97,878 shares that are issuable upon exercise of stock options, which are currently exercisable.
(11)For Ms. Moskowitz amount consists of (i) 22,267 shares and (ii) 68,780 shares that are issuable upon exercise of stock options, which are currently exercisable or exercisable within 60 days of April 1, 2023.
(12)For Ms. Reiff, amount consists of (i) 4,097 shares and (ii) 16,184 shares that are issuable upon exercise of stock options which are currently exercisable.
(13)For Mr. Scott, amount consists of (i) 1,694 shares and (ii) 10,064 shares that are issuable upon exercise of stock options, which are currently exercisable.
(14)For Mr. Silverman, amount consists of (i) 114,674 shares; (ii) 42,269 shares held jointly with spouse in trust, (iii) 21,828 shares held by spouse in trusts and (iv) 2,003,056 shares that are issuable upon exercise of stock options, which are currently exercisable.
(15)For Ms. Smyth, amount consists of (i) 5,100 shares and (ii) 58,257 shares that are issuable upon exercise of stock options which are currently exercisable.
(16)For Mr. Wilson amount consists of (i) 501,329 shares, (ii) 31,275 shares held by two charitable foundations and (iii) 1,911 shares that are issuable upon exercise of stock options which are currently exercisable.
(17)Consists of (i) 772,881 shares; (ii) 21,739 shares held jointly with spouse; (iii) 64,097 shares held in trusts; (iv) 31,275 shares held by charitable foundations and (v) 2,377,546 shares that are issuable to executive officers and directors upon exercise of stock options, which are currently exercisable or exercisable within 60 days of April 1, 2023.
(18)The Vanguard Group ("Vanguard") reported on its Schedule 13G/A filed on February 9, 2023, that it has shared voting power over 185,916 shares, sole dispositive power over 13,367,526 shares and shared dispositive power over 525,015 shares. The address for Vanguard is 100 Vanguard Boulevard, Malvern, PA 19355.
(19)BlackRock, Inc. ("BlackRock") reported on its Schedule 13G/A filed on January 27, 2023 that it has sole voting power over 10,559,716 shares and sole dispositive power over 11,463,909 shares. The address for BlackRock is 55 East 52nd Street, New York, NY 10055.
(20)Wellington Management Group LLP ("Wellington") reported on its Schedule 13G filed on February 6, 2023 that it has shared voting power over 6,381,735 shares and shared dispositive power over 7,816,653 shares. The address for Wellington is 280 Congress Street, Boston, MA 02210.
(21)Capital International Investors ("Capital") reported on its Schedule 13G filed on February 14, 2023 that it has sole voting power over 6,410,784 shares and sole dispositive power over 6,424,148 shares. The address for Capital is 333 South Hope Street, 55th Floor, Los Angeles, CA 90071.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our executive officers, directors, and 10% stockholders to file certain reports with respect to beneficial ownership of our equity securities. To our knowledge, based solely on a review of copies of reports provided to us, or written representations that no reports were required, we believe that during 2022, all Section 16 reports that were required to be filed were filed on a timely basis.

2023 Proxy Statement	83

Certain Relationships and Related Person Transactions
Policies and Procedures for Related Person Transactions
Our Audit Committee has the primary responsibility for the review, approval, and oversight of “related person transactions,” as defined under the rules and regulations of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our Audit Committee has adopted a written Related Person Transaction Policy, which requires that all related person transactions must be presented to our Audit Committee for review, consideration, and approval. When considering proposed related person transactions, our Audit Committee will take into account the relevant facts and circumstances and will approve only those transactions that are not inconsistent with our best interests and the best interests of our stockholders.
In addition, our Code of Conduct (available on our website at investors.etsy.com) provides that directors, executive officers, and employees should avoid conflicts of interest or even the appearance of a conflict of interest. Under our Code of Conduct, a conflict of interest occurs when personal interests, activities, investments, or associations interfere in any way, or even appear to interfere, with our interests as a company.
We have multiple processes for identifying related person transactions and conflicts of interest. Under our related person transaction policy, each director, director nominee, and executive officer is responsible for identifying potential related person transactions and conflicts of interest. We also annually distribute a questionnaire to directors and executive officers requesting certain information regarding, among other things, their immediate family members and employment and beneficial ownership interests in Etsy. We then review this information for any related person transactions and conflicts of interest.
Related Person Transactions
Jonathan Briggs, the son of Gary Briggs, a member of our Board, is employed by Etsy as a software engineer. Jonathan's base salary as of December 31, 2022 was $140,500, and in March 2022 he received an equity refresh award with a value at the time of grant of $142,000. Jonathan was also eligible to participate in Etsy's 2022 discretionary bonus program with a target annual bonus of 10% of base salary. Jonathan’s compensation was established in accordance with Etsy’s policies and practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions, and his employment by Etsy was approved by our Audit Committee in accordance with our Related Person Transactions Policy.
Other than the transaction described above, there were no reportable related person transactions since January 1, 2022 or currently proposed transactions in which:
•Etsy has been or is to be a participant;
•the amount involved exceeded or will exceed $120,000; and
•any of our directors, executive officers, or beneficial holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest.

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Voting and Meeting Information
What is the purpose of this proxy statement?
We are sending you this proxy statement because Etsy's Board is inviting you to vote (by soliciting your proxy) at our 2023 Annual Meeting of Stockholders which will take place online on June 14, 2023 at 9:00 a.m. Eastern Time.
This proxy statement summarizes information that is intended to assist you in making an informed vote on the proposals described in this proxy statement.
Why did I receive a one-page notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?
We provide access to our proxy materials over the internet, which reduces both the costs and the environmental impact of sending our proxy materials to stockholders. We mailed a Notice of Internet Availability (the “Notice”) to our stockholders (other than those who previously requested paper copies) on or about April 25, 2023. The Notice contains instructions on how to access and view the proxy materials over the internet, vote, and request a paper or e-mail copy of the proxy materials.
In addition, if you received paper copies of our proxy materials and wish to receive all future proxy materials, proxy cards, and annual reports electronically, please follow the electronic delivery instructions on www.proxyvote.com. We encourage stockholders to take advantage of the availability of the proxy materials on the internet to help reduce the cost and environmental impact of the Annual Meeting.
What am I being asked to vote on?
You are being asked to vote on:
•The election of M, Michele Burns, Josh Silverman, and Fred Wilson as Class II directors to serve until the 2026 Annual Meeting of Stockholders and until their successors have been elected and qualified or until they resign, die, or are removed from our Board;
•An advisory vote to approve executive compensation, which is commonly referred to as the “say-on-pay” vote;
•An advisory vote to approve the frequency of the "say-on-pay" vote;
•The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023; and
•An advisory vote on a stockholder proposal requesting a third-party report on the effectiveness of our harassment and discrimination prevention efforts, if properly presented.
How does our Board recommend that I vote?
Our Board recommends that you vote:
•“FOR” the election of M. Michele Burns, Josh Silverman, and Fred Wilson as Class II directors;
•“FOR” the approval, on an advisory basis, of executive compensation;
•"ONE YEAR," on an advisory basis, for the frequency of the advisory vote on executive compensation;
•“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023; and
•"AGAINST," on an advisory basis, the stockholder proposal requesting a third-party report on the effectiveness of our harassment and discrimination prevention efforts.
Who is entitled to vote at the Annual Meeting?
Stockholders as of the close of business on April 17, 2023, the record date, are entitled to vote. On the record date, there were approximately 123,329,414 shares of common stock outstanding and entitled to vote. Stockholders may cast one vote per share on all matters.

2023 Proxy Statement	85

How do I vote?
If, on April 17, 2023, your Etsy shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record and you can vote your shares in one of two ways: either by proxy or during the virtual Annual Meeting electronically. If you choose to vote by proxy, you may do so:

By Internet You can vote over the internet at www.proxyvote.com by following the instructions on the Notice or proxy card	By Telephone You can vote by telephone by calling toll-free 1 (800) 690-6903 and following the instructions on the Notice or proxy card	By Mail You can vote by mail by signing, dating and mailing the proxy card (if you received one by mail)	By Smartphone or Tablet You can vote on your mobile device by scanning this QR code
We recommend that you submit your proxy in advance via one of the methods above even if you plan to attend the virtual Annual Meeting. This way, your shares of common stock will be voted as you direct if your plans change or you are unable to attend.
If you want to vote your shares at the virtual Annual Meeting, you will need the control number included on your Notice or proxy card and should follow the instructions on the webcast. Note that there are additional instructions described below that will apply if you hold your shares with a broker, bank, trustee, or nominee.
If, on April 17, 2023, your Etsy shares were held in an account with a broker, bank, trustee, or nominee, you will receive instructions on how to vote from your broker, bank, trustee, or nominee. Please follow those instructions in order to vote your shares. If you would like to vote your shares at the virtual Annual Meeting, you will need to obtain a valid proxy from the broker, bank, trustee, or nominee that holds your shares giving you the right to vote the shares at the meeting.
How can I attend the Annual Meeting online?
You can attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/ETSY2023, where you will be able to listen to the meeting live, submit questions, and vote online. We have decided to hold a virtual meeting because it improves stockholder access, encourages greater global participation, lowers costs compared to an in-person event, and aligns with our broader sustainability goals. Stockholders attending the virtual meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting.
The Annual Meeting will start at 9:00 a.m. Eastern Time on June 14, 2023. We recommend that you log in a few minutes early to ensure you are logged in when the meeting starts. Online check-in will begin at 8:45 a.m. Eastern Time.
To enter the meeting, you will need the control number, which is included in the Notice or on your proxy card if you are a stockholder of record of shares of common stock, or included with your voting instruction card and voting instructions received from your broker, bank, trustee, or nominee if you hold your shares of common stock in “street name.”
A list of stockholders entitled to vote at the Annual Meeting will be available for examination at our corporate headquarters for any purpose germane to the Annual Meeting during normal business hours for ten days prior to the Annual Meeting.
What happens if there are technical problems with the virtual meeting?
If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual Annual Meeting login page. Technical support will be available starting at 8:30 a.m. Eastern Time on June 14, 2023.
In the event of a technical malfunction or other situation that the meeting chair determines may affect the ability of the Annual Meeting to satisfy the requirements for a meeting of stockholders to be held by means of remote communication under applicable Delaware corporate law, or that otherwise makes it advisable to adjourn the Annual Meeting, the chair or secretary of the Annual Meeting will convene the meeting at 12:00 p.m. Eastern Time on the date specified above and at the address specified above solely for the purpose of adjourning the meeting to reconvene at a date, time and physical or virtual location announced by the meeting chair. Under either of the foregoing circumstances, we will post information regarding the announcement on our investor relations website at investors.etsy.com.

86	Etsy

Can I ask questions at the Annual Meeting?
After voting has taken place and the formal meeting has adjourned, we will hold a brief question and answer session. Only stockholders of record as of the record date for the Annual Meeting and their proxy holders may submit questions or comments. You will be able to ask questions by joining the virtual Annual Meeting and typing your question in the box provided. We do not intend to post questions received during the Annual Meeting on our website.
To help ensure that we have a productive and efficient meeting, and in fairness to all stockholders in attendance, you will also find posted our rules of conduct for the Annual Meeting when you log in prior to its start. In accordance with the rules of conduct, we ask that you limit your remarks to one brief question or comment that is relevant to the Annual Meeting or Etsy’s business and that remarks are respectful of your fellow stockholders and meeting participants. Questions may be grouped by topic by Etsy management with a representative question read aloud and answered. In addition, questions may be deemed to be out of order if they are, among other things, irrelevant to our business, repetitious of statements already made, or in furtherance of the speaker’s own personal, political, or business interests.
What is the deadline for voting?
If you are a stockholder of record, your ability to vote by proxy by internet, smartphone, tablet, or telephone will end at 11:59 p.m. Eastern Time on June 13, 2023. If you prefer to vote by mail, you should complete and return the proxy card as soon as possible, so that it is received no later than the closing of the polls at the Annual Meeting on June 14, 2023. You will also be able to vote by attending and voting at the virtual Annual Meeting on June 14, 2023. However, we recommend that you submit your proxy in advance in the event your plans change or you are unable to attend the Annual Meeting.
If your Etsy shares are held in an account with a broker, bank, trustee, or nominee, you should vote in accordance with the instructions from your broker, bank, trustee, or nominee.
What happens if I do not vote?
If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet, or online during the meeting, your shares will not be voted.
If your Etsy shares are held in an account with a broker, bank, trustee, or nominee, and you do not instruct your broker, bank, trustee, or nominee how to vote your shares, your broker, bank, trustee, or nominee may still be able to vote your shares in its discretion. In this regard, brokers, banks, and other securities intermediaries may use their discretion to vote your “uninstructed” shares with respect to matters considered under applicable exchange rules to be “routine,” but not with respect to “non-routine” matters. Proposals 1 (Election of Directors), 2 (an Advisory Vote on Executive Compensation), 3 (an Advisory Vote on the Frequency of Advisory Votes on Executive Compensation) and 5 (Stockholder Proposal) are proposals in the absence of your voting instructions, which would result in a “broker non-vote.” Proposal 4 (Ratification of Auditors), however, is considered to be a “routine” matter, meaning that if you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker in its discretion on Proposal 4. See “How many votes are required to approve each proposal?” below for more information. Please instruct your broker, bank, trustee, or nominee to ensure that your vote will be counted.
What if I return a proxy card but do not make specific choices?
If you submit a properly signed proxy card but do not provide any voting instructions, the persons named as proxies will vote in accordance with the recommendations of our Board, which are indicated above and with each proposal in this proxy statement. We know of no other business that will be presented at the Annual Meeting. However, if any other matter is properly presented at the meeting, the persons named as proxies will vote your shares using his or her best judgment.
Can I change my vote or revoke my proxy?
Yes. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you may change your vote or revoke your proxy at any time prior to the final vote at the virtual Annual Meeting on June 14, 2023 by:
•providing a new proxy bearing a later date (which automatically revokes the earlier proxy) by internet, telephone, smartphone, tablet, or mail (and until the applicable deadline for each method); or
•attending and voting at the virtual Annual Meeting.
Your most recent proxy submitted by proxy card, internet, telephone, smartphone, or tablet is the one that will count. Your attendance at the virtual Annual Meeting by itself will not revoke your proxy if you do not also submit a proxy card or vote at the virtual Annual Meeting.
If you hold shares in an account with a broker, bank, trustee, or nominee, you may change your vote by submitting new voting instructions to your broker, bank, trustee, or nominee in accordance with the instructions they provide to you. If you have obtained a valid proxy from your broker, bank, trustee, or nominee giving you the right to vote your shares, you may change your vote by attending the virtual Annual Meeting and voting.

2023 Proxy Statement	87

How many votes are required to approve each proposal?

Proposal	Vote Required For Approval	Effect of Abstentions		Effect of Broker Non-Votes*
1. Election of Directors	Each director is elected by a plurality vote. The three director nominees receiving the highest number of “FOR” votes will be elected.	Not applicable	**	No effect; Brokers may not vote the shares if not instructed by the proxyholder, as this matter is considered “non-routine.”
2. Advisory Vote on Named Executive Officer Compensation (“Say-on-Pay” Vote)	Decided by a majority of the votes cast. This proposal will be approved if the number of votes cast “FOR” the proposal exceeds the number of votes cast “AGAINST” the proposal.	Not applicable		No effect; Brokers may not vote the shares if not instructed by the proxyholder, as this matter is considered “non-routine.”
3. Advisory Vote on the Frequency of Future Advisory Votes on Named Executive Officer Compensation	The option of "one year," "two years," or "three years" that receives the highest number of votes cast will be deemed to be the frequency of future say-on-pay votes recommended by our stockholders.	Not applicable		No effect; Brokers may not vote the shares if not instructed by the proxyholder, as this matter is considered “non-routine.”
4. Ratification of Auditors	Decided by a majority of the votes cast. This proposal will be approved if the number of votes cast “FOR” the proposal exceeds the number of votes cast “AGAINST” the proposal.	Not applicable		Not applicable; Brokers may vote the shares if not instructed by the proxyholder, as this matter is considered “routine.”
5. Advisory Vote on a Stockholder Proposal Requesting a Report on Harassment and Discrimination Prevention Efforts, if properly presented	Decided by a majority of the votes cast. This proposal will be approved if the number of votes cast “FOR” the proposal exceeds the number of votes cast “AGAINST” the proposal.	Not applicable		No effect; Brokers may not vote the shares if not instructed by the proxyholder, as this matter is considered “non-routine.”
*    A “broker non-vote” occurs when a beneficial owner of shares held by a broker, bank, or other securities intermediary does not give voting instructions to his or her broker, bank, or other securities intermediary as to how to vote on matters deemed to be “non-routine” and, as a result, the broker, bank, or other securities intermediary may not vote the shares on those matters. As discussed above, this would be the case for Proposals No. 1, No. 2, No. 3, and No. 5, which are considered “non-routine” matters. Therefore, we would expect broker non-votes to result from these proposals. We urge you to provide instructions so that your shares held in a stock brokerage account or by a bank or other record holder may be voted.
**    Our Board has adopted a director resignation policy which requires any nominee for director who, in an uncontested election, receives more votes "withheld" than "for" his or her election to offer his or her resignation for consideration by our Nominating and Corporate Governance Committee and subsequently by our Board. Our director resignation policy is incorporated into our Corporate Governance Guidelines, a copy of which can be found through the “Governance” link on our Investor Relations page at investor.etsy.com.
Who will count the votes?
Representatives of Broadridge Financial Services, Inc. will tabulate the votes and act as inspectors of election.
 What is a quorum?
A quorum is the minimum number of shares required to be present at the Annual Meeting for any business to be conducted. For our Annual Meeting, a majority of the outstanding shares must be present, either during the Annual Meeting, or represented by proxy. If a quorum is not present, we will not be able to conduct any business, and the Annual Meeting will be rescheduled for a later date.
Instructions to “withhold” authority to vote in the election of directors, abstentions, and broker non-votes will be counted as present for determining whether or not a quorum is present.
Where can I find the voting results of the Annual Meeting?
We plan to announce preliminary voting results at the Annual Meeting and will report the final voting results in a Current Report on Form 8-K within four business days of the Annual Meeting.

88	Etsy

Who pays for the proxy solicitation expenses?
We are soliciting proxies on behalf of our Board and will pay the related costs. As part of this process, we reimburse brokers and other custodians, nominees, and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to our stockholders. Our directors, officers, and employees may also solicit proxies in person, by telephone, or by other means of communication, and will not receive any additional compensation for soliciting proxies. In addition, we have retained Okapi Partners LLC to provide investor response services and assist in the solicitation of proxies at a solicitation fee of $17,500, plus related reasonable out-of-pocket expenses.
What does it mean if I receive more than one set of materials?
If you receive more than one set of materials that means you hold your shares in more than one name or account. In order to vote all your shares, you should sign and return all the proxy cards you receive or follow the instructions for any alternative voting procedures on the proxy cards or the Notice you receive.
How do I obtain a separate set of proxy materials or request a single set for my household?
We have adopted a practice approved by the SEC called ‘‘householding.’’ This means that stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of the Notice and our annual report and proxy statement unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure reduces printing costs, postage fees, and the environmental impact. Each stockholder who participates in householding will continue to be able to access or receive a separate proxy card.
If you prefer to receive a separate Notice, or if you currently receive multiple copies and would like to request householding of your communications, please contact Broadridge by phone at 1 (866) 540-7095 or by mail to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If any stockholders in your household would like to receive a separate annual report or proxy statement, please send an email to ir@etsy.com or call 1 (347) 382-7582.
In addition, if you currently are a stockholder who shares an address with another stockholder and would like to receive only one copy of future notices and proxy materials for your household, you may notify your broker if your shares are held in a brokerage account or you may notify Broadridge at the above telephone number or address if you hold registered shares.

2023 Proxy Statement	89

Additional Information
Stockholder Proposals
Stockholders who would like to have a proposal considered for inclusion in the proxy materials for our 2024 Annual Meeting of Stockholders must submit the proposal in writing to our Secretary at Etsy, Inc., 117 Adams Street, Brooklyn, NY 11201, by no later than December 27, 2023, and otherwise comply with the SEC’s requirements for stockholder proposals.
Stockholders who would like to bring a proposal before our 2024 Annual Meeting of Stockholders, or to nominate directors for election, in accordance with the advance notice provisions of our bylaws, must give timely written notice to our Secretary. To be considered timely, the notice must be delivered to our headquarters at least 90 days, but not more than 120 days before the one-year anniversary of the previous year’s annual meeting. That means that to be timely, a notice must be received no later than March 16, 2024 nor earlier than February 15, 2024 (assuming the meeting is held not more than 20 days before or more than 60 days after June 14, 2024). The notice must describe the stockholder proposal in reasonable detail and otherwise comply with the requirements set forth in our bylaws. Our bylaws may be found on our website at investors.etsy.com under “Governance—Governance Documents.”
In addition to satisfying all of the requirements under our bylaws (including the advance notice provisions described above), to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than Etsy’s nominees must provide a notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 15, 2024. This advance notice requirement under Rule 14a-19 does not override or supersede a longer advance notice requirement under our bylaws.
Information Requests
Our Form 10-K is available free of charge on our investor website at investors.etsy.com. No other information on our website is incorporated by reference in or considered to be a part of this document. You may also request a free copy of our Form 10-K by sending an email to ir@etsy.com or by calling (347) 382-7582. If you have any questions about giving your proxy or require assistance, please contact our proxy solicitor, Okapi Partners LLC, at info@okapipartners.com, toll free (844) 202-6026, or 1212 Avenue of the Americas, 17th Floor, New York, NY 10036.
Other Business
We do not know of any other business that may be presented at the 2023 Annual Meeting. If any other matters are properly presented at the Annual Meeting, the persons named on the proxy card will have discretion to vote on the matters in accordance with their best judgment.
Cautionary Note Regarding Forward-Looking Statements
This proxy statement contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include statements relating to our “Right to Win” and other growth strategies, including our strategies for integrating our “House of Brands” marketplaces, marketing and other product initiatives, and our ESG goals, strategy, and intended progress. Forward-looking statements include all statements that are not historical facts. In some cases, forward-looking statements can be identified by terms such as “aim,” “anticipate,” “believe,” “could,” “enable,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “potential,” “project,” “seek,” “should,” “target,” “will,” “would,” or similar expressions and derivative forms and/or negatives of those terms.
Forward-looking statements are not guarantees of performance and involve known and unknown risks and uncertainties that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. Those risks include those described in Part I, Item 1A, “Risk Factors” and elsewhere in our Form 10-K. Given these uncertainties, you should not place undue reliance on any forward-looking statements in this proxy statement.

90	Etsy

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this proxy statement and, although we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely upon these statements.
Moreover, we operate in a competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements made in this proxy statement. In light of these risks, uncertainties, and assumptions, the future events and trends discussed in this proxy statement may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. In addition, global macroeconomic uncertainty, including additional or unforeseen effects from the COVID-19 pandemic and general market, political, economic, and business conditions, may amplify many of these risks.
Forward-looking statements represent our beliefs and assumptions only as of the date of this proxy statement. We disclaim any obligation to update forward-looking statements.

2023 Proxy Statement	91

Non-GAAP Financial Measures
Adjusted EBITDA and Adjusted EBITDA Margin
In this proxy statement, we provide adjusted EBITDA, a non-GAAP financial measure that represents our net (loss) income adjusted to exclude: interest and other non-operating expense, net; provision (benefit) for income taxes; depreciation and amortization; stock-based compensation expense; foreign exchange loss (gain); acquisition-related expenses; and goodwill impairment. We also provide adjusted EBITDA margin, a non-GAAP financial measure that presents adjusted EBITDA divided by revenue. Below is a reconciliation of adjusted EBITDA to net (loss) income, the most directly comparable GAAP financial measure.
Adjusted EBITDA and adjusted EBITDA margin are key measures used by our management and Board to evaluate our operating performance and trends, allocate internal resources, prepare and approve our annual budget, develop short- and long-term operating plans, determine incentive compensation, and assess the health of our business. We believe that adjusted EBITDA and adjusted EBITDA margin can provide useful measures for period-to-period comparisons of our business as they remove the impact of certain non-cash items and certain variable charges.
The following table reflects the reconciliation of net (loss) income to adjusted EBITDA and the calculation of adjusted EBITDA margin for each of the periods indicated:

	YEAR ENDED DECEMBER 31,
	2022	2021
	(in thousands)
Net (loss) income	($694,288)	$493,507
Excluding:
Interest and other non-operating expense, net	3,212	7,748
Provision (benefit) for income taxes	32,310	(21,853)
Depreciation and amortization(1)	96,702	74,267
Stock-based compensation expense(2)	230,888	139,910
Foreign exchange loss (gain)	206	(13,670)
Acquisition-related expenses(3)	2,830	36,704
Goodwill impairment(4)	1,045,022	—
Adjusted EBITDA	$716,882	$716,613
Divided by:
Revenue	$2,566,111	$2,329,114
Adjusted EBITDA margin	28%	31%
(1)Included in depreciation and amortization is amortization expense of acquired intangible and developed technology assets related to the acquisitions of Depop and Elo7 in July 2021.
(2)The increase in stock-based compensation expense is primarily driven by headcount growth and the issuance of equity awards as part of our compensation strategy.
(3)Acquisition-related expenses for the years ended December 31, 2022 and December 31, 2021 are related to our acquisitions of Depop and Elo7 which occurred in July 2021.
(4)Goodwill impairment expense for the year ended December 31, 2022 relates to the impairment of all of the goodwill of Depop and Elo7.

92	Etsy

Etsy

117 Adams Street
Brooklyn, NY 11201
www.etsy.com

Etsy

ETSY, INC.
117 ADAMS STREET
BROOKLYN, NY 11201
ATTENTION: CHIEF LEGAL OFFICER AND CORPORATE SECRETARY

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 13, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/ETSY2023**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 13, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V12529-P85806

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ETSY, INC.

The Board of Directors recommends you vote FOR each of the following Class II nominees:

Class II Nominees:	For	Withhold
1a. M. Michele Burns	☐	☐
1b. Josh Silverman	☐	☐
1c. Fred Wilson	☐	☐

The Board of Directors recommends you vote FOR the following proposal:	For	Against	Abstain
2. Advisory vote to approve named executive officer compensation.	☐	☐	☐

The Board of Directors recommends you vote 1 Year on the following proposal:	1 Year	2 Years	3 Years	Abstain
3. Advisory vote to approve the frequency of future advisory votes to approve named executive officer compensation.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:	For	Against	Abstain
4. Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.	☐	☐	☐

The Board of Directors recommends you vote AGAINST the following proposal:	For	Against	Abstain
5. Stockholder Proposal - Advisory vote requesting a report on the effectiveness of our efforts to prevent harassment and discrimination, if properly presented.	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote on any other business that may properly come before the meeting or any adjournment or postponement of the meeting.

IF VOTING BY MAIL, YOU MUST DATE, SIGN AND RETURN THIS CARD IN ORDER FOR THE SHARES TO BE VOTED.

Please sign exactly as your name(s) appear(s) on this card. When signing as attorney, executor, administrator, trustee or other fiduciary, please give full title. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer, giving full title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ETSY, INC.
ANNUAL MEETING OF STOCKHOLDERS
JUNE 14, 2023
9:00 a.m. Eastern Time
To be held virtually at:
www.virtualshareholdermeeting.com/ETSY2023

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on June 14, 2023: The Notice of Annual Meeting and Proxy Statement and Annual Report are available at www.proxyvote.com.

V12530-P85806

ETSY, INC.
Proxy Solicited on Behalf of the Board of Directors for the Annual Meeting of Stockholders on June 14, 2023 at 9:00 a.m. Eastern Time

By signing this proxy card, you appoint Rachel Glaser and Colin Stretch individually as proxies, each with the power to appoint her or his substitute, and authorize them to represent and vote the shares of Etsy, Inc. in accordance with the Board of Directors' recommendations, that you are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m. Eastern Time on June 14, 2023, at www.virtualshareholdermeeting.com/ETSY2023, and at any adjournment or postponement of the meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is given, this proxy will be voted in accordance with the Board of Directors' recommendations, FOR the election of each of the director nominees, FOR the approval, on an advisory basis, of executive compensation, 1 YEAR on the advisory vote on the frequency of future advisory votes on executive compensation, FOR the ratification of the appointment of the independent registered public accounting firm (PricewaterhouseCoopers LLP), and AGAINST the stockholder proposal requesting a report on the effectiveness of our efforts to prevent harassment and discrimination, if properly presented.

Continued and to be dated and signed on reverse side.